   As filed with the Securities and Exchange Commission on July 6, 1999

                                                Registration No. 333-79835
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             Amendment No. 1

                                    to

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------

        Downey Financial Corp.            Downey Financial Capital Trust I
(Exact name of registrant as specified     (Exact name of co-registrant as
            in its charter)                   specified in its charter)


               Delaware                               Delaware
    (State or other jurisdiction of        (State or other jurisdiction of
    incorporation or organization)         incorporation or organization)


              33-0633413                             33-0858330
 (I.R.S. Employer Identification No.)   (I.R.S. Employer Identification No.)


          3501 Jamboree Road                       3501 Jamboree Road
    Newport Beach, California 92660          Newport Beach, California 92660
            (949) 854-0300                           (949) 854-0300
   (Address, including zip code, and        (Address, including zip code, and
 telephone number, includingarea code,   telephone number, including area code,
  of registrant's principal executive    of co-registrant's principal executive
                office)                                  office)


                              DANIEL D. ROSENTHAL
                     President and Chief Executive Officer

                               ----------------
                            Downey Financial Corp.
                              3501 Jamboree Road
                        Newport Beach, California 92660
                                (949) 854-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:
           T. HALE BOGGS, ESQ.                    ERIC S. HAUETER, ESQ.
      Manatt, Phelps & Phillips, LLP                Brown & Wood LLP
              70 Willow Road                      555 California Street
       Menlo Park, California 94025          San Francisco, California 94104
        Telephone: (650) 566-3510               Telephone: (415) 772-1200

                               ----------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

  Downey Financial Corp. and Downey Financial Capital Trust I hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until they shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. Downey + +Financial Corp., the trust and the underwriters may not sell these securities +
+until the registration statement filed with the Securities and Exchange       +
+Commission is effective. This prospectus is not an offer to sell these        +
+securities and it is not soliciting an offer to buy these securities in any   +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued July 6, 1999

                                $75,000,000
                        Downey Financial Capital Trust I
                              % CAPITAL SECURITIES

                                  -----------

                               guaranteed by

                             Downey Financial Corp.

[LOGO]                            -----------

Downey Financial Capital Trust I is offering capital securities that Downey Financial Corp. will guarantee, based on its obligations under a guarantee, a trust agreement and an indenture.

                                  -----------

We will apply to list the capital securities on the New York Stock Exchange under the symbol "DFT." If approved for listing, we expect that trading of the capital securities on the New York Stock Exchange will commence within 30 days after initial delivery of the capital securities.

                                  -----------

     Investing in the capital securities involves risks. See "Risk Factors"
                           beginning on page 10.

                                  -----------

                                                  Underwriting    Proceeds to
                                                  Discounts and Downey Financial
                                  Price to Public  Commissions  Capital Trust I
                                  --------------- ------------- ----------------
Per Capital Security.............   $  25.00         $               $
Total............................   $75,000,000      $               $

Because the trust will use all of the proceeds from the sale of the capital securities to purchase junior subordinated debentures of Downey Financial Corp., Downey Financial Corp. will pay all underwriting discounts and
commissions. If you purchase capital securities after      , 1999, you should
add any accumulated distributions from that date to the price to public.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the capital securities to purchasers on , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER

     DAIN RAUSCHER WESSELS

        a division of Dain
       Rauscher Incorporated


              A.G. EDWARDS & SONS


                     PRUDENTIAL SECURITIES

                                                  SUTRO & CO. INCORPORATED

     , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   3
RISK FACTORS.............................................................  10
A WARNING ABOUT FORWARD-LOOKING INFORMATION..............................  21
WHERE YOU CAN FIND MORE INFORMATION......................................  22
DOCUMENTS INCORPORATED BY REFERENCE......................................  22
USE OF PROCEEDS..........................................................  23
CAPITALIZATION...........................................................  23
ACCOUNTING TREATMENT.....................................................  24
SELECTED CONSOLIDATED FINANCIAL DATA.....................................  25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  27
BUSINESS.................................................................  82
DESCRIPTION OF THE CAPITAL SECURITIES.................................... 103
DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES............................ 120
BOOK-ENTRY ISSUANCE...................................................... 132
DESCRIPTION OF GUARANTEE................................................. 135
RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED
 DEBENTURES AND THE GUARANTEE............................................ 137
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................. 139
CERTAIN ERISA CONSIDERATIONS............................................. 144
UNDERWRITERS............................................................. 145
LEGAL MATTERS............................................................ 146
EXPERTS.................................................................. 146

                               PROSPECTUS SUMMARY

  The information contained and incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, as the case may be, regardless of the time of delivery of this prospectus or any sale of the capital securities. In this prospectus, "Downey," "we," "us" and "our" refer to Downey Financial Corp. and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires, and "trust" refers to Downey Financial Capital Trust I.

  This summary highlights selected information from this prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus, as well as the documents incorporated by reference in this prospectus, before making a decision about whether to invest in the capital securities. You should pay special attention to the "Risk Factors" to determine whether an investment in the capital securities is appropriate for you.

                             Downey Financial Corp.

  Downey is a California-based savings and loan holding company. Our principal subsidiary is Downey Savings and Loan Association F.A., which we refer to as the "Bank." The Bank:

  . is one of the largest financial institutions headquartered in Southern California, based on total assets;

  . was formed in 1957 as a California-licensed savings and loan and converted to a federal charter in 1995;

  . at March 31, 1999, operated through more than 95 retail branches, including 33 full-service in-store branches in California, and two loan origination offices outside of California, one each in Arizona and Washington; and

  . experienced the best year in its 42-year history in 1998, with record net income of $58 million and record loan production of $4.1 billion.

  For the year ended December 31, 1998, we had:

  . net income of $58 million, or $2.05 per share on a diluted basis, an increase of 28% from 1997;

  .  asset growth of $435 million, to $6.3 billion; and

  . non-performing assets of $27 million, or 0.44% of total assets, at December 31, 1998, down from $52 million, or 0.89% of total assets, at December 31, 1997.

  At March 31, 1999, we had:

  .  total assets of $6.6 billion;

  .  total deposits of $5.2 billion; and

  .  total stockholders' equity of $490 million.

 Banking Activities

  Our primary business is banking. Our banking activities focus on:

  . the origination of loans, primarily loans secured by single family residential properties, which are either retained in our portfolio or sold in the secondary market;

  .  the attraction of low-cost deposits through our retail branches;

  .  providing exceptional customer service; and

  . providing innovative new products and services, including an increasing focus on products offered over the Internet and on-line banking.

  The types of loans we offer include:

  . adjustable rate residential mortgage loans, with rates tied primarily to the Eleventh District Cost of Funds Index, including "subprime" loans which carry higher interest rates;

  .  fixed rate residential mortgage loans;

  . commercial real estate loans, including loans secured by retail neighborhood shopping centers;

  .  construction loans; and

  . automobile loans, through both a direct lending program and an indirect program through preapproved auto dealers to finance customer purchases of new and used automobiles.

  We also invest in various securities--primarily short-term obligations--to satisfy bank regulations regarding minimum levels of liquid assets.

Real Estate Investment Activities

  Downey is also involved in real estate investment, which is conducted primarily through the Bank's subsidiary, DSL Service Company. Activities include development, construction and property management relating to our portfolio of projects primarily within California but also in Arizona. Because of regulatory restrictions that have been placed on real estate investment activities, we have reduced the amount of this business in recent years. Net income from our real estate investment and real estate joint venture activities was $11 million in 1998.

Operating Strategy

  Our operating strategy is to:

  . capitalize on our strong position in our core California market and expand our Internet business;

  . broaden our new product offerings and services, including an increasing focus on higher yielding auto and subprime residential loans;

  .  maintain our high lending standards and strong asset quality;

  . continue to strengthen our retail franchise, including the establishment of additional in-store branches;

  . continue to focus on attracting low cost deposits from our retail customer base;

  .  maintain the high quality of our service to depositors and borrowers;
     and

  .  improve our operating efficiency.

  Our principal executive offices are located at 3501 Jamboree Road, Newport Beach, California, 92660, and our telephone number is (949) 854-0300. Our Web site is www.downeysavings.com.

                        Downey Financial Capital Trust I

  The trust is a business trust formed under Delaware law, which has been established solely for the following purposes:

  . to issue and sell its capital securities to the public, which represent an undivided beneficial interest in the assets of the trust;

  . to issue and sell its common securities to Downey in a total liquidation amount equal to at least 3% of the total capital of the trust;

  . to use the proceeds from the sale of its common securities and capital securities to acquire junior subordinated debentures from Downey; and

  . to engage in other activities that are directly related to the activities listed above.

  Because the trust has been established only for the purposes listed above, the junior subordinated debentures will be the sole assets of the trust, and payments on the junior subordinated debentures will be the sole source of income to the trust. There are five trustees of the trust. Three of them, the administrative trustees, are officers of Downey. Wilmington Trust Company will act as the property trustee of the trust and will also act as the Delaware trustee of the trust.

  The common securities will have terms substantially identical to and will rank equal, and payments will be made thereon pro rata, with the capital securities. However, if Downey defaults on the junior subordinated debentures, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the capital securities in priority of payment.

  The trust has a term of 31 years, but may terminate earlier if specific conditions are met. The trust's principal offices are located at 3501 Jamboree Road, Newport Beach, California 92660, and its telephone number is (949) 854-0300.

                               The Offering

Capital securities issuer......         Downey Financial Capital Trust I

Securities offered.............         The   % capital securities of the
                                        trust represent undivided
                                        beneficial interests in the assets
                                        of the trust. Each capital security
                                        will entitle the holder to receive
                                        cumulative quarterly cash
                                        distributions as described below.
                                        The underwriters are offering
                                        3,000,000 capital securities having
                                        a liquidation amount of $25 per
                                        capital security. The capital
                                        securities are being offered at $25
                                        per capital security plus
                                        accumulated distributions, if any,
                                        from           1999.

The trust's assets.............         The trust will sell the capital
                                        securities to the public and will
                                        sell its common securities to
                                        Downey. The trust will use the
                                        proceeds from these sales to buy a
                                        series of   % junior subordinated
                                        debentures due 2029 from Downey.
                                        When Downey pays interest on the
                                        junior subordinated debentures, the
                                        trust will pay distributions on the
                                        capital securities at the same rate
                                        and at the same times. The trust
                                        will use the payments it receives
                                        on the junior subordinated
                                        debentures to make the
                                        corresponding payments on the
                                        capital securities. Downey will
                                        guarantee payments made on the
                                        capital securities.

Use of proceeds................         The trust will use the proceeds
                                        from the sale of the capital
                                        securities and common securities to
                                        invest in the junior subordinated
                                        debentures of Downey. Downey
                                        intends to use the net proceeds
                                        from the sale of the junior
                                        subordinated debentures to make
                                        investments in the Bank and for
                                        other general corporate purposes.

Distributions on the capital            Holders of capital securities will
securities.....................         be entitled to receive cumulative
                                        cash distributions at the annual
                                        rate of   % of the liquidation
                                        amount of $25 per capital security.
                                        Distributions will accrue from
                                                       1999, the date of
                                        original issuance, and will be paid
                                        quarterly in arrears on the 15th
                                        day of March, June, September and
                                        December of each year, beginning
                                        September 15, 1999, unless these
                                        payments are deferred as described
                                        below. The amount of each quarterly
                                        distribution will include amounts
                                        accrued to but excluding the date
                                        the distribution payment is due.

Deferral of distributions......         The payment of distributions may be
                                        deferred if Downey defers payments
                                        of interest on the junior
                                        subordinated debentures. Downey
                                        will have the right, on one or more
                                        occasions, to defer payments of
                                        interest on the junior subordinated
                                        debentures for up to 20 consecutive
                                        quarterly periods. In other words,
                                        Downey may declare up to a five-
                                        year interest payment moratorium on
                                        the junior subordinated debentures
                                        and may choose to do that on more
                                        than one occasion. During the time
                                        Downey defers interest payments,
                                        interest on the junior subordinated
                                        debentures will continue to accrue
                                        and distributions on the capital
                                        securities will continue to
                                        accumulate and the deferred
                                        interest and deferred distributions
                                        will themselves accrue interest at
                                        an annual rate of   %, compounded
                                        quarterly, to the extent permitted
                                        by applicable law. During any
                                        deferral period, Downey generally
                                        would be prohibited from declaring
                                        or paying cash distributions on its
                                        capital stock or from repurchasing
                                        any of its capital stock.

Redemption of the capital               The trust is required to redeem all
securities.....................         of the outstanding capital
                                        securities when the junior
                                        subordinated debentures are repaid
                                        at maturity. The junior
                                        subordinated debentures are
                                        scheduled to mature on

                                                 , 2029. As long as Downey
                                        obtains regulatory approval, if
                                        required, Downey may redeem the
                                        junior subordinated debentures
                                        before their maturity at a
                                        redemption price of 100% of their
                                        principal amount plus accrued and
                                        unpaid interest:

                                        . on or after   , 2004, in whole at
                                          any time or from time to time in
                                          part;

                                        . in whole at any time within 90
                                          days after specific special
                                          events occur relating to changes
                                          in tax or investment company laws
                                          and regulations or in the
                                          treatment of the capital
                                          securities for bank regulatory
                                          purposes.

                                        If Downey redeems any junior
                                        subordinated debentures before
                                        their maturity, the trust will use
                                        the cash it receives on the
                                        redemption of the junior
                                        subordinated debentures to redeem,
                                        on a pro rata basis, capital
                                        securities and common securities
                                        having an aggregate liquidation
                                        amount equal to the aggregate
                                        principal amount of the junior
                                        subordinated debentures being
                                        redeemed. When the trust redeems
                                        capital securities, holders will be
                                        entitled to receive a price equal
                                        to the aggregate liquidation amount
                                        of the capital securities plus any
                                        accumulated and unpaid
                                        distributions.

Shortening of the maturity of the
junior subordinated debentures......
                                        Downey will have the right to
                                        shorten the maturity of the junior
                                        subordinated debentures to a date
                                        not earlier than            , 2004,
                                        subject to any applicable
                                        regulatory approval. If Downey
                                        elects to shorten the maturity of
                                        the junior subordinated debentures,
                                        Downey will also cause the capital
                                        securities to be redeemed on the
                                        earlier maturity date.

Capital securities guarantee...         In connection with the issuance of
                                        the capital securities, Downey will
                                        enter into a capital securities
                                        guarantee agreement with Wilmington
                                        Trust Company, as guarantee
                                        trustee. Under that agreement,
                                        Downey will guarantee, on a
                                        subordinated basis and to the
                                        extent described in this
                                        prospectus, the payment of all
                                        amounts due on the capital
                                        securities.

Dissolution of trust and
distribution of junior subordinated
debentures.....................         Downey will have the right to
                                        dissolve the trust at any time, as
                                        long as Downey obtains the prior
                                        approval of its primary federal
                                        regulator, if that approval is
                                        required under applicable law. If
                                        Downey dissolves the trust, or if
                                        the trust automatically
                                        dissolves because of other
                                        specified events, the trust will
                                        first satisfy its liabilities owed
                                        to creditors. After the creditor
                                        liabilities are satisfied, the
                                        trust will distribute to the
                                        holders of its capital securities
                                        and common securities, on a pro
                                        rata basis, junior subordinated
                                        debentures with a principal amount
                                        equal to the $25 liquidation amount
                                        of each capital security and common
                                        security. If the property trustee
                                        determines that a distribution is
                                        impractical, then holders of
                                        capital securities and common
                                        securities will be entitled to
                                        receive, on a pro rata basis, an
                                        amount equal to the $25 liquidation
                                        amount plus accrued and unpaid
                                        distributions. If the trust does
                                        not have enough assets to pay this
                                        amount to each holder of capital
                                        securities in full, liquidating
                                        distributions will be paid, first
                                        to holders of capital securities on
                                        a pro rata basis before holders of
                                        common securities will be entitled
                                        to receive any moneys.

Ranking of the capital securities...    In general, the capital securities
                                        will rank on a parity in right of
                                        payment and payments thereon will
                                        be made pro rata with the common
                                        securities of the trust. However,
                                        the capital securities will have a
                                        preference under specific
                                        circumstances with respect to cash
                                        distributions and amounts payable
                                        on liquidation, redemption or
                                        otherwise over the common
                                        securities, which will be held by
                                        Downey.

Subordination relative to other         Downey's obligations under the
obligations....................         capital securities guarantee
                                        agreement and the junior
                                        subordinated debentures are
                                        unsecured and are subordinate and
                                        junior in right of payment to
                                        Downey's current and future
                                        obligations to other creditors. The
                                        terms of the junior subordinated
                                        debentures place no limitation on
                                        the amount of debt that Downey may
                                        issue, including debt that is
                                        senior to the junior subordinated
                                        debentures. Additionally, because
                                        Downey is a holding company,
                                        substantially all of Downey's
                                        assets consist of the capital stock
                                        of its subsidiaries. All
                                        obligations of Downey relating to
                                        the junior subordinated debentures
                                        will be effectively subordinated to
                                        all existing and future liabilities
                                        of Downey's subsidiaries, including
                                        deposit liabilities of the Bank.
                                        Downey may cause additional capital
                                        securities to be issued by trusts
                                        similar to the trust in the future,
                                        and there is no limit on the amount
                                        of those securities that may be
                                        issued. In this event, Downey's
                                        obligations under the junior
                                        subordinated debentures to be
                                        issued to the other trusts may rank
                                        equal with Downey's obligation
                                        under the junior
                                        subordinated debentures and
                                        Downey's guarantees of the payments
                                        by those trusts may rank equal with
                                        Downey's obligations under the
                                        capital securities guarantee
                                        agreement.

Voting rights of the holders of         Holders of capital securities will
capital securities.............         have limited voting rights relating
                                        only to the modification of the
                                        capital securities, the
                                        dissolution, winding-up or
                                        termination of the trust and other
                                        matters described in this
                                        prospectus.

Global certificates............         The capital securities will be
                                        represented by one or more global
                                        certificates registered in the name
                                        of The Depository Trust Company or
                                        its nominee. This means that
                                        holders will not receive a
                                        certificate for their capital
                                        securities and the capital
                                        securities will not be registered
                                        in their names. Ownership interests
                                        in the capital securities will be
                                        shown on, and transfers of the
                                        capital securities will be effected
                                        only through, records maintained by
                                        participants in The Depository
                                        Trust Company. The Depository Trust
                                        Company and the paying agent for
                                        the capital securities will be
                                        responsible for dividend payments
                                        to you.

New York Stock Exchange symbol......    DFT

                                 RISK FACTORS

  Your investment in the capital securities will involve a number of risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus, before buying any capital securities.

Risk Factors Relating to Downey and its Subsidiaries

 Changes in market interest rates may adversely affect our performance.

  Our results of operations, like that of most other financial institutions, are primarily dependent on interest rate differentials. Changes in interest rates will influence the growth of our loans, investments, deposits and borrowings and will affect the rates we receive on loans and investment securities and the amount we pay on our deposits and borrowings. In addition, we are affected by possible interest rate spread compression which would adversely affect our results of operations if interest rates rise. This is primarily due to the fact that the interest rates on our adjustable-rate loans and mortgage-backed securities adjust more slowly than the interest rates on our liabilities. If interest rates were to increase significantly, the economic viability and operating results of our real estate investment activities also could be adversely affected. Interest rates are highly sensitive to many factors that are beyond our control, like inflation, recession, government monetary and fiscal policy and unemployment, and the potential impact of future changes in domestic and foreign economic conditions. Accordingly, we are unable to predict future interest rates. These changes in interest rates may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

 Our California business focus could adversely affect our operations.

  We are headquartered in Southern California, and our operations are concentrated in Southern and Northern California. In addition, at March 31, 1999, approximately 97% of our real estate loans were secured by real estate located in California, principally in Los Angeles, Orange, Santa Clara, San Diego and San Mateo counties. As a result of this geographic concentration, our results depend largely upon economic conditions in these areas. While the California economy has recently exhibited positive economic and employment trends, there is no assurance that these trends will continue. A deterioration in economic conditions could have a material adverse impact on the quality of our loan and real estate portfolios and the demand for our products and services, which, in turn, may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities. In addition, California has been, and may in the future be, affected by earthquakes. Neither Downey nor the Bank typically require that borrowers maintain earthquake insurance on property securing mortgage loans. Accordingly, earthquake damage to properties securing mortgage loans or to properties owned by Downey could have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

 Loans to credit-impaired borrowers may adversely affect our performance.

  Loans made to borrowers who cannot obtain financing from traditional lenders generally entail a higher risk of delinquency and default and higher losses than loans made to borrowers with better credit. We offer one-to-four unit residential loans to borrowers who have or, in the case of purchases, will have equity in their homes but whose credit rating contains exceptions which preclude them from qualifying for the best market terms. These lower credit grades--"A-," "B" and "C" loans--commonly referred to as subprime loans, are characterized by lower loan-to-value ratios and higher average interest rates than higher credit grade loans--"A" loans. If we experience higher losses than anticipated on these loans, this event may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

 If borrowers, guarantors and other parties fail to perform as required by the terms of their loans, we will sustain losses.

  A significant source of risk for us arises from the possibility that we will sustain losses if borrowers, guarantors and related parties fail to perform as required by the terms of their loans. We have adopted underwriting and loan monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, through which we intend to reduce this risk by tracking loan performance, assessing the likelihood of nonperformance and diversifying our loan portfolio. These policies and procedures, however, may not prevent losses that may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

 Our investments in real estate may adversely affect our performance.

  Our real property investments are affected by varying degrees of risk. The yields available from our equity investments in real estate depend upon the amount of revenues generated and expenses incurred. If our properties do not generate revenues sufficient to meet property operating expenses, including debt service and capital expenditures, our results of operations will be adversely affected. In addition, our quarterly results of operations may fluctuate significantly depending upon whether or not we realize gains or losses on sales of real estate during the period. The performance of the economy in each of the areas in which our properties are located affects occupancy, market rental rates and expenses and, consequently, impacts the revenues from our properties and their underlying values. The financial results of major local employers also may impact on the revenues and value of some or all of our properties.

  Real estate investments entail risks similar to those our construction and commercial lending activities present. In addition, California courts have imposed warranty-like responsibility upon developers of new housing for defects in structure and the housing site, including soil conditions. This responsibility is not necessarily dependent upon a finding that the developer was negligent. Owners of real property also may incur liabilities with respect to environmental matters, including financial responsibility for clean-up of hazardous waste or other conditions, under various federal and state laws.

 Our business loans, motor vehicle loans, commercial real estate loans and multi-family residential loans entail greater risk than our single family residential loans.

  Commercial real estate loans and multi-family residential loans are generally considered to involve a higher degree of risk than single-family residential lending because these loans typically involve larger loan balances to a single borrower or group of related borrowers. In addition, the payment experience on multi-family residential and commercial real estate loans typically is dependent on the successful operation of the project--as opposed to a desire by the borrower to continue to occupy the residence--and thus these loans may be adversely affected to a greater extent by adverse conditions in the real estate markets or in the economy generally.

  Motor vehicle and consumer finance loans entail greater risk than do single family residential mortgage loans since collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.

  Accordingly, there can be no assurance that our commercial business, motor vehicle, commercial real estate and multi-family residential loans will not be adversely affected by these and the other risks related to these loans or that they will not have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

 Our construction loans entail greater risk than our single family residential loans.

  Construction loans involve risks different from completed project lending because we advance loan funds based upon the security of the project under construction. If the borrower defaults on the loan, then we may have to advance additional funds to finance the project's completion before the project can be sold. Moreover, construction projects are affected by uncertainties inherent in estimating:

  .  construction costs;

  .  potential delays in construction time;

  .  market demand; and

  .  the accuracy of the estimate of value on the completed project.

  When providing construction loans, we require the general contractor to, among other things, carry contractor's liability insurance equal to specific prescribed minimum amounts, carry builder's risk insurance and have a blanket bond against employee misappropriation. These policies and procedures, however, may not prevent losses that may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

 Competition may adversely affect our performance.

  We operate in an increasingly competitive environment. Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall, either of which may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

  We face competition both in attracting deposits and in making loans. Our most direct competition for deposits has historically come from other savings institutions and from commercial banks located in our principal market areas, including many large financial institutions based in other parts of the country or their subsidiaries. In addition, there is additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Our ability to attract and retain savings deposits depends, generally, on our ability to provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities and the appropriate level of customer service.

  We experience competition for real estate loans principally from other savings institutions, commercial banks, mortgage banking companies and insurance companies. We compete for these loans principally through the interest rates and loan fees we charge and the efficiency and quality of services we provide to borrowers and real estate brokers.

  We also experience competition in our real estate development activities, principally from other real estate development and financing companies. Many of these companies have greater real estate development resources than we do, and most are not required to meet the same regulatory requirements that we must meet in conducting and financing their real estate activities.

 Governmental regulation could adversely affect our operations.

  The financial services industry is extensively regulated and supervised on both the federal and the state level. These regulations can sometimes impose significant limitations on our operations. In addition, these regulations are constantly evolving and may change significantly over time. Future regulatory changes may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects our ability to obtain credit on favorable terms. Changes in federal monetary policy might materially change open market operations in United States government securities, the discount rate for borrowings and reserve requirements. This, in turn, may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

  During the past several years, Congress has considered legislation in various forms that would require federal thrifts, like the Bank, to convert their charters to national or state bank charters. The Economic Growth and Paperwork Reduction Act, adopted in 1996 ("Paperwork Reduction Act"), requires a merger of the Bank Insurance Fund ("BIF") and the SAIF into a single Deposit Insurance Fund if Congress enacts legislation to eliminate the federal thrift charter. While none of the "financial modernization" proposals currently being debated in Congress would, in fact, eliminate the federal thrift charter, it is possible that legislation will be introduced that would do so. In that event, and in the absence of appropriate "grandfather" provisions, legislation eliminating the thrift charter could have a material adverse effect on us and the Bank because, among other things, the regulatory, capital and accounting treatment for national and state banks and savings associations differ significantly in some areas. We cannot determine whether, or in what form, this legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would contain adequate grandfather provisions for us and the Bank.

  DSL Service Company is licensed as a real estate broker under the California Real Estate Law and as a contractor with the Contractors State License Board. Thus, the real estate investment activities of DSL Service Company, including development, construction and property management activities relating to its portfolio of projects, are governed by a variety of laws and regulations. Changes in these laws and regulations or their interpretation by agencies and the courts occur frequently. DSL Service Company must comply with various federal, state and local laws, ordinances, rules and regulations concerning zoning, building design, construction, hazardous waste and similar matters. Environmental laws and regulations also affect the operations of DSL Service Company, including regulations pertaining to availability of water, municipal sewage treatment capacity, land use, protection of endangered species, population density and preservation of the natural terrain and coastlines. These and other requirements could become more restrictive in the future, resulting in additional time and expense in connection with DSL Service Company's real estate activities.

 We may incur significant costs if we foreclose on environmentally contaminated real estate.

  If we foreclose on a defaulted mortgage loan to recover our investment in the mortgage loan, then we may be exposed to environmental liabilities in connection with the underlying real property. These liabilities could exceed the fair value of the real property. It is also possible that hazardous substances or wastes, contaminants, pollutants or their sources, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after they are sold to a third party. If they are discovered on a property that we have acquired through foreclosure or otherwise, we may be required to remove those substances and clean up the property. We may have to pay for the entire cost of any removal and clean-up without the contribution of any other third parties. These costs may also exceed the fair value of the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property before or following any clean-up. These events may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

  With regard to environmental matters, the construction products industry is regulated by federal, state and local laws and regulations pertaining to several areas including human health and safety and environmental compliance. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as well as similar laws in some states, create joint and several liability for the cost of cleaning up or correcting releases to the environment of designated hazardous substances. Among those who may be held jointly and several liable are:

  .  those who generated the waste;

  .  those who arranged for disposal;

  . those who owned or operated the disposal site or facility at the time of disposal; and

  .  current owners.

  In general, this liability is imposed in a series of governmental proceedings initiated by the government's identification of a site for initial listing as a "Superfund site" on the National Priorities List or a similar state list and the government's identification of potentially responsible parties who may be liable for cleanup costs. None of the DSL Service Company's project sites are listed as a "Superfund site."

 Year 2000 issues could adversely affect our operations.

  In May 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding "year 2000" project awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operation of financial institutions. We, like most financial organizations, have many computer systems that identify dates using only the last two digits of the year. These systems must be prepared to distinguish dates like 1900 from 2000.

   The federal banking agencies intend to conduct year 2000 compliance examinations, and the failure to implement a year 2000 compliance program by December 31, 1999 may be viewed by the federal banking agencies as an unsafe and unsound banking practice. If a savings association is deemed to be engaging in an unsafe and unsound banking practice, a federal agency may reclassify the savings association as being in a lower capital category and require it to comply with specific restrictions imposed on financial institutions so classified. We have established processes to identify, prioritize, renovate or replace our systems that may be affected by year 2000 dates. However, we rely on third party vendors, including government entities which may impact our efforts to successfully complete year 2000 compliance for all systems in a timely fashion. Accordingly, there can be no assurance year 2000 matters will not have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities. For further information regarding our year 2000 compliance program and its status see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition for the Quarter Ended March 31, 1999--Year 2000."

Risk Factors Relating to the Capital Securities

 Downey's obligations under the capital securities guarantee agreement and the junior subordinated debentures are unsecured and subordinated.

  Downey's obligations under the capital securities guarantee agreement, the junior subordinated debentures and other documents described in this prospectus will be unsecured. In addition, Downey's obligations under the junior subordinated debentures will be subordinate and junior in right of payment to all existing and future debt of Downey, unless that debt is equal with, or subordinated to, the junior subordinated debentures, and will be effectively subordinated to all existing and future liabilities of Downey's subsidiaries, including the deposit liabilities of the Bank. Downey's obligations under the capital securities guarantee agreement are subordinated to the same extent as the junior subordinated debentures. This means that Downey cannot make any payments on the junior subordinated debentures or the capital securities guarantee agreement if Downey is in default on any of its senior debt. The terms of the junior subordinated debentures place no limitation on the amount of debt that we can issue, including debt that ranks senior to or equal with the junior subordinated debentures. For more information about these matters, see below under the caption "Description of Junior Subordinated Debentures-- Subordination" and "Description of Guarantee--Status of the Guarantee."

 Downey's status as a holding company causes it to be dependent on cash dividends from its subsidiaries, particularly the Bank.

  Downey is a holding company which conducts substantially all of its operations through the Bank. As a result, our ability to make payments on the junior subordinated debentures, and consequently the trust's ability to pay distributions on the capital securities and Downey's ability to fulfill its obligations under the capital securities guarantee agreement, will depend primarily on the receipt of dividends and other distributions from the Bank. At March 31, 1999, the Bank could pay approximately $95 million in dividends to Downey so long as the Bank sent prior notification to the Office of Thrift Supervision ("OTS"). The Bank's payment of dividends is affected by the Bank's results of operations, financial condition and capital expenditures and other cash flow requirements. In addition, the Bank's payment of dividends is restricted by regulations. In particular, savings associations, like the Bank, must meet their regulatory capital requirements before and after a proposed capital distribution. For more information about regulatory capital requirements, see below under the caption""Business-- Regulation--Regulatory Capital Requirements."

 No assurance can be given that the Bank will be able to pay dividends at past levels, or at all, in the future.

  In addition, the right of Downey to participate in any distribution of assets of any subsidiary, including the Bank, upon the subsidiary's liquidation or otherwise, and thus the ability of a holder of capital securities to benefit indirectly from that distribution, will be subordinated to the prior claims of creditors of that subsidiary, except to the extent that any claims of Downey as a creditor of that subsidiary may be recognized. As a result, the junior subordinated debentures will effectively be subordinated to all existing and future liabilities and obligations of Downey's subsidiaries, including deposit liabilities of the Bank. For more information about the risk of the subordination of the junior subordinated debentures, see "--Downey's obligations under the capital securities guarantee agreement and the junior subordinated debentures are unsecured and subordinated." At March 31, 1999, Downey's subsidiaries had outstanding debt and other liabilities, including deposits, of approximately $6.1 billion.

 The capital securities guarantee agreement covers payments only if the trust has cash available.

  The ability of the trust to pay scheduled distributions on the capital securities, the redemption price of the capital securities and the liquidation amount of the capital securities is solely dependent upon Downey making the related payments on the junior subordinated debentures when due.

  If Downey defaults on its obligations to pay principal or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each capital security. In those circumstances, holders of capital securities will not be able to rely upon the capital securities guarantee agreement for payment of these amounts.

  Instead, holders of capital securities:

  . may directly sue Downey or seek other remedies to collect their pro rata share of payments owed; or

  . may rely on the property trustee to enforce the trust's rights under the junior subordinated debentures.

 Downey may redeem the capital securities before     , 2004 if special events
 occur.

  Generally, the junior subordinated debentures, and therefore the capital
securities, may not be redeemed before     , 2004. However, if special events
occur relating to changes in tax law or the Investment Company Act of 1940 or the treatment of the capital securities under guidelines or policies of bank regulatory authorities, then Downey will be able, so long as it has received any necessary regulatory approval, to redeem all of the junior subordinated debentures at a price equal to 100% of their principal amount plus any accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of a special event. If a redemption happens, the trust must use the funds it receives to redeem all of the capital securities and common securities. For more information about the special events, see below under the caption "Description of the Capital Securities--Redemption."

  Regarding a special event that may occur relating to changes in tax law, Congress and the Clinton Administration have considered proposals denying interest deductions to be claimed by an issuer for its interest payments on instruments with characteristics similar to the junior subordinated debentures. While Congress has not enacted that legislation, and that legislation is not currently pending, it is possible that Congress may propose and enact similar legislation after the date of this prospectus, which might adversely affect the tax treatment of the junior subordinated debentures. This type of change would be a special event relating to a change in tax law, so Downey would be able to redeem the junior subordinated debentures. Downey's redemption would, in turn, cause the trust to redeem all of the capital securities.

  Regarding a special event that may occur relating to changes in guidelines or policies of bank regulatory authorities, the OTS, which supervises thrift holding companies such as Downey, currently does not impose any capital adequacy requirements on Downey itself. Moreover, Downey is not regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and is not required to meet the Federal Reserve's risk based capital adequacy guidelines. Under the Federal Reserve's capital adequacy guidelines, as currently in effect, securities similar to the capital securities would qualify as tier 1 capital, subject to the limitations described in the next sentence. Federal Reserve guidelines for calculation of tier 1 capital limit the amount of cumulative preferred stock, which would include the capital securities, which can be included in tier 1 capital to 25% of total tier 1 capital for bank holding companies. While the OTS does not currently impose any capital adequacy requirements on Downey itself, there is no assurance that it will not adopt these requirements after the date of this prospectus. Likewise, if federal legislation to eliminate the thrift charter is enacted and the Bank were converted to a commercial bank charter, Downey could become subject to the Federal Reserve's capital adequacy guidelines for bank holding companies. If Downey were to become required to meet the capital adequacy guidelines and the applicable regulatory agency were to determine that the capital securities did not qualify as tier 1 capital of Downey, or if it were determined that proceeds realized from the sale of the junior subordinated debentures that are invested in the Bank would no longer qualify as tier 1 capital for the Bank, Downey would be able to redeem the junior subordinated debentures. Downey's redemption would, in turn, cause the trust to redeem all of the capital securities.

 Downey's ability to defer interest payments has tax consequences for you and may affect the trading price of the capital securities.

  As long as the junior subordinated debentures are not in default, Downey will have the right, on one or more occasions, to defer interest payments on the junior subordinated debentures for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated debentures. Because interest payments on the junior subordinated debentures fund the distributions on the capital securities, each deferral would result in a corresponding deferral of distributions on the capital securities.

  Downey currently does not intend to defer interest payments on the junior subordinated debentures. However, if it does do so in the future, holders of capital securities will be required to accrue interest income for United States federal income tax, and possibly other, purposes in respect of their proportionate share of the accrued but unpaid interest on the junior subordinated debentures held by the trust, even if the holders normally report income when received. As a result, holders of capital securities will be required to include the accrued interest in their gross income for United States federal income tax purposes before receiving any cash distribution. For more information, see below under the caption "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  If Downey defers interest payments on the junior subordinated debentures, the capital securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. Additionally, the market price for the capital securities may be more volatile than that of other securities not being subject to a right to defer interest. If holders of capital securities dispose of the capital securities while interest payments are being deferred, they might not receive the same return on their investment as an investor that continues to hold the capital securities.

 Holders of capital securities may receive junior subordinated debentures upon liquidation of the trust so investing in the capital securities requires an investment decision regarding the junior subordinated debentures; distribution of junior subordinated debentures may have an adverse effect on trading price.

  Downey will have the right at any time to dissolve the trust. If Downey decides to exercise its right to dissolve the trust, the trust will, after satisfaction of liabilities to creditors of the trust as required by applicable law, cause the junior subordinated debentures to be distributed to holders of capital securities in liquidation of the trust. Because holders of capital securities may receive junior subordinated debentures in liquidation of the trust and because distributions on the capital securities are otherwise limited to payments on the junior subordinated debentures, you are also making an investment decision with regard to the junior subordinated debentures. We urge you to carefully review all information included and incorporated by reference in this prospectus regarding Downey, which is solely responsible for payments on the junior subordinated debentures. We also urge you to review the terms of the junior subordinated debentures. For more information, see below under the caption "Description of the Capital Securities--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures."

  Under current United States federal income tax law and interpretations and assuming, as set forth in an opinion of counsel to Downey, the trust is classified as a grantor trust, a distribution of the junior subordinated debentures to holders of capital securities upon a liquidation of the trust should not be a taxable event to the holders. However, if a special event occurs relating to changes in the tax law which would cause the trust to pay United States federal income tax with respect to income received or accrued on the junior subordinated debentures, the trust's distribution of the junior subordinated debentures could be a taxable event to both the trust and holders of capital securities. For more information about a redemption of the capital securities relating to changes in the tax law, see below under the caption "Description of the Capital Securities--Redemption." For more information about the tax consequences, see below under the caption "Certain Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Capital Securities."

  Downey has no current intention of causing the termination of the trust and the distribution of the junior subordinated debentures. However, there are no restrictions on its ability to do so at any time. Downey anticipates that it would consider exercising this right if expenses associated with maintaining the trust were substantially greater than currently expected. This could happen if special events occur relating to changes in tax law or the Investment Company Act of 1940 or the treatment of capital securities under the guidelines or policies of bank regulatory authorities. Downey cannot predict the other circumstances under which this right would be exercised.

  Downey will use its best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange or organization on which the capital securities are then listed, if they are distributed. We cannot assure you, however, that the junior subordinated debentures would be approved for listing or that a liquid trading market would exist for those securities.

  We also can make no assurance as to the market prices for the junior subordinated debentures that may be distributed in exchange for the capital securities if Downey exercises its right to terminate the trust. Accordingly, the junior subordinated debentures that holders may receive in liquidation of the trust may trade at a discount from the price paid to purchase the capital securities offered in this prospectus. For more information, see below under the caption "--There is no existing market for the capital securities."

 Shortening of the maturity of the junior subordinated debentures may occur.

  Downey will have the right to shorten the maturity of the junior
subordinated debentures to a date not earlier than       , 2004. If Downey
shortens the maturity of the junior subordinated debentures, Downey will also cause the capital securities to be redeemed on the earlier maturity date. Downey does not currently require approval from the OTS or other bank regulatory authorities to shorten the maturity of the junior subordinated debentures. However, if regulatory approval were required, Downey will only exercise its right to shorten the maturity date of the junior subordinated debentures upon receiving the prior approval of the appropriate regulator. For more information, see below under the caption "Description of the Capital Securities-- Redemption."

 Holders of capital securities will be limited in their rights to bring direct actions against Downey and in their rights under the capital securities guarantee agreement.

  Through the capital securities guarantee agreement, Downey promises certain payments will be made to holders of capital securities by the trust to the extent that the trust has funds available to make those payments. Holders of capital securities may institute a legal proceeding directly against Downey to enforce their rights under the capital securities guarantee agreement without first instituting a legal proceeding against the trust or any other person or entity.

  If Downey defaults on its obligation to pay amounts payable under the junior subordinated debentures, the trust will lack funds for the payment of distributions or amounts payable on redemption of the capital securities. The capital securities guarantee agreement does not cover payments when the trust does not have sufficient funds to make payments on the capital securities. Accordingly, in the event of a default, holders of capital securities will not be able to rely upon the capital securities guarantee agreement for payment of these amounts. Instead, holders may institute a legal proceeding directly against Downey for enforcement of payment of the principal of and interest on junior subordinated debentures having a principal amount equal to the $25 liquidation amount of each capital security held. In connection with the direct legal proceeding, Downey will be subrogated to the rights of any holder of the capital securities under the trust agreement to the extent of any payment made by Downey to any holder of capital securities in the direct legal proceeding. Except as described in this prospectus, holders will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures or assert directly any other rights in respect of the junior subordinated debentures. For more information, see below under the caption "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities" and "Description of Guarantee."

 The deductibility of interest on the junior subordinated debentures is uncertain.

  Downey's ability to deduct the interest paid on the junior subordinated debentures will depend upon whether the junior subordinated debentures are characterized as debt instruments for United States federal income tax purposes, taking all the relevant facts and circumstances into account. Downey's counsel has rendered an opinion to Downey that the junior subordinated debentures are debt instruments for United States federal income tax purposes. Accordingly, Downey intends to deduct interest on the junior subordinated debentures for United States federal income tax purposes. However, a legal opinion is not binding on the tax authorities or the courts. If the tax authorities or the courts determine that Downey is not able to deduct interest on the junior subordinated debentures, Downey would have significant additional income tax liabilities. This tax liability may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and the trust's ability to make payments on the capital securities.

 There are only limited covenants restricting Downey's activities.

  The agreements Downey will enter into with respect to the trust and the junior subordinated debentures do not contain covenants restricting Downey's business or operations, except to the limited extent described in this prospectus. As a result, these agreements will not protect holders of capital securities in the event of a material adverse change in the financial condition or results of operation of Downey or its subsidiaries. In addition, these agreements do not limit the ability of Downey or any subsidiary to incur additional indebtedness. Therefore, holders of capital securities should not consider the provisions of these agreements in evaluating whether Downey will be able to comply with its obligations under the junior subordinated debentures or the capital securities guarantee agreement.

 Holders of capital securities will have limited voting rights with respect to the capital securities.

  Holders of capital securities will have limited voting rights relating only to the modification of the capital securities, the dissolution, winding-up or liquidation of the trust, and the exercise of the trust's rights as holder of junior subordinated debentures. In particular, Downey, as holder of the common securities, can elect or remove any of the trustees of the trust. If, however, Downey defaults on the junior subordinated debentures, holders of a majority in liquidation amount of the outstanding capital securities will be able to remove the property trustee or the Delaware trustee.

  Additionally, the property trustee, the administrative trustees and Downey may amend the trust agreement without the consent of the holders of capital securities to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the trust will not be required to register as an investment company, even if this adversely affects the interests of the holders. For more information, see below under the caption "Description of the Capital Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trustees."

 There is no existing market for the capital securities.

  Although the trust anticipates the capital securities will be approved for listing on the New York Stock Exchange, there is no existing market for the capital securities. The trust cannot assure you that the capital securities, if approved for listing, will continue to be listed on the New York Stock Exchange. However, if approved for listing, we expect that the trading of the capital securities on the New York Stock Exchange will commence within 30 days after initial delivery of the capital securities. In addition, a listing does not guarantee that a trading market for the capital securities will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their capital securities easily.

  The trading price of the capital securities could widely fluctuate in response to variations in operating results, general market price movements, interest rates, developments specifically related to the consumer finance industry, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations.

  As discussed above, Downey will have the right to dissolve the trust and to distribute the junior subordinated debentures to holders of capital securities. Under those circumstances, Downey will use its best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange or organization on which the capital securities are then listed. However, there is no existing market for junior subordinated debentures and, if distributed to holders of capital securities, the junior subordinated debentures will be affected by the risk factors similar to those described in the two preceding paragraphs.

 The ability to receive distributions on the capital securities will be affected by the capital securities being represented by a global certificate

  The capital securities will be represented by one or more global certificates registered in the name of The Depository Trust Company (the "Depository") or its nominee. The trust's obligations, as well as the obligations of its trustee and those of any third parties employed by the trust or the trustees, run only to persons who are registered as holders of capital securities. For example, once the trust makes distributions to the registered holder, the trust has no further responsibility for the distribution even if that holder is legally required to pass the distribution along to you--as an indirect holder--but does not do so. As an indirect holder, your rights relating to a global capital security will be governed by the account rules of your financial institution and of the Depository, as well as general laws relating to capital securities transfers.

  You should be aware that when the trust issues capital securities in the form of a global capital security:

  .  you cannot have capital securities registered in your own name;

  . you cannot receive physical certificates for your interest in the capital securities;

  . you must look to your own bank or brokerage firm for payments on the capital securities and protection of your legal rights relating to the capital securities; and

  . the Depository's policies will govern payments, transfers, exchanges and other matters relating to your interest in the global capital security. The trust and its trustees have no responsibility for any aspect of the Depository's actions or for its records of ownership interests in the global capital security. The trust and its trustees also do not supervise the Depository in any way.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

  Downey Financial Corp. and Downey Financial Capital Trust I have each made forward-looking statements in this prospectus, and in documents that are incorporated by reference in this prospectus, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of management and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future operating results and financial condition appearing under "Prospectus Summary," "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from our expectations. Factors that could cause actual results to differ from expectations include those described under "Risk Factors" and the following:

  . General economic or business conditions, either nationally or in California, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . Because our business is concentrated in California, changes in the economic conditions of the California market could adversely affect our operations;

  . Changes in the interest rate environment could adversely affect our banking and real estate investment activities;

  . Regulatory changes could have adverse effects on the financial services industry;

  . Competitive pressures among depository and other financial institutions may increase significantly;

  . Our competitors may have greater financial resources that enable them to compete more successfully than we can;

  . Federal monetary policy changes could have adverse effects on the financial services industry;

  . We could experience greater than anticipated losses on our loans because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans; or

  . Potential year 2000 noncompliance by our third party vendors and service providers, including governmental entities, may impact our efforts to successfully complete year 2000 compliance for all systems in a timely fashion.

  Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual results may differ from expectations due to many factors beyond our ability to control or predict, including those described above and under "Risk Factors." For these statements, Downey Financial Corp. and Downey Financial Capital Trust I claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. Downey Financial Capital Trust I is offering to sell its capital securities and seeking offers to buy its capital securities only in jurisdictions where offers and sales are permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document which Downey Financial Corp. files at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public over the Internet at a World Wide Web site maintained by the SEC at http://www.sec.gov. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange.

  Downey Financial Corp. and the trust have jointly filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information shown in the Registration Statement. For further information with respect to Downey Financial Corp., the trust and the securities offered by this prospectus, reference is made to the Registration Statement and the exhibits thereto which you may inspect at the public reference facilities of the SEC, at the address shown above, or through the SEC's Web site.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The SEC allows us to "incorporate by reference" information into this prospectus which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC which we may make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered hereby:

  .  Annual Report on Form 10-K for the year ended December 31, 1998; and

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

  You may request a copy of these incorporated filings, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may request copies by writing or telephoning Downey Financial Corp., 3501 Jamboree Road, Newport Beach, California 92660,
Attention: Corporate Secretary, telephone (949) 854-0300.

  This prospectus does not contain or incorporate by reference any separate financial statements of the trust. We do not consider that financial statements of the trust are material to holders of the capital securities because the trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding the junior subordinated debentures of Downey Financial Corp. and issuing the capital securities and the common securities. For more information, see the information under the captions "Prospectus Summary--Downey Financial Capital Trust I," "Description of the Capital Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, we do not expect that the trust will be filing reports under the Securities Exchange Act of 1934 with the SEC.

                                USE OF PROCEEDS

  All of the proceeds from the sale of capital securities will be invested by the trust in the junior subordinated debentures. The net proceeds to Downey from the sale of the junior subordinated debentures are estimated to be $72 million, net of estimated underwriting discounts and commissions and other estimated offering expenses. Downey intends to use the net proceeds to make investments in the Bank and for other general corporate purposes.

                                CAPITALIZATION

  The following table sets forth our consolidated capitalization at March 31, 1999, and as adjusted to give effect to the issuance of the capital securities offered by the trust. The following information should be read in conjunction with our consolidated financial statements and notes thereto incorporated in this prospectus by reference.

                                                             March 31, 1999
                                                          ---------------------
                                                                         As
                                                            Actual    Adjusted
                                                          ---------- ----------
                                                               (Dollars in
                                                               thousands)
Federal Home Loan Bank advances.......................... $  842,677 $  842,677
Other borrowings.........................................      8,638      8,638
Downey obligated mandatorily redeemable capital
 securities of subsidiary trust holding solely junior
 subordinated debentures (1).............................        --      75,000
Preferred stock, $0.01 par value: 5,000,000 shares
 authorized, none issued.................................        --         --
Common stock, $0.01 par value: 50,000,000 shares
 authorized, 28,146,342 shares outstanding...............        281        281
Additional paid-in capital...............................     92,357     92,357
Accumulated other comprehensive income: unrealized gains
 on securities available for sale........................        305        305
Retained earnings........................................    397,463    397,463
                                                          ---------- ----------
  Total stockholders' equity.............................    490,406    490,406
                                                          ---------- ----------
    Total capitalization................................. $1,341,721 $1,416,721
                                                          ========== ==========

--------

(1) The trust will hold the junior subordinated debentures issued by Downey as the trust's sole asset. The aggregate principal amount of the junior subordinated debentures issued to the trust will be $77,319,600. The capital securities are issued by the trust.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the trust will be treated as Downey's subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet under the caption "Downey Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures." For financial reporting purposes, we will record distributions payable on the capital securities as an interest expense in our consolidated statements of income.

  In our future reports that we file under the Securities Exchange Act of 1934, we will include a footnote to the financial statements stating that:

  .  the trust is wholly owned by Downey;

  . the sole assets of the trust are the junior subordinated debentures and specifying the principal amount, interest rate and maturity date of the junior subordinated debentures; and

  . Downey's obligations under the capital securities guarantee agreement, together with its obligations under the junior subordinated debentures and the related indenture and the trust agreement in the aggregate, constitute a full and unconditional guarantee on a subordinated basis by Downey of the obligations of the trust under the capital securities.

  The trust will not provide separate reports under the Securities Exchange Act of 1934.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following summary presents our selected consolidated financial data as follows:

  . the financial data as of and for the three months ended March 31, 1999 and 1998 has been derived from our unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments, consisting of only normal, recurring adjustments, considered necessary for a fair presentation; and

  . the financial data as of, and for the years ended, December 31, 1998, 1997, 1996, 1995 and 1994 has been derived from our audited consolidated financial statements.

  You should read the summary selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus and our consolidated financial statements and related notes incorporated in this prospectus by reference. The summary selected consolidated financial data for the three months ended March 31, 1999 is not necessarily indicative of our operating results or financial condition to be expected for any future period.

                            Three Months
                           Ended March 31,            Year Ended December 31,
                          ----------------- ---------------------------------------------
                            1999     1998     1998     1997     1996     1995      1994
                          -------- -------- -------- -------- -------- --------  --------
                                 (Dollars in thousands, except per share amounts)
INCOME STATEMENT DATA:
Total interest income...  $113,894 $109,723 $440,404 $420,418 $346,360 $318,828  $228,970
Total interest expense..    64,938   67,097  266,057  266,260  211,765  214,238   122,601
                          -------- -------- -------- -------- -------- --------  --------
 Net interest income....    48,956   42,626  174,347  154,158  134,595  104,590   106,369
Provision for loan
 losses.................     2,381      272    3,899    8,640    9,137    9,293     4,211
                          -------- -------- -------- -------- -------- --------  --------
 Net interest income
  after provision for
  loan losses...........    46,575   42,354  170,448  145,518  125,458   95,297   102,158
                          -------- -------- -------- -------- -------- --------  --------
Other income, net:
 Loan and deposit
  related fees..........     4,448    3,169   15,645   10,921    7,435    5,546     5,310
 Real estate and joint
  ventures held for
  investment, net.......     1,165    9,515   22,363   14,222    8,241   11,192     9,530
 Net gains (losses) on
  sales of:
 Loans and mortgage-
  backed securities.....     3,987      872    6,462    2,675    1,543      266       114
 Investment securities..        97       68       68      --     4,473      (15)      --
 (Provision for)
  reduction of loss on
  investment in lease
  residual..............       --       --       --       --       --       207      (920)
 Other..................     1,645    1,302    2,815    7,370    3,507    3,403     3,703
                          -------- -------- -------- -------- -------- --------  --------
 Total other income,
  net...................    11,342   14,926   47,353   35,188   25,199   20,599    17,737
                          -------- -------- -------- -------- -------- --------  --------
Operating expense:
 General and
  administrative
  expense...............    36,249   26,210  115,890   99,556   86,460   74,470    75,566
 SAIF special assessment
  (1)...................       --       --       --       --    24,644      --        --
 Net operation of real
  estate acquired in
  settlement of loans...        90      255      260    1,184    2,567    4,206     3,595
 Amortization of excess
  of cost over fair
  value of net assets
  acquired..............       118      132      510      532      532      530       532
                          -------- -------- -------- -------- -------- --------  --------
 Total operating
  expense...............    36,457   26,597  116,660  101,272  114,203   79,206    79,693
                          -------- -------- -------- -------- -------- --------  --------
Net income (1)..........  $ 12,348 $ 17,565 $ 57,973 $ 45,234 $ 20,704 $ 21,093  $ 23,532
PER SHARE DATA
Earnings per share--
 Basic (1)..............  $   0.44 $   0.63 $   2.06 $   1.61 $   0.74 $   0.75  $   0.84
Earnings per share--
 Diluted (1)............      0.44     0.62     2.05     1.61     0.74     0.75      0.84
Book value per share at
 end of period..........     17.42    15.88    17.08    15.32    13.95    13.68     13.05
Stock price at end of
 period.................     18.31    30.83    25.44    27.08    17.80    13.16      8.70
Cash dividends paid.....     0.080    0.076    0.316    0.301    0.290    0.276     0.276

                              Three Months
                             Ended March 31,                     Year Ended December 31,
                          ----------------------  ----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                     (Dollars in thousands)
SELECTED FINANCIAL
 RATIOS:
Effective interest rate
 spread.................        3.23%       3.04%       3.08%       2.83%       2.96%       2.35%       3.02%
Return on average assets
 (1)....................        0.78        1.20        0.98        0.79        0.43        0.45        0.62
Return on average equity
 (1)....................       10.20       16.13       12.71       11.07        5.33        5.69        6.56
Dividend payout ratio...       18.23       12.19       15.33       18.69       39.35       36.78       33.97
Ratios of earnings to
 fixed charges (2):
 Excluding interest on
  deposits (1)..........        3.19x       5.79x       6.22x       2.96x       2.39x       2.15x       4.11x
 Including interest on
  deposits (1)..........        1.33x       1.41x       1.36x       1.29x       1.18x       1.18x       1.33x
LOAN ACTIVITY:
Loans originated........  $1,554,924  $  543,893  $4,071,262  $2,329,266  $1,583,784  $  637,490  $1,810,096
Loans and mortgage-
 backed securities
 purchased..............         302       2,729       7,463      35,828      30,296      44,194     196,255
Loans and mortgage-
 backed securities
 sold...................     776,518     118,897   1,740,416     557,511     166,503     102,097      45,770
BALANCE SHEET SUMMARY
 (END OF PERIOD):
Total assets............  $6,594,092  $5,871,913  $6,270,419  $5,835,825  $5,198,157  $4,656,267  $4,650,651
Total loans and
 mortgage-backed
 securities.............   6,102,547   5,400,194   5,788,365   5,366,396   4,729,846   4,169,474   4,188,539
Investments and cash
 equivalents............     211,949     213,966     215,086     221,201     222,255     237,904     215,960
Deposits................   5,205,282   5,108,822   5,039,733   4,869,978   4,173,102   3,790,221   3,557,398
Borrowings..............     851,315     267,083     703,720     483,735     595,345     436,218     674,776
Stockholders' equity....     490,406     446,086     480,566     430,346     391,571     384,072     366,187
Loans serviced for
 others.................   1,566,677     625,372   1,040,264     612,529     576,044     527,234     468,123
AVERAGE BALANCE SHEET
 DATA:
Assets..................  $6,329,170  $5,864,090  $5,918,507  $5,693,869  $4,789,648  $4,717,959  $3,789,709
Loans, net of unearned
 income.................   5,818,860   5,313,496   5,345,380   5,174,767   4,269,136   4,175,085   3,241,390
Deposits................   5,062,152   5,005,049   5,102,045   4,588,320   3,892,981   3,758,948   3,153,777
Stockholders' equity....     484,108     435,645     456,237     408,473     388,187     370,714     358,748
CAPITAL RATIOS:
Average stockholders'
 equity to average
 assets.................        7.65%       7.43%       7.71%       7.17%       8.10%       7.86%       9.47%
Bank only--end of period
 (3):
 Core and tangible
  capital...............        6.63        6.83        6.83        6.61        6.56        7.28        7.22
 Risk-based capital.....       12.49       12.92       12.88       12.64       12.66       14.25       14.21
SELECTED ASSET QUALITY
 DATA
 (END OF PERIOD):
Non-accrual loans.......  $   25,085  $   38,628  $   22,375  $   41,699  $   45,021  $   78,341  $   52,037
Other real estate owned
 and other foreclosed
 assets.................       5,005      11,102       5,044      10,421      17,006      18,854      13,558
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total non-performing
  assets................      30,090      49,730      27,419      52,120      62,027      97,195      65,595
Non-performing assets as
 a percentage of total
 assets.................        0.46%       0.85%       0.44%       0.89%       1.19%       2.09%       1.41%
Allowance for loan
 losses:
 Amount.................  $   32,586  $   31,817  $   31,517  $   32,092  $   30,094  $   27,943  $   25,650
 As a percentage of non-
  performing loans......      129.90%      82.37%     140.86%      76.96%      66.84%      35.67%      49.29%

-------
(1) In 1996, savings associations such as the Bank were assessed a one-time charge for purposes of recapitalizing the SAIF. Excluding the SAIF special assessment, 1996 net income would have been $34.7 million or $1.23 per share on both a basic and diluted basis, the return on average assets would have been 0.73%, the return on average equity would have been 8.95% and the ratio of earnings to fixed charges would have been 3.28x excluding interest on deposits and 1.30x including interest on deposits.
(2) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes, extraordinary items and fixed charges. Fixed charges represents interest expense and the interest component of rent expense and capitalized interest.
(3) For more information regarding these ratios, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition for the Quarter Ended March 31, 1999--Regulatory Capital Compliance" and "--Financial Condition for the Year Ended December 31, 1998--Regulatory Capital Compliance."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW FOR THE QUARTER ENDED MARCH 31, 1999

  Our net income for the first quarter of 1999 totaled $12.3 million or $0.44 per share on a diluted basis. This compares to our net income in the first quarter of 1998 of $17.6 million or $0.62 per share on a diluted basis.

  The decline in net income between first quarters primarily reflects two factors.

  . First, year-ago net income benefited from the settlement of a number of loan and real estate investment obligations of a former joint venture partner. That settlement added $2.9 million to net income. The pre-tax amount of the settlement was $5.1 million of which:

      . $1.4 million represented the recovery of a prior loan charge-off thereby reducing provision for loan loses;

      . $2.6 million was recorded as a reduction of loss on real estate and joint ventures;

      .  $0.8 million was recorded in miscellaneous other income; and

      . $0.3 million was recorded as a reduction to professional fees within general and administrative expense.

  . Second, the remaining net income attributable to real estate investment activities declined $3.1 million. The decline was due to there being no sales of real estate assets in the current period compared to several sales a year ago which resulted in pre-tax gains of $5.4 million.

  Excluding those two factors, net income would have increased by $0.8 million, up 6.8% from a year ago. Our banking operations generated this adjusted increase which reflects several factors. Net interest income increased $6.3 million or 14.9% due to increases in both average earning assets and the effective interest spread. In addition, the quarter-to-quarter improvement reflected increases of $3.1 million in net gains on the sale of loans, $1.3 million in loan and deposit related fees, and $0.4 million in loan servicing fees. A $9.7 million increase in adjusted general and administrative expense and a $0.7 million increase in the adjusted provision for loan losses partially offset these positive factors. The increase in general and administrative expense was due to significantly higher lending volumes, branch expansion and increased expense related to year 2000 compliance efforts.

  For the first quarter of 1999, our return on average assets was 0.78% and our return on average equity was 10.20%.

  At March 31, 1999, our assets totaled $6.6 billion, up $722 million or 12.3% from a year ago. Our single family loan originations totaled a record $1.424 billion in the first quarter of 1999, more than triple the $453 million we originated in the first quarter of 1998. Of the current quarter total, $647 million represented originations of loans for sale and $189 million represented originations for portfolio of subprime credits as part of our strategy to enhance the portfolio's net yield. In addition to single family loans, we originated $131 million of other loans in the quarter including $60 million of construction and land loans and $50 million of automobile loans.

  Our borrowings increased $584 million between first quarters and represented the primary source of funding for our asset growth. That increase primarily occurred during the fourth quarter of 1998 when we took advantage of the low interest rate environment and borrowed $480 million of long-term Federal Home Loan Bank ("FHLB") advances. In addition to higher borrowings, our deposits increased $96 million or 1.9% and also funded asset growth. At quarter-end, our deposits totaled $5.2 billion. During the quarter, we opened five new in-store branches and closed one traditional branch, bringing total branches at quarter end to 95 of which 33 are in-store. A year ago, branches totaled 89.

  Our non-performing assets increased $3 million during the quarter to $30 million or 0.46% of total assets.

  At March 31, 1999, the Bank had core and tangible capital ratios of 6.63% and a risk-based capital ratio of 12.49%. These capital levels are well above the "well capitalized" standards of 5% for core and tangible capital and 10% for risk-based capital, as defined by regulation.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 1999

Net Interest Income

  Our net interest income totaled $49.0 million in the first quarter of 1999, up $6.3 million or 14.9% from the same period last year. The improvement between first quarters reflected increases in both average earning assets and the effective interest rate spread. Our average earning assets increased by $440 million or 7.8% between first quarters to $6.1 billion. The effective interest rate spread of 3.23% in the current quarter was up from both the year-ago quarter level of 3.04% and from the fourth quarter 1998 level of 3.14%. See "Results of Operations for the Year Ended December 31, 1998--Net Interest Income" for definitions of net interest income, interest-earning assets and interest-bearing liabilities.

  The following table presents for the periods indicated the total dollar amount of:

  . interest income from average interest-earning assets and the resultant yields; and

  . interest expense on average interest-bearing liabilities and the resultant costs, expressed as rates.

  The table also sets forth the net interest income, the interest rate spread and the effective interest rate spread. The effective interest rate spread reflects the relative level of interest-earning assets to interest-bearing liabilities and equals:

  . the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, divided by

  .  average interest-earning assets for the period.

  The table also sets forth the net interest-earning balance--the difference between the average balance of interest-earning assets and the average balance of interest-bearing liabilities--for the periods indicated. We included non-accrual loans in the average interest-earning assets balance. We included interest from non-accrual loans in interest income only to the extent that we received payments and to the extent that we believe we will recover the remaining principal balance of the loan. We computed average balances for the quarter using the average of each month's daily average balance during the period indicated.

                                                          Three Months Ended
                          -----------------------------------------------------------------------------------
                                March 31, 1999             December 31, 1998            March 31, 1998
                          --------------------------- --------------------------- ---------------------------
                                              Average                     Average                     Average
                           Average            Yield/   Average            Yield/   Average            Yield/
                           Balance   Interest  Rate    Balance   Interest  Rate    Balance   Interest  Rate
                          ---------- -------- ------- ---------- -------- ------- ---------- -------- -------
                                                        (Dollars in Thousands)
Interest-earning assets:
 Loans..................  $5,818,860 $110,731  7.61%  $5,480,840 $107,065  7.81%  $5,313,496 $105,345  7.93%
 Mortgage-backed
  securities............      30,599      464  6.07       35,794      580  6.48       47,970      808  6.74
 Investment securities..     205,844    2,699  5.32      307,643    4,257  5.49      253,926    3,570  5.70
                          ---------- --------  ----   ---------- --------  ----   ---------- --------  ----
 Total interest-earning
  assets................   6,055,303  113,894  7.52    5,824,277  111,902  7.69    5,615,392  109,723  7.82
 Non-interest-earning
  assets................     273,867                     262,408                     248,698
                          ----------                  ----------                  ----------
 Total assets...........  $6,329,170                  $6,086,685                  $5,864,090
                          ==========                  ==========                  ==========
Interest-bearing
 liabilities:
 Deposits...............  $5,062,152 $ 55,489  4.45%  $5,077,632 $ 59,557  4.65%  $5,005,049 $ 61,538  4.99%
 Borrowings.............     715,572    9,449  5.36      466,624    6,601  5.61      351,068    5,559  6.42
                          ---------- --------  ----   ---------- --------  ----   ---------- --------  ----
 Total interest-bearing
  liabilities...........   5,777,724   64,938  4.56    5,544,256   66,158  4.73    5,356,117   67,097  5.08
Non-interest-bearing
 liabilities............      67,338                      67,999                      72,328
Stockholders' equity....     484,108                     474,430                     435,645
                          ----------                  ----------                  ----------
 Total liabilities and
  stockholders' equity..  $6,329,170                  $6,086,685                  $5,864,090
                          ==========                  ==========                  ==========
Net interest
 income/interest rate
 spread.................             $ 48,956  2.96%             $ 45,744  2.96%             $ 42,626  2.74%
Excess of interest-
 earning assets over
 interest-bearing
 liabilities............  $  277,579                  $  280,021                  $  259,275
Effective interest rate
 spread.................                       3.23                        3.14                        3.04

  Changes in our net interest income are a function of both changes in rates and changes in volumes of interest-earning assets and interest-bearing liabilities. The following table sets forth information regarding changes in our interest income and expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, we have provided information on changes attributable to:

  . changes in volume--changes in volume multiplied by comparative period rate;

  . changes in rate--changes in rate multiplied by comparative period volume; and

  .  changes in rate-volume--changes in rate multiplied by changes in volume.

  Interest-earning asset and interest-bearing liability balances used in the calculations represent quarterly average balances computed using the average of each month's daily average balance during the period indicated.

                                                Three Months Ended
                                       March 31, 1999 versus March 31, 1998
                                                  Changes Due To
                                      -----------------------------------------
                                                             Rate/
                                       Volume      Rate      Volume      Net
                                      ---------- ---------  -------------------
                                                  (In Thousands)
Interest income:
 Loans............................... $  10,019  $  (4,231) $  (402)  $   5,386
 Mortgage-backed securities..........      (292)       (81)      29        (344)
 Investment securities...............      (676)      (241)      46        (871)
                                      ---------  ---------  -------   ---------
  Change in interest income..........     9,051     (4,553)    (327)      4,171
                                      ---------  ---------  -------   ---------
Interest expense:
 Deposits............................       702     (6,675)     (76)     (6,049)
 Borrowings..........................     5,392     (1,707)     205       3,890
                                      ---------  ---------  -------   ---------
  Change in interest expense.........     6,094     (8,382)     129      (2,159)
                                      ---------  ---------  -------   ---------
Change in net interest income........ $   2,957  $   3,829  $  (456)  $   6,330
                                      =========  =========  =======   =========

Provision for Loan Losses

  Provision for loan losses was $2.4 million in the current quarter compared to $0.3 million in the first quarter of 1998. The increase reflects higher loan growth during the current quarter, as well as the year-ago quarter included a $1.4 million recovery of a prior loan charge-off as a result of the previously mentioned settlement. For information regarding our allowance for loan losses, see "Financial Condition for the Quarter Ended March 31, 1999-- Asset Quality--Valuation Allowances."

Other Income

  Total other income was $11.3 million in the first quarter of 1999, down $3.6 million or 24.0% from the year-ago quarter. The decrease between first quarters was primarily in our income from real estate and joint ventures held for investment which declined by $8.4 million. The majority of that decline is attributable to our year-ago first quarter results containing $5.4 million of gains from the sale of joint venture investments compared to none in the current quarter, as well as $2.6 million from the previously mentioned settlement which was reflected as a reduction to the provision for losses. Increases of $3.1 million in net gains on sales of loans, $1.3 million in loan and deposit related fees and $0.4 million in loan servicing fees partially offset the decline in income from real estate and joint ventures held for investment. The other category was essentially unchanged between first quarters even though the year-ago quarter included $0.8 million from the previously mentioned settlement.

  The following table presents a breakdown of the key components comprising income from real estate and joint venture operations. The above mentioned $5.4 million joint venture gains in the year-ago quarter are included in equity in net income from joint ventures.

                                           Three Months Ended
                         -------------------------------------------------------
                         March 31, December 31, September 30, June 30, March 31,
                           1999        1998         1998        1998     1998
                         --------- ------------ ------------- -------- ---------
                                             (In Thousands)
Operations, net:
  Rental operations, net
   of expenses..........  $  981      $  688       $  894      $1,260   $  881
  Equity in net income
   from joint ventures..      47         256        2,605       1,116    5,226
  Interest from joint
   venture advances.....     190         182          380         336      686
                          ------      ------       ------      ------   ------
    Total operations,
     net................   1,218       1,126        3,879       2,712    6,793
Net gains on sales of
 wholly owned real
 estate.................     --        2,487          --           70      --
Reduction of (provision
 for) losses on real
 estate and joint
 ventures...............     (53)        214          139       2,221    2,722
                          ------      ------       ------      ------   ------
  Income from real
   estate and joint
   venture operations...  $1,165      $3,827       $4,018      $5,003   $9,515
                          ======      ======       ======      ======   ======

Operating Expense

  Operating expense totaled $36.5 million in the current quarter, compared to $26.6 million in the first quarter of 1998. The increase was due to higher general and administrative costs which increased $10.0 million or 38.3%, as our costs associated with the net operation of real estate acquired in settlement of loans declined by $0.2 million. A $0.3 million reduction to professional fees due to the previously mentioned settlement was included within general and administrative expense in the year-ago quarter. The increase in general and administrative expense reflected our higher lending volumes, branch expansion and expenses related to year 2000 compliance. Year 2000 related costs totaled $0.5 million in the current quarter, up from $0.2 million a year ago.

Provision for Income Taxes

  Income taxes for the current quarter totaled $9.1 million, resulting in an effective tax rate of 42.5%, compared to $13.1 million and 42.8% for the like quarter of a year ago.

Business Segment Reporting

  The previous sections of the Results of Operations for the Quarter Ended March 31, 1999 discussed our consolidated results. The purpose of this section is to present data on the results of operations of our two business segments-- banking and real estate investment. For a description of these business segments, see "Business."

  The following table presents net income by business segment for the period indicated, followed by a discussion of the results of operations of each segment.

                                            Three Months Ended
                          ------------------------------------------------------
                                                                June
                                                                 30,
                          March 31, December 31, September 30,  1998   March 31,
                            1999        1998         1998        (1)   1998 (2)
                          --------- ------------ ------------- ------- ---------
                                              (In Thousands)
Banking.................   $12,029    $10,791       $10,870    $12,405  $12,670
Real estate investment..       319      1,861         1,898      2,583    4,895
                           -------    -------       -------    -------  -------
  Total net income......   $12,348    $12,652       $12,768    $14,988  $17,565
                           =======    =======       =======    =======  =======

--------
(1) The net income impact of a settlement with a former joint venture partner totaled $1.8 million, of which $0.5 million was in banking and $1.3 million was in real estate investment.
(2) The net income impact of a settlement with a former joint venture partner totaled $2.9 million, of which $1.4 million was in banking and $1.5 million was in real estate investment.

 Banking

  Net income from banking operations for the first quarter of 1999 totaled $12.0 million, down from $12.7 million in the first quarter of 1998. The previously mentioned settlement benefited year-ago net income by $1.4 million. The pre-tax amount was $2.5 million of which:

  . $1.4 million represented the recovery of a prior loan charge-off thereby reducing provision for loan losses;

  .  $0.8 million was recorded in other income; and

  . $0.3 million was recorded as a reduction to professional fees within operating expense.

  Excluding the settlement benefit from year ago results, net income from banking would have increased by $0.8 million or 6.8%.

  The increase in adjusted net income reflected several factors. Net interest income increased $6.1 million or 14.3% due to increases in both average earning assets and the effective interest rate spread. Other income increased an adjusted $5.6 million. The increase in adjusted other income reflected increases in net gains on sales of loans, loan and deposit related fees and loan servicing fees. Adjusted increases of $10.0 million in operating expense and $0.8 million in provision for loan losses partially offset the favorable impact of these items. The increase in adjusted operating expense reflected significantly higher lending volumes, branch expansion and expenses related to resolving year 2000 compliance issues. The table below sets forth our banking operational results and selected financial data for the periods indicated.

                                             Three Months Ended
                         -----------------------------------------------------------
                         March 31,  December 31, September 30,  June 30,  March 31,
                            1999        1998         1998         1998       1998
                         ---------- ------------ ------------- ---------- ----------
                                               (In Thousands)
Net interest income..... $   48,948  $   45,953   $   42,889   $   43,318 $   42,807
Provision for loan
 losses.................      2,381       1,180          985        1,520        233
Other income............     10,110       6,881        5,561        6,864      5,311
Operating expense.......     35,839      33,057       28,270       27,077     25,550
Net intercompany income
 (expense)..............         82         (18)         (48)          80       (121)
                         ----------  ----------   ----------   ---------- ----------
Income before income
 taxes..................     20,920      18,579       19,147       21,665     22,214
Income taxes............      8,891       7,788        8,277        9,260      9,544
                         ----------  ----------   ----------   ---------- ----------
  Net income............ $   12,029  $   10,791   $   10,870   $   12,405 $   12,670
                         ==========  ==========   ==========   ========== ==========
At period end:
Assets:
  Loans................. $6,102,547  $5,788,365   $5,387,843   $5,328,291 $5,400,194
  Other.................    473,310     463,960      500,294      481,463    449,917
                         ----------  ----------   ----------   ---------- ----------
    Total assets........  6,575,857   6,252,325    5,888,137    5,809,754  5,850,111
                         ----------  ----------   ----------   ---------- ----------
Equity..................    490,406     480,566      470,815      458,962    446,086

 Real Estate Investment

  Net income from our real estate investment operations totaled $0.3 million in the first quarter of 1999, down from $4.9 million in the year-ago quarter. The previously mentioned settlement benefited year-ago net income by $1.5 million. We reflected the pre-tax amount of $2.6 million as a reduction of loss on real estate and joint ventures in the other income category. Excluding the settlement, net income would have declined by $3.1 million. The adjusted decline primarily reflected lower gains from the sale of real estate assets. In the year-ago first quarter, gains totaled $5.4 million from sales associated with residential and shopping center joint venture projects. Those gains appear in the other income category. There were no sales in the first quarter of 1999. The table below sets forth real estate investment operational results and selected financial data for the periods indicated.

                                            Three Months Ended
                          -------------------------------------------------------
                          March 31, December 31, September 30, June30,  March 31,
                            1999        1998         1998       1998      1998
                          --------- ------------ ------------- -------  ---------
                                              (In Thousands)
Net interest income
 (expense)..............   $     8    $  (209)      $  (102)   $  (128)  $  (181)
Provision for (reduction
 of) loan losses........       --         --            --         (58)       39
Other income............     1,232      3,925         4,111      5,085     9,615
Operating expense.......       618        777           679        203     1,047
Net intercompany income
 (expense)..............       (82)        18            48        (80)      121
                           -------    -------       -------    -------   -------
Income before income
 taxes..................       540      2,957         3,378      4,732     8,469
Income taxes............       221      1,096         1,480      2,149     3,574
                           -------    -------       -------    -------   -------
  Net income............   $   319    $ 1,861       $ 1,898    $ 2,583   $ 4,895
                           =======    =======       =======    =======   =======
At period end:
Assets:
  Real estate held for
   investment...........   $52,155    $49,447       $47,918    $41,880   $41,123
  Other.................     7,564      9,841        13,790     17,892    15,496
                           -------    -------       -------    -------   -------
    Total assets........    59,719     59,288        61,708     59,772    56,619
                           -------    -------       -------    -------   -------
Equity..................    41,484     41,194        39,266     37,424    34,817

  Our investment in real estate and joint ventures amounted to $52 million at March 31, 1999, compared to $49 million at December 31, 1998, and $41 million at March 31, 1998.

  For information on valuation allowances associated with real estate and joint venture loans, see "Financial Condition for the Quarter Ended March 31, 1999--Asset Quality--Valuation Allowances."

FINANCIAL CONDITION FOR THE QUARTER ENDED MARCH 31, 1999

Loans and Mortgage-Backed Securities

  Total loans and mortgage-backed securities, including those held for sale, increased $314 million during the first quarter to a total of $6.1 billion or 92.5% of assets at March 31, 1999. The increase primarily occurred in the single family loan portfolio, which increased $429 million or 9.2% during the quarter. Of that increase, $182 million represented fixed rate loans, while subprime loans increased $168 million. In addition, our adjustable rate portfolio increased by $79 million, the first increase in over a year. A $137 million decline in loans held for sale partially offset the increase in the single family loan portfolio.

  The following table sets forth loans originated, including purchases, for investment and for sale.

                                           Three Months Ended
                         -------------------------------------------------------
                                                                         March
                         March 31,  December 31, September 30, June 30,   31,
                            1999        1998         1998        1998     1998
                         ---------- ------------ ------------- -------- --------
                                             (In Thousands)
Loans originated for
 investment:
  Residential, one-to-
   four units:
   Adjustable........... $  568,891  $  436,960   $  383,483   $309,468 $190,490
   Fixed................    208,504     181,717        6,921      6,824    4,791
  Other.................    131,045     111,484      102,319     88,013   93,672
                         ----------  ----------   ----------   -------- --------
   Total loans
    originated for
    investment..........    908,440     730,161      492,723    404,305  288,953
Loans originated for
 sale (1)...............    646,786     740,837      571,146    592,931  257,669
                         ----------  ----------   ----------   -------- --------
  Total loans
   originated........... $1,555,226  $1,470,998   $1,063,869   $997,236 $546,622
                         ==========  ==========   ==========   ======== ========

--------
(1) One-to-four unit residential loans, primarily fixed.

  Originations of one-to-four unit residential loans totaled $1.424 billion in the first quarter of 1999, of which $777 million were for portfolio and $647 million were for sale. This was 5% higher than the $1.360 billion we originated in the fourth quarter of 1998, and more than triple the $453 million we originated in the year-ago quarter. Of the current quarter total, $189 million represented originations of subprime credits as part of our strategy to enhance the portfolio's net yield. During the current quarter, 76% of our residential one-to-four unit originations represented refinancings of existing loans. This is down slightly from 77% during the 1998 fourth quarter, but up from 70% in the year-ago first quarter. In addition to single family loans, we originated $131 million of other loans in the current quarter including $60 million of construction and land loans and $50 million of automobile loans.

  During the current quarter, loan originations for investment consisted primarily of adjustable rate mortgages tied to the Eleventh District Cost of Funds Index ("COFI"), an index which lags the movement in market interest rates. This experience is similar to that of recent quarters. Increasingly, the majority of adjustable rate mortgage originations reprice monthly; however, we also originate adjustable rate mortgage loans which reprice semi-annually and annually. With respect to adjustable rate mortgages that primarily adjust monthly, there is a lifetime interest rate cap, but no other specified limit on periodic interest rate adjustments. Instead, monthly adjustment adjustable rate mortgages have a periodic cap on changes in the required monthly payments, which payments adjust annually. Monthly adjustment adjustable rate mortgages allow for negative amortization. Negative amortization is the addition to loan principal of accrued interest that exceeds the required loan payment. There is a limit on the amount of negative amortization allowed, expressed as a percentage of principal plus the amount added relative to the original loan amount. That limit has been 110%, but was increased to 125% in 1998 on loans having a loan to value ratio of 80% or less. At March 31, 1999, $3.2 billion of the adjustable rate mortgages in our loan portfolio were subject to negative amortization, of which $53 million represented the amount of negative amortization included in the loan balance.

  We also continue to originate residential fixed interest rate mortgage loans to meet consumer demand, but we intend to sell the majority of these loans. We sold $777 million of loans in the first quarter of 1999, compared to $559 million for the previous quarter and $119 million for the first quarter of 1998. All were secured by residential one-to-four unit property and at March 31, 1999, loans held for sale totaled $310 million.

  At March 31, 1999, we had commitments to fund loans amounting to $807 million, of which $419 million were fixed rate one-to-four unit residential loans being originated for sale in the secondary market, loans in process of $123 million, undrawn lines of credit of $77 million, commitments to purchase loans of $53 million and letters of credit of $1 million. We believe our current sources of funds will enable us to meet these obligations while exceeding all regulatory liquidity requirements.

  The following table sets forth the origination, purchase and sale activity relating to loans and mortgage-backed securities during the periods indicated.

                                             Three Months Ended
                          ----------------------------------------------------------
                          March 31,  December 31, September 30, June 30,   March 31,
                            1999         1998         1998        1998       1998
                          ---------  ------------ ------------- ---------  ---------
                                               (In Thousands)
Investment Portfolio:
Loans originated:
 Loans secured by real
  estate:
 Residential:
  One-to-four units:
   Adjustable...........  $ 382,562   $ 303,291     $ 283,468   $ 229,106  $ 127,871
   Adjustable--
    subprime............    186,329     133,409       100,015      78,845     60,017
                          ---------   ---------     ---------   ---------  ---------
    Total adjustable....    568,891     436,700       383,483     307,951    187,888
   Fixed................    205,758     179,786         5,351       3,980      3,319
   Fixed--subprime......      2,444       1,684         1,535       1,329      1,472
  Five or more units:
   Adjustable...........        --          --            --          --         875
   Fixed................        --          --         13,229         --         --
                          ---------   ---------     ---------   ---------  ---------
    Total residential...    777,093     618,170       403,598     313,260    193,554
 Commercial real
  estate................      6,398       6,149           --          --       4,214
 Construction...........     30,587      45,339        17,266      19,023     29,906
 Land...................     29,081       9,983        23,640       6,883      7,851
 Non-mortgage:
 Commercial.............      2,925         700           645       4,421        610
 Automobile.............     50,294      43,330        40,158      46,153     45,552
 Other consumer.........     11,760       5,983         7,016      10,738      4,537
                          ---------   ---------     ---------   ---------  ---------
  Total loans
   originated...........    908,138     729,654       492,323     400,478    286,224
Real estate loans
 purchased (1)..........        302         507           400       3,827      2,729
                          ---------   ---------     ---------   ---------  ---------
 Total loans originated
  and purchased.........    908,440     730,161       492,723     404,305    288,953
Loan repayments.........   (434,796)   (489,912)     (490,358)   (498,516)  (376,371)
Other net changes (2)...    (18,824)     (8,211)          553     (11,740)   (14,747)
                          ---------   ---------     ---------   ---------  ---------
 Net increase (decrease)
  in loans held for
  investment............    454,820     232,038         2,918    (105,951)  (102,165)
                          ---------   ---------     ---------   ---------  ---------
Sale Portfolio:
Residential, one-to-four
 units:
 Originated whole
  loans.................    646,786     740,837       571,146     592,931    257,669
 Loans transferred from
  (to) the investment
  portfolio.............     (7,095)     (3,822)          --          162        604
 Originated whole loans
  sold..................   (176,139)   (266,812)     (354,371)   (429,434)   (79,686)
 Loans exchanged for
  mortgage-backed
  securities............   (600,379)   (291,940)     (153,175)   (124,505)   (39,211)
 Other net changes......       (622)     (3,794)       (2,851)     (1,369)       (97)
                          ---------   ---------     ---------   ---------  ---------
 Net increase
  (decrease) in loans
  held for sale.........   (137,449)    174,469        60,749      37,785    139,279
                          ---------   ---------     ---------   ---------  ---------
Mortgage-backed
 securities, net:
 Received in exchange
  for loans.............    600,379     291,940       153,175     124,505     39,211
 Sold...................   (600,379)   (293,222)     (153,175)   (124,505)   (39,211)
 Repayments.............     (3,235)     (4,143)       (4,242)     (3,724)    (3,020)
 Other net changes......         46        (560)          127         (13)      (296)
                          ---------   ---------     ---------   ---------  ---------
 Net decrease in
  mortgage-backed
  securities available
  for sale..............     (3,189)     (5,985)       (4,115)     (3,737)    (3,316)
                          ---------   ---------     ---------   ---------  ---------
 Net increase
  (decrease) in loans
  and mortgage-backed
  securities held for
  sale and available
  for sale..............   (140,638)    168,484        56,634      34,048    135,963
                          ---------   ---------     ---------   ---------  ---------
 Total net increase
  (decrease) in loans
  and mortgage-backed
  securities............  $ 314,182   $ 400,522     $  59,552   $ (71,903) $  33,798
                          =========   =========     =========   =========  =========

--------
(1) Primarily one-to-four unit residential loans. Includes five or more unit residential loans of $0.4 million in the three months ended September 30, 1998, $0.2 million in the three months ended June 30, 1998 and $0.1 million in the three months ended March 31, 1998. Also includes commercial real estate loans of $0.6 million in the three months ended June 30, 1998.
(2) Primarily includes borrowings against and repayments of lines of credit and construction loans, changes in loss allowances, loans transferred to real estate acquired in settlement of loans or from (to) the held for sale portfolio, and interest capitalized on loans (negative amortization).

  The following table sets forth the composition of our loan and mortgage-backed securities portfolios at the dates indicated. At March 31, 1999, approximately 97% of our real estate loans were secured by real estate located in California, principally in Los Angeles, Orange, Santa Clara, San Diego and San Mateo counties.

                          March 31,   December 31, September 30,  June 30,   March 31,
                             1999         1998         1998         1998        1998
                          ----------  ------------ ------------- ----------  ----------
                                                (In Thousands)
Investment Portfolio:
 Loans secured by real
  estate:
  Residential:
  One-to-four units:
   Adjustable...........  $3,800,552   $3,721,728   $3,791,187   $3,892,221  $4,027,520
   Adjustable--
    subprime............     745,843      580,232      461,646      372,608     303,058
   Fixed................     507,357      325,454      153,408      155,741     161,518
   Fixed--subprime......      10,932        8,719        7,516        5,993       4,672
                          ----------   ----------   ----------   ----------  ----------
    Total one-to-four
     units..............   5,064,684    4,636,133    4,413,757    4,426,563   4,496,768
  Five or more units:
   Adjustable...........      18,516       18,617       18,707       18,802      30,129
   Fixed................       7,904       21,412       22,436        8,934       8,748
  Commercial real
   estate:
  Adjustable............      39,641       39,360       44,215       47,045      73,013
  Fixed.................     111,606      101,430      112,687      114,379     118,476
  Construction..........     147,246      127,761       92,779       95,664      89,989
  Land..................      74,959       44,859       39,222       29,857      32,510
 Non-mortgage:
  Commercial............      28,182       28,293       27,710       27,298      25,478
  Automobile............     363,168      357,988      355,955      356,504     350,316
  Other consumer........      40,607       41,894       44,026       44,530      45,529
                          ----------   ----------   ----------   ----------  ----------
  Total loans held for
   investment...........   5,896,513    5,417,747    5,171,494    5,169,576   5,270,956
 Increase (decrease)
  for:
  Undisbursed loan
   funds................    (133,785)    (108,414)     (88,213)     (85,367)    (78,888)
  Net deferred costs and
   premiums.............      33,515       31,021       24,962       21,408      19,581
  Allowance for
   estimated loss.......     (32,586)     (31,517)     (31,444)     (31,736)    (31,817)
                          ----------   ----------   ----------   ----------  ----------
  Total loans held for
   investment, net......   5,763,657    5,308,837    5,076,799    5,073,881   5,179,832
                          ----------   ----------   ----------   ----------  ----------
Sale Portfolio, Net:
 Loans held for sale
  (all one-to-four
  units):
  Adjustable............         --         7,975        9,480       13,692      10,019
  Fixed.................     309,933      439,407      263,433      198,472     164,360
                          ----------   ----------   ----------   ----------  ----------
  Total loans held for
   sale.................     309,933      447,382      272,913      212,164     174,379
 Mortgage-backed
  securities available
  for sale:
  Adjustable............       9,887       10,996       12,795       14,575      16,135
  Fixed.................      19,070       21,150       25,336       27,671      29,848
                          ----------   ----------   ----------   ----------  ----------
  Total mortgage-backed
   securities available
   for sale.............      28,957       32,146       38,131       42,246      45,983
                          ----------   ----------   ----------   ----------  ----------
  Total loans and
   mortgage-backed
   securities held for
   sale and available
   for sale.............     338,890      479,528      311,044      254,410     220,362
                          ----------   ----------   ----------   ----------  ----------
  Total loans and
   mortgage-backed
   securities...........  $6,102,547   $5,788,365   $5,387,843   $5,328,291  $5,400,194
                          ==========   ==========   ==========   ==========  ==========

  We carry loans for sale at the lower of cost or market. At March 31, 1999, no valuation allowance was required as the market value exceeded book value on an aggregate basis.

  We carry mortgage-backed securities available for sale at fair value which, at March 31, 1999, reflected an unrealized gain of $0.2 million. The current quarter-end unrealized gain, less the associated tax effect of $0.1 million, is reflected within a separate component of other comprehensive income until realized.

Deposits

  At March 31, 1999, our deposits totaled $5.2 billion, up $96 million or 1.9% from the year-ago quarter end, and up $166 million or 3.3% from year-end 1998. Compared to the year-ago period, our transaction accounts--i.e., checking, regular passbook and money market--increased $306 million or 30.4%, while certificates of deposits decreased $210 million or 5.1%. The following table sets forth information concerning our deposits and average rates paid at the dates indicated.

                       March 31, 1999     December 31, 1998  September 30, 1998     June 30, 1998       March 31,1998
                     ------------------- ------------------- ------------------- ------------------- -------------------
                     Weighted            Weighted            Weighted            Weighted            Weighted
                     Average             Average             Average             Average             Average
                       Rate     Amount     Rate     Amount     Rate     Amount     Rate     Amount     Rate     Amount
                     -------- ---------- -------- ---------- -------- ---------- -------- ---------- -------- ----------
                                                           (Dollars in Thousands)
Transaction
 accounts..........    2.34%  $1,313,707   2.30%  $1,238,062   2.18%  $1,080,734   2.17%  $1,021,428   2.10%  $1,007,323
Certificates of
 deposit:
 Less than 3.00%...    2.60       23,324   2.62       25,126   2.63       26,686   2.63       27,290   2.63       29,543
 3.00-3.49.........    3.01          323   3.01          593   3.03          449   3.02          677   3.01          581
 3.50-3.99.........    3.91       47,813   3.88       51,474   3.91       40,115    --           --     --           --
 4.00-4.49.........    4.39      604,692   4.39      428,316   4.16       14,754   4.13       59,708   4.20       60,410
 4.50-4.99.........    4.80    1,004,947   4.80      668,204   4.88      468,922   4.90      208,774   4.89      134,194
 5.00-5.99.........    5.41    2,015,702   5.53    2,421,333   5.57    3,162,420   5.60    3,072,092   5.63    2,947,539
 6.00-6.99.........    6.06      192,320   6.06      204,065   6.06      382,502   6.05      778,300   6.06      925,762
 7.00 and greater..    7.24        2,454   7.24        2,560   7.25        2,798   7.24        3,107   7.21        3,470
                       ----   ----------   ----   ----------   ----   ----------   ----   ----------   ----   ----------
 Total certificates
  of deposit.......    5.09    3,891,575   5.26    3,801,671   5.50    4,098,646   5.61    4,149,948   5.66    4,101,499
                       ----   ----------   ----   ----------   ----   ----------   ----   ----------   ----   ----------
 Total deposits....    4.40%  $5,205,282   4.53%  $5,039,733   4.81%  $5,179,380   4.93%  $5,171,376   4.96%  $5,108,822
                       ====   ==========   ====   ==========   ====   ==========   ====   ==========   ====   ==========

Borrowings

  During the 1999 first quarter, our borrowings increased $148 million to $851 million, primarily reflecting increases in FHLB advances. This followed an increase of $494 million during the fourth quarter of 1998 when we took advantage of obtaining long-term advances from the FHLB at attractive borrowing rates. The following table sets forth information concerning our FHLB advances and other borrowings at the dates indicated.

                          March 31,  December 31, September 30, June 30,  March 31,
                            1999         1998         1998        1998      1998
                          ---------  ------------ ------------- --------  ---------
                                          (Dollars in Thousands)
FHLB advances...........  $842,677     $695,012     $197,935    $123,347  $209,854
Other borrowings:
 Commercial paper.......       --           --           --       19,982    44,517
 Other borrowings.......     8,638        8,708       12,166      12,256    12,712
                          --------     --------     --------    --------  --------
  Total borrowings......  $851,315     $703,720     $210,101    $155,585  $267,083
                          ========     ========     ========    ========  ========
Weighted average rate on
 borrowings during
 the period.............      5.36%        5.61%        5.91%       6.60%     6.42%
Total borrowings as a
 percentage of
 total assets...........     12.91        11.22         3.55        2.67      4.55

Asset/Liability Management and Market Risk

  Market risk is the risk of loss from adverse changes in market prices and interest rates. Our market risk arises primarily from interest rate risk in our lending and deposit taking activities. This interest rate risk occurs to the degree that our interest-bearing liabilities reprice or mature more rapidly or on a different basis than our interest-earning assets. Since our earnings depend primarily on our net interest income, which is the difference between the interest and dividends earned on interest-earning assets and the interest paid on interest-bearing liabilities, one of our principal objectives is to actively monitor and manage the effects of adverse changes in interest rates on net interest income while maintaining asset quality. There has been no significant change in our market risk since December 31, 1998. See "Financial Condition for the Year Ended December 31, 1998--Asset/Liability Management and Market Risk."

  The following table sets forth the repricing frequency of our major asset and liability categories as of March 31, 1999, as well as other information regarding the repricing and maturity differences between interest-earning assets and interest-bearing liabilities in future periods. We refer to these differences as "gap." We have determined the repricing frequencies by reference to projected maturities, based upon contractual maturities as adjusted for scheduled repayments and "repricing mechanisms"--provisions for changes in the interest and dividend rates of assets and liabilities. We assume prepayment rates on substantially all of our loan portfolio based upon our historical loan prepayment experience and anticipated future prepayments. Repricing mechanisms on a number of our assets are subject to limitations, like caps on the amount that interest rates and payments on our loans may adjust. Accordingly, these assets do not normally respond to changes in market interest rates as completely or rapidly as our liabilities. The interest rate sensitivity of our assets and liabilities illustrated in the table would vary substantially if we used different assumptions or if actual experience differed from the assumptions shown.

                                                      March 31, 1999
                               ------------------------------------------------------------------
                                 Within       7-12        2-5       6-10       Over      Total
                                6 Months     Months      Years      Years    10 Years   Balance
                               ----------  -----------  --------  ---------  --------  ----------
                                                  (Dollars in Thousands)
Interest-earning assets:
 Investment securities
  and FHLB stock........   (1) $  111,157  $    10,064  $ 90,169  $     --   $    --   $  211,390
 Loans and mortgage-
  backed securities:
  Mortgage-backed
   securities...........   (2)     15,047        4,638     8,542        684        46      28,957
  Loans secured by real
   estate:
   Residential:
    Adjustable..........   (2)  4,462,219      106,564     9,648        --        --    4,578,431
    Fixed...............   (2)    372,615       52,856   243,085    106,924    61,709     837,189
   Commercial real es-
    tate................   (2)     44,942        7,486    88,244      5,771     1,896     148,339
   Construction.........   (2)     52,916          --        --         --        --       52,916
   Land.................   (2)     41,073           34       293        448       224      42,072
  Non-mortgage:
   Commercial...........   (2)     17,053          --        --         --        --       17,053
   Consumer.............   (2)    120,240       75,286   202,064        --        --      397,590
                               ----------  -----------  --------  ---------  --------  ----------
 Total loans and
  mortgage-backed
  securities............        5,126,105      246,864   551,876    113,827    63,875   6,102,547
                               ----------  -----------  --------  ---------  --------  ----------
  Total interest-earning
   assets...............       $5,237,262  $   256,928  $642,045  $ 113,827  $ 63,875  $6,313,937
                               ==========  ===========  ========  =========  ========  ==========
Deposits and borrowings:
 Interest-bearing depos-
  its:
  Fixed maturity
   deposits.............   (1) $2,328,096  $ 1,274,626  $288,853  $     --   $    --   $3,891,575
  Transaction accounts..   (3)  1,152,738          --        --         --        --    1,152,738
 Non-interest-bearing
  transaction accounts..          160,969          --        --         --        --      160,969
                               ----------  -----------  --------  ---------  --------  ----------
  Total deposits........        3,641,803    1,274,626   288,853        --        --    5,205,282
 Borrowings.............          301,471       17,744   101,100    431,000       --      851,315
                               ----------  -----------  --------  ---------  --------  ----------
  Total deposits and
   borrowings...........       $3,943,274  $ 1,292,370  $389,953  $ 431,000  $    --   $6,056,597
                               ==========  ===========  ========  =========  ========  ==========
Excess (shortfall) of
 interest-earning assets
 over interest-bearing
 liabilities............       $1,293,988  $(1,035,442) $252,092  $(317,173) $ 63,875  $  257,340
Cumulative gap..........        1,293,988      258,546   510,638    193,465   257,340
Cumulative gap--as a %
 of total assets:
 March 31, 1999.........            19.62%        3.92%     7.74%      2.93%     3.90%
 December 31, 1998......            23.84         7.48      9.07       3.40      4.00
 March 31, 1998.........            25.50         2.57      2.70       3.65      4.07

-------
(1)  Based upon contractual maturity and repricing date.
(2) Based upon contractual maturity, repricing date and projected repayment and prepayments of principal.
(3)  Subject to immediate repricing.

  Our six-month gap at March 31, 1999, was a positive 19.62%. This means that more interest-earning assets reprice within six months than interest-bearing liabilities. This compares to a positive six-month gap of 23.84% at December 31, 1998, and 25.50% at March 31, 1998. We continue to pursue our strategy of emphasizing the origination of adjustable rate mortgages. For the twelve months ended March 31, 1999, we originated and purchased for investment $2.0 billion of adjustable rate loans and mortgage-backed securities which represented approximately 80% of all loans and mortgage-backed securities we originated and purchased for investment during the period.

  At March 31, 1999, 97% of our interest-earning assets mature, reprice or are estimated to prepay within five years, down slightly from 98% at both December 31, 1998 and March 31, 1998. At March 31, 1999, loans and mortgage-backed securities with adjustable interest rates represented 79% of our loans and mortgage-backed securities portfolios. During the first quarter of 1999, we continued to offer residential fixed rate loan products to our customers primarily for sale in the secondary market. We price and originate fixed rate mortgage loans for sale into the secondary market to increase opportunities for originating adjustable rate mortgages and generate fee and servicing income. We also originate fixed rate loans for portfolio to facilitate the sale of real estate acquired in settlement of loans and which meet specific yield and other approved guidelines.

  At March 31, 1999, $5.3 billion or 86% of our total loan portfolio, including mortgage-backed securities, consisted of adjustable rate loans, construction loans, and loans with a due date of five years or less, compared to $5.0 billion or 92% at December 31, 1998, and $5.1 billion or 92% at March 31, 1998.

  The following table sets forth on a consolidated basis the interest rate spread on our interest-earning assets and interest-bearing liabilities as of the dates indicated.

                         March 31, December 31, September 30, June 30, March 31,
                           1999        1998         1998        1998     1998
                         --------- ------------ ------------- -------- ---------
Weighted average yield:
  Loans and mortgage-
   backed securities....   7.59%       7.72%        7.82%       7.91%    7.94%
  FHLB stock............   5.29        5.44         5.86        5.88     5.89
  Investment
   securities...........   5.61        5.40         5.77        5.81     5.83
                           ----        ----         ----        ----     ----
    Earning assets
     yield..............   7.52        7.65         7.73        7.82     7.86
                           ----        ----         ----        ----     ----
Weighted average cost:
  Deposits..............   4.40        4.53         4.81        4.93     4.96
  Borrowings:
    FHLB advances.......   5.30        5.47         5.85        6.18     6.17
    Other borrowings....   8.70        8.69         8.36        6.56     6.19
                           ----        ----         ----        ----     ----
  Combined borrowings...   5.33        5.51         6.00        6.26     6.17
                           ----        ----         ----        ----     ----
  Combined funds........   4.53        4.66         4.86        4.97     5.02
                           ----        ----         ----        ----     ----
Interest rate spread....   2.99%       2.99%        2.87%       2.85%    2.84%
                           ====        ====         ====        ====     ====

  The period end weighted average yield on our loan and mortgage-backed securities portfolios at March 31, 1999, was 7.59%, down from 7.72% at December 31, 1998, and 7.94% at March 31, 1998. At March 31, 1999, our single family adjustable rate mortgage portfolio, including mortgage-backed securities, totaled $4.6 billion with a weighted average rate of 7.35%, compared to $4.3 billion with a weighted average rate of 7.53% at December 31, 1998, and $4.4 billion with a weighted average rate of 7.65% at March 31, 1998.

Problem Loans and Real Estate

 Non-Performing Assets

  Non-performing assets consist of loans on which we have ceased the accrual of interest, which we refer to as non-accrual loans, and real estate acquired in settlement of loans. Non-performing assets increased during the quarter by $3 million to $30 million at March 31, 1999 or 0.46% of total assets. The increase primarily occurred in single family subprime credits, which totaled 0.58% of these loans. Non-performing assets at quarter end include non-accrual loans aggregating $1 million which were not contractually past due, but were deemed non-accrual due to our assessment of the borrower's ability to pay.

  The following table summarizes our non-performing assets at the dates indicated.

                          March 31, December 31, September 30, June 30,  March 31,
                            1999        1998         1998        1998      1998
                          --------- ------------ ------------- --------  ---------
                                          (Dollars in Thousands)
Non-accrual loans:
  Residential, one-to-
   four units...........   $16,579    $15,571       $15,397    $19,047    $17,736
  Residential, one-to-
   four units--
   subprime.............     4,379      1,975         2,479      1,107        832
  Other.................     4,127      4,829        20,677     20,259     20,060
                           -------    -------       -------    -------    -------
    Total non-accrual
     loans..............    25,085     22,375        38,553     40,413     38,628
Real estate acquired in
 settlement of loans....     4,686      4,475         5,423      7,576     10,414
Repossessed
 automobiles............       319        569           611        764        688
                           -------    -------       -------    -------    -------
    Gross non-performing
     assets.............   $30,090    $27,419       $44,587    $48,753    $49,730
                           =======    =======       =======    =======    =======
Allowance for loan
 losses (1):
  Amount................   $32,586    $31,517       $31,444    $31,736    $31,817
  As a percentage of
   non-performing
   loans................    129.90%    140.86%        81.56%     78.53%     82.37%
Non-performing assets as
 a percentage of total
 assets.................      0.46       0.44          0.75       0.84       0.85

--------
(1) Allowance for loan losses does not include the allowance for real estate and real estate acquired in settlement of loans.

  At March 31, 1999, the recorded investment in loans for which we recognized impairment totaled $13 million. The total allowance for possible losses related to these loans was $1 million. During the first quarter of 1999, total interest recognized on the impaired loan portfolio was $0.5 million.

 Delinquent Loans

  During the 1999 first quarter, our delinquencies decreased by $2 million or 4.9%. The decrease occurred primarily in our one-to-four unit residential and automobile categories, which both declined by $2 million. An increase in the one-to-four units subprime category of $3 million partially offset those declines, with total subprime delinquencies equaling 0.64% of related loans. As a percentage of total loans outstanding, total delinquencies were 0.58% at the end of the 1999 first quarter, compared to 0.65% at year-end 1998 and 0.78% a year ago.

  The following table indicates the amounts of our past due loans at the dates indicated.

                                  March 31, 1999                     December 31, 1998
                          ----------------------------------  ----------------------------------
                           30-59   60-89     90+               30-59   60-89     90+
                           Days     Days   Days (1)   Total    Days     Days   Days (1)   Total
                          -------  ------  --------  -------  -------  ------  --------  -------
                                              (Dollars in Thousands)
Loans secured by real
 estate:
 Residential:
 One-to-four units......  $ 8,463  $4,700  $13,180   $26,343  $ 9,841  $6,014  $12,832   $28,687
 One-to-four units--
  subprime..............    1,177   2,281    1,385     4,843      244     784      947     1,975
 Five or more units.....      --      --       --        --       --      --       155       155
 Commercial real
  estate................      --      --       --        --       --      --       --        --
 Construction...........      --      --       --        --       --      --       --        --
 Land...................      --      --       --        --       --      --       --        --
                          -------  ------  -------   -------  -------  ------  -------   -------
  Total real estate
   loans................    9,640   6,981   14,565    31,186   10,085   6,798   13,934    30,817
Non-mortgage:
 Commercial.............      --      --       --        --       --      --       --        --
 Automobile.............    3,248     383    1,000     4,631    4,650     888    1,048     6,586
 Other consumer.........      144      76      226       446      334      45      344       723
                          -------  ------  -------   -------  -------  ------  -------   -------
  Total loans...........  $13,032  $7,440  $15,791   $36,263  $15,069  $7,731  $15,326   $38,126
                          =======  ======  =======   =======  =======  ======  =======   =======
Delinquencies as a
 percentage of total
 loans..................     0.21%   0.12%    0.25%     0.58%    0.26%   0.13%    0.26%     0.65%

                                September 30, 1998                     June 30, 1998
                          ----------------------------------  ----------------------------------
Loans secured by real
 estate:
 Residential:
 One-to-four units......  $10,601  $4,302  $12,408   $27,311  $12,500  $5,271  $14,497   $32,268
 One-to-four units--
  subprime..............      741   1,334      505     2,580      535     --       762     1,297
 Five or more units.....      155     --       --        155      --      --       --        --
 Commercial real
  estate................      --      --       --        --       --      --       --        --
 Construction...........      --      --       --        --       --      --       --        --
 Land...................      --      --       --        --       --      --       --        --
                          -------  ------  -------   -------  -------  ------  -------   -------
  Total real estate
   loans................   11,497   5,636   12,913    30,046   13,035   5,271   15,259    33,565
Non-mortgage:
 Commercial.............      --      --       --        --       --      --       --        --
 Automobile.............    5,330   1,105      990     7,425    4,795     860      819     6,474
 Other consumer.........      119     143      496       758      222     208      227       657
                          -------  ------  -------   -------  -------  ------  -------   -------
  Total loans...........  $16,946  $6,884  $14,399   $38,229  $18,052  $6,339  $16,305   $40,696
                          =======  ======  =======   =======  =======  ======  =======   =======
Delinquencies as a
 percentage of total
 loans..................     0.31%   0.13%    0.26%     0.70%    0.34%   0.12%    0.30%     0.76%

                                  March 31, 1998
                          ----------------------------------
Loans secured by real
 estate:
 Residential:
 One-to-four units......  $14,532  $6,096  $14,487   $35,115
 One-to-four units--
  subprime..............      287     359      186       832
 Five or more units.....      222     --       --        222
 Commercial real
  estate................      241     --       --        241
 Construction...........      --      --       --        --
 Land...................      --      --       --        --
                          -------  ------  -------   -------
  Total real estate
   loans................   15,282   6,455   14,673    36,410
Non-mortgage:
 Commercial.............      --      --       --        --
 Automobile.............    4,005     946      716     5,667
 Other consumer.........       73      57      457       587
                          -------  ------  -------   -------
  Total loans...........  $19,360  $7,458  $15,846   $42,664
                          =======  ======  =======   =======
Delinquencies as a
 percentage of total
 loans..................     0.35%   0.14%    0.29%     0.78%

--------
(1) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.

 Allowance for Losses on Loans and Real Estate

  We establish valuation allowances for losses on loans and real estate on a specific and general basis. We determine specific allowances based on the difference between the carrying value of the asset and our net fair value. We determine general valuation allowances based on historical loss experience, current and anticipated levels and trends of delinquent and non-performing loans and the economic environment in our market areas.

  Allowances for losses on all assets were $41 million at March 31, 1999, $40 million at December 31, 1998 and $51 million at March 31, 1998.

  Our total allowance for possible loan losses was $33 million at March 31, 1999, compared to $32 million at both December 31, 1998, and at March 31, 1998. Included in our current quarter-end total allowance was $32 million of general loan valuation allowances, of which $3 million represents an unallocated portion. These general loan valuation allowances may be included as a component of risk-based capital, up to a maximum of 1.25% of our risk-weighted assets. Net charge-offs totaled $1.3 million in the 1999 first quarter, compared to $0.5 million in the year-ago quarter. The year-ago quarter included a $1.4 million recovery from the previously mentioned settlement. Adjusting year-ago results to exclude that recovery, net charge-offs would have been down $0.6 million between first quarters. Included in the current quarter net charge-offs were $0.1 million associated with one-to-four unit residential loans and $1.2 million associated with automobile loans.

  The following table is a summary of the activity of our allowance for loan losses for the periods indicated.

                                           Three Months Ended
                         --------------------------------------------------------
                         March 31, December 31, September 30, June 30,  March 31,
                           1999        1998         1998        1998      1998
                         --------- ------------ ------------- --------  ---------
                                             (In Thousands)
Balance at beginning of
 period.................  $31,517    $31,444       $31,736    $31,817    $32,092
Provision...............    2,381      1,180           985      1,462        272
Charge-offs.............   (1,520)    (1,574)       (1,540)    (1,877)    (2,381)
Recoveries (1)..........      208        467           263        334      1,834
                          -------    -------       -------    -------    -------
Balance at end of
 period.................  $32,586    $31,517       $31,444    $31,736    $31,817
                          =======    =======       =======    =======    =======

--------
(1) The first quarter of 1998 includes a $1.4 million recovery of a prior commercial real estate loan charge-off due to the previously mentioned settlement.

  The following table indicates our allocation of the total valuation allowance for loan losses to the various categories of loans for the dates indicated.

                                 March 31, 1999                 December 31, 1998              September 30, 1998
                         ------------------------------- ------------------------------- -------------------------------
                                     Gross    Allowance              Gross    Allowance              Gross    Allowance
                                      Loan    Percentage              Loan    Percentage              Loan    Percentage
                                   Portfolio   to Loan             Portfolio   to Loan             Portfolio   to Loan
                         Allowance  Balance    Balance   Allowance  Balance    Balance   Allowance  Balance    Balance
                         --------- ---------- ---------- --------- ---------- ---------- --------- ---------- ----------
                                                             (Dollars in Thousands)
Loans secured by real
 estate:
 Residential:
 One-to-four units.....   $15,735  $5,064,684    0.31%    $14,299  $4,636,133    0.31%    $13,603  $4,413,757    0.31%
 Five or more units....       299      26,420    1.13         401      40,029    1.00         409      41,143    0.99
 Commercial real
  estate...............     2,729     151,247    1.80       2,632     140,790    1.87       3,656     156,902    2.33
 Construction..........     1,732     147,246    1.18       1,508     127,761    1.18       1,087      92,779    1.17
 Land..................       944      74,959    1.26         568      44,859    1.27         498      39,222    1.27
Non-Mortgage:
 Commercial............       202      28,182    0.72         218      28,293    0.77         204      27,710    0.74
 Automobile............     7,566     363,168    2.08       8,344     357,988    2.33       8,349     355,955    2.35
 Other consumer........       579      40,607    1.43         747      41,894    1.78         838      44,026    1.90
Not specifically
 allocated.............     2,800         --      --        2,800         --      --        2,800         --      --
                          -------  ----------    ----     -------  ----------    ----     -------  ----------    ----
  Total loans held for
   investment..........   $32,586  $5,896,513    0.55%    $31,517  $5,417,747    0.58%    $31,444  $5,171,494    0.61%
                          =======  ==========    ====     =======  ==========    ====     =======  ==========    ====

                                  June 30, 1998                  March 31, 1998
                         ------------------------------- -------------------------------
Loans secured by real
 estate:
 Residential:
 One-to-four units.....   $14,143  $4,426,563    0.32%    $13,960  $4,496,768    0.31%
 Five or more units....       309      27,736    1.11         399      38,877    1.03
 Commercial real
  estate...............     3,766     161,424    2.33       4,118     191,489    2.15
 Construction..........     1,137      95,664    1.19       1,072      89,989    1.19
 Land..................       382      29,857    1.28         415      32,510    1.28
Non-mortgage:
 Commercial............       199      27,298    0.73         192      25,478    0.75
 Automobile............     8,272     356,504    2.32       8,105     350,316    2.31
 Other consumer........       728      44,530    1.63         756      45,529    1.66
Not specifically
 allocated.............     2,800         --      --        2,800         --      --
                          -------  ----------    ----     -------  ----------    ----
  Total loans held for
   investment..........   $31,736  $5,169,576    0.61%    $31,817  $5,270,956    0.60%
                          =======  ==========    ====     =======  ==========    ====

  The following table is a summary of the activity of our allowance for real estate held for investment for the periods indicated.

                                           Three Months Ended
                         --------------------------------------------------------
                         March 31, December 31, September 30, June 30,  March 31,
                           1999        1998         1998        1998      1998
                         --------- ------------ ------------- --------  ---------
                                             (In Thousands)
Balance at beginning of
 period.................  $7,717      $8,151       $ 9,558    $18,140    $21,244
Provision (reduction)...      53        (214)         (139)    (2,221)    (2,722)
Charge-offs.............     --         (220)       (1,268)    (6,361)      (382)
Recoveries..............     --          --            --         --         --
                          ------      ------       -------    -------    -------
Balance at end of
 period.................  $7,770      $7,717       $ 8,151    $ 9,558    $18,140
                          ======      ======       =======    =======    =======

  In addition to losses charged against the allowance for loan losses, we have recorded losses on real estate acquired in settlement of loans by direct write-off to net operations of real estate acquired in settlement of loans and against an allowance for losses specifically established for these assets. The following table is a summary of the activity of our allowance for real estate acquired in settlement of loans for the periods indicated.

                                           Three Months Ended
                         -------------------------------------------------------
                         March 31, December 31, September 30, June 30, March 31,
                           1999        1998         1998        1998     1998
                         --------- ------------ ------------- -------- ---------
                                             (In Thousands)
Balance at beginning of
 period.................   $533        $582         $ 671      $ 898     $ 839
Provision (reduction)...     26         (14)          160          5       304
Charge-offs.............    (12)        (35)         (249)      (232)     (245)
Recoveries..............    --          --            --         --        --
                           ----        ----         -----      -----     -----
Balance at end of
 period.................   $547        $533         $ 582      $ 671     $ 898
                           ====        ====         =====      =====     =====

  See "Financial Condition for the Year Ended December 31, 1998--Problem Loans and Real Estate--Allowance for Losses on Loans and Real Estate" for further information as to how we establish valuation allowances.

Capital Resources and Liquidity

  Our primary sources of funds generated in the first quarter of 1999 were principal repayments, including prepayments, but excluding our refinances on loans and mortgage-backed securities held for investment and available for sale of $387 million and net increases in our deposits of $166 million and borrowings of $148 million. In addition, loans held for sale declined by $137 million.

  We used these funds primarily to originate loans held for investment of $855 million, net of our refinances of $52 million.

  At March 31, 1999 and December 31, 1998, the Bank's ratio of regulatory liquidity was 4.0%, compared to 4.6% at March 31, 1998.

  Stockholders' equity totaled $490 million at March 31, 1999, compared to $481 million at December 31, 1998, and $446 million at March 31, 1998.

Regulatory Capital Compliance

  The following table is a reconciliation of the Bank's stockholder's equity to federal regulatory capital as of March 31, 1999. The core and tangible capital ratios were 6.63% and the risk-based capital ratio was 12.49%. The Bank's capital ratios exceed the "well capitalized" standards of 5% for core and 10% for risk-based, as defined by regulation.

                          Tangible Capital         Core Capital    Risk-Based Capital
                          -------------------     ---------------  --------------------
                           Amount     Ratio        Amount   Ratio    Amount     Ratio
                          ----------  -------     --------  -----  ----------  --------
                                        (Dollars in Thousands)
Stockholder's equity....  $  480,040              $480,040         $  480,040
Adjustments:
 Deductions:
 Investment in
  subsidiary, primarily
  real estate...........     (42,477)              (42,477)           (42,477)
 Goodwill...............      (4,425)               (4,425)            (4,425)
 Non-permitted mortgage
  servicing rights......      (1,571)               (1,571)            (1,571)
 Additions:
 Unrealized gains on
  securities available
  for sale..............        (305)                 (305)              (305)
 General loss
  allowance--investment
  in DSL
  Service Company.......       1,451                 1,451              1,451
 Loan general valuation
  allowances (1)........         --                    --              32,164
                          ----------  ------      --------  ----   ----------  -------
Regulatory capital......     432,713    6.63%      432,713  6.63%     464,877    12.49%
Well capitalized
 requirement............      97,898    1.50 (2)   326,327  5.00      372,277    10.00 (3)
                          ----------  ------      --------  ----   ----------  -------
Excess..................  $  334,815    5.13%     $106,386  1.63%  $   92,600     2.49%
                          ==========  ======      ========  ====   ==========  =======

--------
(1) Limited to 1.25% of risk-weighted assets.
(2) Represents the minimum requirement for tangible capital, as no "well capitalized" requirement has been established for this category.
(3) A third requirement is Tier 1 capital to risk-weighted assets of 6%, which the Bank met and exceeded with a ratio of 11.62%.

Year 2000

 Risks of the Year 2000 Issue

  The year 2000 issue is the result of computer programs being written using two digits rather than four digits to represent the calendar year--e.g., "99" for "1999". Software so developed, and not corrected, could produce inaccurate or unpredictable results or system failures commencing January 1, 2000, when dates present a lower two digit year number than dates in the prior century. These occurrences may have a material adverse effect on our financial condition, results of operations, business or business prospects, as Downey, like most financial organizations, is significantly impacted by the potential year 2000 issue due to the nature of financial information. Potential impacts to us may arise from software, computer hardware, and other equipment both within our direct control and outside our ownership, yet with which we electronically or operationally interface. Financial institution regulators have intensively focused upon year 2000 exposures, issuing guidance concerning the responsibilities of management and the board of directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams and the OTS has authority to bring enforcement actions against any institution under its supervision which it believes is not properly addressing year 2000 compliance issues.

 State of Readiness

  We have established a four-phase process to address the year 2000 issue. In addition, our board of directors oversees the year 2000 compliance project's progress through monthly status reports and quarterly reviews with the year 2000 project manager.

  As part of the first phase, which is now completed, we inventoried all of our data systems to determine which are most critical to support customer transaction processing and provide customer services. This inventory not only included in-house systems, but those third party vendors provide as well. We prioritized systems as being:

  . mission critical;

  . high risk;

  . moderate risk; or

  . low risk.

  From this system we developed modification plans which place priority emphasis on those systems requiring change and classified mission critical or high risk. We contacted third party vendors during this phase to determine their process and timeline in correcting any year 2000 compliance issues. In addition, we also contacted our commercial loan borrowers to determine the extent of their preparations for year 2000 and any potential impact year 2000 may have on their businesses and ability to repay loan obligations to us. Commercial lending does not represent a significant portion of our loan portfolio--i.e., approximately 0.3%; therefore, we believe the year 2000 preparedness of our commercial loan borrowers does not pose a significant risk.

  Phase two of the process consists of making appropriate year 2000 programming changes to our in-house systems, while phase three consists of acceptance testing and sign-off of both our in-house and vendor provided systems. The fourth and final phase of the year 2000 compliance project includes installation of the system modifications into our daily operation. The fourth phase is scheduled to occur once a system has been successfully tested and determined to be year 2000 compliant.

  By the end of 1998, we completed programming and substantially completed acceptance testing for our in-house mainframe system. At the end of first quarter 1999, we completed acceptance testing and installation of the in-house mainframe system, which performs all significant loan, deposit, and general ledger accounting processes.

  For our developed PC-based systems classified mission critical, we have completed all programming changes and acceptance testing. We expect to complete programming and acceptance testing of all other of our developed PC-based systems by the end of second quarter 1999, as well as the installation of year 2000 modifications.

  The timing of year 2000 acceptance testing and installation of all third party vendor changes is dependent upon when their systems become available to us. We have in place a process to monitor third party vendor progress in making required year 2000 corrections and, when completed, this process requires third party vendors to represent that their systems are year 2000 compliant. Although we request vendor representations, we do not intend to rely solely upon them. Rather, we intend to test vendor programs or review testing conducted by others for year 2000 compliance.

  In addition to the computer systems utilized by us, we have also inventoried other essential services that year 2000 issues may impact like telecommunications and utilities. We are monitoring these essential service providers to determine their progress and how they are addressing year 2000 issues. To date, no information exists to suggest these essential services will not be year 2000 compliant.

 Costs to Address the Year 2000 Issue

  Currently, we estimate that year 2000 project costs will approximate $6.5 million. This cost is in addition to existing personnel who are working on the year 2000 compliance project and includes estimates for hardware and software renovation or replacement, as well as additions to existing staff who will be specifically devoted to the project. Approximately 50% of the year 2000 compliance project cost represents costs to migrate to a new personal computer environment and to replace specific older automated teller machines, both of which we might otherwise have implemented or replaced during the period notwithstanding the year 2000 issue. Thus, that portion of year 2000 costs will be amortized over the useful life of the equipment. Of the estimated total expense, approximately $2.4 million has been incurred to date, $0.1 million in 1997, $1.8 million in 1998 and $0.5 million during the first three months of 1999. The table below summarizes by year the estimated amount and anticipated timing of the planned year 2000 expense.

                                           1997 1998 1999 2000 Thereafter Total
                                           ---- ---- ---- ---- ---------- -----
                                                      (In Millions)
Estimated year 2000 expense............... $0.1 $1.8 $2.8 $1.0    $0.8    $6.5

  As we progress in addressing the year 2000 compliance project and additional information becomes available, estimates of costs could change. At this time, no significant data system projects have been delayed as a result of our year 2000 compliance effort.

 Contingency Plans

  We believe our year 2000 compliance project should enable us to be successful in modifying our computer systems to be year 2000 compliant. As previously stated, we completed acceptance testing and installation with respect to our in-house mainframe system which performs all significant loan, deposit and general ledger accounting processes by the end of first quarter 1999. In addition to year 2000 compliance system modification plans, we have also developed contingency plans for all other systems classified as mission critical and high risk. Our contingency plans provide timetables to pursue various alternatives based upon the failure of a system to be adequately modified or sufficiently tested and validated to ensure year 2000 compliance. However, there can be no assurance that either the compliance process or our contingency plans will avoid partial or total system interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon our financial condition, results of operation, business or business prospects.

OVERVIEW FOR THE YEAR ENDED DECEMBER 31, 1998

  Our income for 1998 totaled a record $58.0 million or $2.05 per share on a diluted basis, up 28.2% from the prior year's $45.2 million or $1.61 per share.

  The settlement of litigation regarding obligations of a prior joint venture partner benefited net income in 1998 by $4.8 million. The pre-tax amount totaled $8.4 million and was comprised of the following items:

  . $1.4 million represented the recovery of a prior loan charge-off thereby reducing provision for loan losses;

  . $4.4 million in income from real estate and joint venture operations of which $4.3 million was a reduction of loss;

  .  $1.0 million in miscellaneous other income; and

  . $1.6 million as a reduction to professional fees within general and administrative expense.

  Excluding the settlement, 1998 net income would have been $53.2 million or $1.89 per share on a diluted basis, up 17.7% from the prior year.

  The increase in 1998 adjusted net income primarily reflected higher net interest income. Net interest income increased $20.2 million or 13.1% due to increases in both average earning assets and the effective interest spread. An adjusted $6.8 million increase in other income and declines of $3.3 million in adjusted provision for loan losses and $1.0 million in net operation of real estate acquired in satisfaction of loans also contributed to the increase in net income between years. The increase in adjusted other income reflected increases of $4.7 million in loan and deposit related fees, $3.8 million in net gains on sales of loans, and $3.7 million in adjusted income from real estate held for investment. Those favorable other income items were partially offset by declines of $4.5 million in the all other category, as 1997 included a gain from the sale of an asset obtained as part of the 1988 acquisition of Butterfield Savings, and a $1.0 million decline in loan servicing fees primarily due to additions made to the valuation allowance for mortgage servicing rights. Higher general and administrative expense partially offset the favorable impact of higher net interest and other income, and lower provision for loan losses and cost of net operation of real estate acquired in settlement of loans. The $17.9 million adjusted increase in general and administrative expense reflected significantly higher lending volumes, branch expansion and expense related to resolving year 2000 compliance issues.

  Assets increased $435 million or 7.4% during 1998 to $6.3 billion at year end, following a 12.3% increase during 1997. Asset growth slowed in 1998 even though our loan originations reached a record level, as the low interest rate environment prevalent during the year resulted in a high level of loan prepayments as borrowers refinanced into low, fixed rate loans. Single family loan originations increased from $2.0 billion in 1997 to $3.7 billion in 1998, of which we originated $2.2 billion for sale in the secondary market. In addition to single family loans, we originated $396 million of other loans, including $175 million of auto loans and $160 million of construction and land loans.

  Our asset growth was funded by an increase of $220 million in borrowings, primarily long-term FHLB advances, and $170 million in deposits. Deposits totaled $5.0 billion at December 31, 1998, up 3.5% from year-end 1997.

  Non-performing assets totaled $27 million or 0.44% of assets at December 31, 1998, down from $52 million or 0.89% of assets at December 31, 1997. The decline in our non-performing assets was primarily in the commercial real estate loan category, as we returned several loans to accrual status following an extended period of satisfactory payment performance. We perform a detailed review of all criticized, classified, watch and non-performing assets at least semi-annually. We review all assets greater than $1 million annually. The combined provisions for loan and real estate losses, including real estate held for investment and acquired in settlement of loans, resulted in a $0.9 million reduction of expense for 1998, primarily due to the aforementioned settlement, which included $5.7 million of settlement proceeds as a reduction to the provision for losses. Excluding this item, the combined provisions would have been $4.7 million in 1998, $6.6 million in 1997 and $7.5 million in 1996.

  At December 31, 1998, the Bank met and exceeded all three regulatory capital tests, with capital-to-asset ratios of 6.83% in tangible and core capital and 12.88% in risk-based capital. These capital levels are well above the "well capitalized" standards defined by the federal banking regulators of 5% for core and tangible capital and 10% for risk-based capital. For further information, see "Business--Regulation--Regulation of the Bank--Insurance of Deposit Accounts," "Financial Condition for the Year Ended December 31, 1998-- Investments in Real Estate and Joint Ventures" and "Regulatory Capital Compliance."

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

Net Interest Income

  Net interest income is the difference between the interest and dividends earned on loans, mortgage-backed securities and investment securities-- "interest-earning assets"--and the interest paid on deposits and borrowings-- "interest-bearing liabilities." The spread between the yield on interest-earning assets and the cost of interest-bearing liabilities and the relative dollar amounts of these assets and liabilities principally affects net interest income.

  Our net interest income was $174.3 million in 1998, up $20.2 million or 13.1% from 1997 and $39.8 million or 29.5% greater than 1996. The 1998 improvement over 1997 primarily reflected increases in both average earning assets and the effective interest rate spread. Average earning assets increased by $217 million or 4.0% to $5.7 billion. The effective interest rate spread averaged 3.08% in 1998, up from 2.83% in 1997 and 2.96% in 1996. The 1998 effective interest rate spread improved over 1997 as our yield on earning assets increased 6 basis points, while our cost of funding those earnings assets declined by 16 basis points.

  The following table presents for the periods indicated the total dollar amount of:

  . interest income from average interest-earning assets and the resultant yields; and

  . interest expense on average interest-bearing liabilities and the resultant costs, expressed as rates.

  The table also sets forth the net interest income, the interest rate spread and the effective interest rate spread. The effective interest rate spread reflects the relative level of interest-earning assets to interest-bearing liabilities and equals:

  . the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, divided by

  .  average interest-earning assets for the period.

  The table also sets forth the net earning balance--the difference between the average balance of interest-earning assets and the average balance of interest-bearing liabilities--for the periods indicated. We include non-accrual loans in the average interest-earning assets balance. We include interest from non-accrual loans in interest income only to the extent that we received payments and to the extent that we believe we will recover the remaining principal balance of the loan. We computed average balances using the average of each month's daily average balance during the period indicated.

                                     1998                        1997                        1996
                          --------------------------- --------------------------- ---------------------------
                                              Average                     Average                     Average
                           Average            Yield/   Average            Yield/   Average            Yield/
                           Balance   Interest  Rate    Balance   Interest  Rate    Balance   Interest  Rate
                          ---------- -------- ------- ---------- -------- ------- ---------- -------- -------
                                                        (Dollars in Thousands)
Interest-earning assets:
 Loans..................  $5,345,380 $421,942  7.89%  $5,174,767 $404,081  7.81%  $4,269,136 $329,746  7.72%
 Mortgage-backed
  securities............      42,075    2,780  6.61       55,045    3,633  6.60       64,957    4,317  6.65
 Investment securities..     276,139   15,682  5.68      217,272   12,704  5.85      215,364   12,297  5.71
                          ---------- --------  ----   ---------- --------  ----   ---------- --------  ----
 Total interest-earning
  assets................   5,663,594  440,404  7.78    5,447,084  420,418  7.72    4,549,457  346,360  7.61
Non-interest-earning
 assets.................     254,913                     246,785                     240,191
                          ----------                  ----------                  ----------
 Total assets...........  $5,918,507                  $5,693,869                  $4,789,648
                          ==========                  ==========                  ==========
Interest-bearing
 liabilities:
 Deposits...............  $5,102,045 $248,337  4.87%  $4,588,320 $227,521  4.96%  $3,892,981 $184,402  4.74%
 Borrowings.............     292,044   17,720  6.07      638,661   38,739  6.07      457,890   27,363  5.98
                          ---------- --------  ----   ---------- --------  ----   ---------- --------  ----
 Total interest-bearing
  liabilities...........   5,394,089  266,057  4.93    5,226,981  266,260  5.09    4,350,871  211,765  4.87
Non-interest-bearing
 liabilities............      68,181                      58,415                      50,590
Stockholders' equity....     456,237                     408,473                     388,187
                          ----------                  ----------                  ----------
 Total liabilities and
  stockholders' equity..  $5,918,507                  $5,693,869                  $4,789,648
                          ==========                  ==========                  ==========
Net interest
 income/interest rate
 spread.................             $174,347  2.85%             $154,158  2.63%             $134,595  2.74%
Excess of interest-
 earning assets over
 interest-bearing
 liabilities............  $  269,505                  $  220,103                  $  198,586
Effective interest rate
 spread.................                       3.08                        2.83                        2.96

  Changes in our net interest income are a function of both changes in rates and changes in volumes of interest-earning assets and interest-bearing liabilities. The following table sets forth information regarding changes in our interest income and expense for the years indicated. For each category of interest-earning asset and interest-bearing liability, we have provided information on changes attributable to:

  . changes in volume--changes in volume multiplied by comparative period rate;

  . changes in rate--changes in rate multiplied by comparative period volume; and

  .  changes in rate-volume--changes in rate multiplied by changes in volume.

  Interest-earning asset and interest-bearing liability balances used in the calculations represent average balances computed using the average of each month's daily average balance during the period indicated.

                                  1998 versus 1997                    1997 versus 1996
                                   Changes Due To                      Changes Due To
                          -----------------------------------  ---------------------------------
                                             Rate/                               Rate/
                           Volume    Rate    Volume    Net     Volume    Rate    Volume    Net
                          --------  -------  ------  --------  -------  -------  ------  -------
                                                  (In Thousands)
Interest Income:
 Loans..................  $ 13,322  $ 4,394  $ 145   $ 17,861  $69,951  $ 3,617  $  767  $74,335
 Mortgage-backed
  securities............      (856)       4     (1)      (853)    (659)     (30)      5     (684)
 Investment securities..     3,442     (365)   (99)     2,978      109      295       3      407
                          --------  -------  -----   --------  -------  -------  ------  -------
 Change in interest
  income................    15,908    4,033     45     19,986   69,401    3,882     775   74,058
                          --------  -------  -----   --------  -------  -------  ------  -------
Interest Expense:
 Deposits...............    25,474   (4,189)  (469)    20,816   32,937    8,639   1,543   43,119
 Borrowings.............   (21,019)     --     --     (21,019)  10,801      412     163   11,376
                          --------  -------  -----   --------  -------  -------  ------  -------
 Change in interest
  expense...............     4,455   (4,189)  (469)      (203)  43,738    9,051   1,706   54,495
                          --------  -------  -----   --------  -------  -------  ------  -------
Change in net interest
 income.................  $ 11,453  $ 8,222  $ 514   $ 20,189  $25,663  $(5,169) $ (931) $19,563
                          ========  =======  =====   ========  =======  =======  ======  =======

Provision for Loan Losses

  Provision for loan losses was $3.9 million in 1998, down from $8.6 million in 1997 and $9.1 million in 1996. The decline in provision for loan losses in 1998 reflects a $1.4 million recovery of a prior loan charge-off as a result of the previously mentioned settlement, as well as less growth in our loan portfolio than in 1997.

  For further information, see "Financial Condition for the Year Ended December 31, 1998--Problem Loans and Real Estate--Allowance for Losses on Loans and Real Estate."

Other Income

  Other income totaled $47.4 million in 1998, up from $35.2 million in 1997 and $25.2 million in 1996. The increase in 1998 reflected several factors. Increases of $8.1 million in income from real estate held for investment, $4.7 million in loan and deposit related fees, and $3.8 million in net gains from the sale of loans and mortgage-backed securities ("MBSs") favorably impacted other income. Those favorable items were partially offset by declines of $3.5 million in the other category and $1.0 million in loan servicing fees. Below is a further discussion of the major other income categories.

 Loan and Deposit Related Fees

  Loan and deposit related fees totaled $15.6 million in 1998, up from $10.9 million in 1997 and $7.4 million in 1996. As depicted in the following table, our loan related fees increased by $3.4 million in 1998 due primarily to higher prepayment and wire transfer fees from funding a higher volume of loans, while our deposit related fees increased by $1.3 million.

                                                          1998    1997    1996
                                                         ------- ------- ------
                                                             (In Thousands)
Loan related fees....................................... $ 7,225 $ 3,837 $2,496
Deposit related fees....................................   8,420   7,084  4,939
                                                         ------- ------- ------
  Total loan and deposit related fees................... $15,645 $10,921 $7,435
                                                         ======= ======= ======

 Real Estate and Joint Venture Operations Held for Investment

  Income from our real estate and joint venture operations totaled $22.4 million in 1998, up from $14.2 million in 1997 and $8.2 million in 1996. The table below sets forth the key components comprising income from real estate and joint venture operations.

                                                          1998    1997    1996
                                                         ------- ------- ------
                                                             (In Thousands)
Operations, net:
  Rental operations, net of expenses.................... $ 3,723 $ 2,317 $2,417
  Equity in net income from joint ventures..............   9,203   3,931     55
  Interest from joint venture advances..................   1,584   1,880  2,071
                                                         ------- ------- ------
    Total operations, net...............................  14,510   8,128  4,543
Net gains on sales of wholly owned real estate..........   2,557   2,904    392
Reduction of losses on real estate and joint ventures...   5,296   3,190  3,306
                                                         ------- ------- ------
    Income from real estate and joint venture
     operations......................................... $22,363 $14,222 $8,241
                                                         ======= ======= ======

  Favorably impacting 1998 was $4.4 million of proceeds from the previously mentioned settlement, of which we recorded $4.3 million as a recovery of losses on real estate and joint ventures. The balance of the 1998 increase primarily reflected higher gains on sale associated with residential and shopping center joint venture projects, which appears within the category of equity in net income from joint ventures.

  For additional information, see "Financial Condition for the Year Ended December 31, 1998--Investments in Real Estate and Joint Ventures," "Financial Condition for the Year Ended December 31, 1998--Problem Loans and Real Estate--Allowance for Losses on Loans and Real Estate."

 Secondary Marketing Activities

  Sales of loans and MBSs we originated increased in 1998 to $1.7 billion from $558 million in 1997 and $167 million in 1996. Net gains associated with loan and MBS sales totaled $6.5 million in 1998, up from $2.7 million in 1997 and $1.5 million in 1996. The net gains include $7.3 million in 1998, $1.2 million in 1997 and $1.0 million in 1996 related to the capitalization of mortgage servicing rights.

  Loan servicing fees from our portfolio of loans serviced for others totaled $0.3 million for 1998, down from $1.3 million in 1997 and $1.4 million in 1996. The decline in 1998 reflects an addition to the valuation allowance for mortgage servicing rights due to higher than expected prepayments from the low interest rate environment that existed during the year. At December 31, 1998, we serviced $1.0 billion of loans for others, compared to $613 million at December 31, 1997, and $576 million at December 31, 1996.

 Other Category

  The all other category of other income totaled $2.6 million in 1998, down from $6.1 million in 1997 but up from $2.1 million in 1996. We included $1.0 million of proceeds from the previously mentioned settlement in the 1998 total. Excluding that amount, the adjusted decline from 1997 would have been $4.5 million. That decrease primarily reflects that 1997 included a gain from the sale of an asset obtained as part of the 1988 acquisition of Butterfield Savings.

Operating Expenses

  Operating expenses totaled $116.7 million in 1998, up from $101.3 million in 1997 and $114.2 million in 1996 which included a one-time SAIF assessment of $24.6 million. The current year increase was due to higher general and administrative expense, as the net operation of real estate acquired in settlement of loans declined by $0.9 million to $0.3 million. General and administrative expense increased $16.3 million or 16.4% in 1998 due to significantly higher lending volumes, branch expansion and expense related to year 2000 costs. Year 2000 related costs totaled $1.8 million for 1998, up from $0.1 million in 1997. We included a $1.6 million reduction to professional fees due to proceeds from the previously mentioned settlement within general and administrative expense in the current year, while we included $1.4 million of expense associated with the departure of a former chief executive in the prior year.

                                                       1998     1997     1996
                                                     -------- -------- --------
                                                           (In Thousands)
Salaries and related costs.........................  $ 66,152 $ 54,366 $ 45,811
Premises and equipment costs.......................    16,834   15,272   12,640
Advertising expense................................     5,954    6,847    4,071
Professional fees..................................     2,867    5,113    2,985
SAIF insurance premiums and regulatory
 assessments.......................................     3,832    3,439    8,949
Other general and administrative expense...........    20,251   14,519   12,004
                                                     -------- -------- --------
  Total general and administrative expense.........   115,890   99,556   86,460
SAIF special assessment............................       --       --    24,644
Net operation of real estate acquired in settlement
 of loans..........................................       260    1,184    2,567
Amortization of excess of cost over fair value of
 net assets acquired...............................       510      532      532
                                                     -------- -------- --------
  Total operating expense..........................  $116,660 $101,272 $114,203
                                                     ======== ======== ========

  For further information regarding the potential expense impact of the year 2000 compliance issue, see "Financial Condition for the Quarter Ended March 31, 1999--Year 2000."

Provision for Income Taxes

  Our effective tax rate for 1998 was 42.7%, similar to 43.1% in 1997 and 43.2% in 1996.

Business Segment Reporting

  The previous sections of the Results of Operations for the Year Ended December 31, 1998 discussed our consolidated results. The purpose of this section is to present data on the results of operations of our two business segments--banking and real estate investment. For a description of these business segments, see "Business."

  The following table presents by business segment net income for 1998, 1997 and 1996, followed by a discussion of the results of operations of each segment.

                                                       1998    1997    1996
                                                      ------- ------- -------
                                                          (In Thousands)
Banking.............................................. $46,736 $38,662 $17,191(1)
Real estate investment...............................  11,237   6,572   3,513
                                                      ------- ------- -------
  Total net income................................... $57,973 $45,234 $20,704(1)
                                                      ======= ======= =======

--------
(1) Excluding the SAIF special assessment, net income for banking would have been $31.2 million and the total would have been $34.7 million.

 Banking

  Net income from our banking operations totaled $46.7 million in 1998, up from $38.7 million in 1997 and $17.2 million in 1996. The previously mentioned settlement benefited net income in 1998 by $1.9 million. Excluding that amount, 1998 net income would have been $44.8 million, up $6.1 million or 15.8% from a year ago. Adjusting for the settlement, the increase in 1998 net income primarily reflected higher net interest income. Net interest income increased $20.2 million or 13.0% due to increases in both average earning assets and the effective interest rate spread. An adjusted $3.2 million decline in provision for loan losses and an adjusted $3.0 million increase in other income also contributed to the increase in net income between years. The increase in adjusted other income reflected increases in loan and deposit related fees and net gains on sales of loans, partially offset by a decline in loan servicing fees and the fact that 1997 results included a gain from the sale of an asset obtained as part of the 1988 acquisition of Butterfield Savings. Higher operating expense partially offset the favorable impact of these items. The $16.0 million adjusted operating expense increase reflected significantly higher lending volumes, branch expansion and expense related towards resolving year 2000 compliance issues. The table below sets forth banking operational results for the periods indicated.

                                             1998        1997        1996
                                          ----------  ----------  ----------
                                                   (In Thousands)
Net interest income...................... $  174,967  $  154,799  $  134,808
Provision for loan losses................      3,918       8,522       9,026
Other income.............................     24,617      20,783      16,956
Operating expense........................    113,954      98,803      87,275
SAIF special assessment..................        --          --       24,644
Net intercompany expense.................       (107)       (357)       (574)
                                          ----------  ----------  ----------
Income before income tax expense.........     81,605      67,900      30,245
Income tax expense.......................     34,869      29,238      13,054
                                          ----------  ----------  ----------
  Net income............................. $   46,736  $   38,662  $   17,191(1)
                                          ==========  ==========  ==========
At December 31:
Assets:
  Loans.................................. $5,788,365  $5,366,396  $4,729,846
  Other..................................    463,960     449,174     446,975
                                          ----------  ----------  ----------
    Total assets.........................  6,252,325   5,815,570   5,176,821
                                          ----------  ----------  ----------
Equity...................................    480,566     430,346     391,571

--------
(1) Excluding the SAIF special assessment, net income would have been $31.2 million.

 Real Estate Investment

  Net income from our real estate investment operations totaled $11.2 million in 1998, up from $6.6 million in 1997 and $3.5 million in 1996. The previously mentioned settlement benefited net income in 1998 by $2.9 million. Adjusting for the settlement, adjusted 1998 net income would have been $8.3 million, up $1.7 million or 25.8% from 1997. The adjusted increase primarily reflected higher gains on sale associated with residential and shopping center joint venture projects which appears in the other income category. The table below sets forth real estate investment operational results for the periods indicated.

                                                      1998     1997     1996
                                                     -------  -------  -------
                                                         (In Thousands)
Net interest expense................................ $  (620) $  (641) $  (213)
Provision (reduction) for loan losses...............     (19)     118      111
Other income........................................  22,736   14,405    8,243
Operating expense...................................   2,706    2,469    2,284
Net intercompany income.............................     107      357      574
                                                     -------  -------  -------
Income before income tax expense....................  19,536   11,534    6,209
Income tax expense..................................   8,299    4,962    2,696
                                                     -------  -------  -------
 Net income......................................... $11,237  $ 6,572  $ 3,513
                                                     =======  =======  =======
At December 31:
Assets:
  Real estate held for investment................... $49,447  $41,356  $46,498
  Other.............................................  11,224   14,455   14,514
                                                     -------  -------  -------
    Total assets....................................  60,671   55,811   61,012
                                                     -------  -------  -------
Equity..............................................  42,577   35,556   39,676

  For a further discussion regarding income from real estate investment, see "Results of Operations for the Year Ended December 31, 1998--Other Income-- Real Estate and Joint Venture Operations Held For Investment," and for information regarding related assets see "Financial Condition for the Year Ended December 31, 1998--Investments in Real Estate and Joint Ventures."

FINANCIAL CONDITION FOR THE YEAR ENDED DECEMBER 31, 1998

Loans and Mortgage-Backed Securities

  Loans and mortgage-backed securities, including those we hold for sale, totaled $5.8 billion, or 92.3% of assets at December 31, 1998. This represents an increase of $422 million or 7.9% from the $5.4 billion at December 31, 1997. The increase primarily represents a higher level of loans held for sale.

  Our loan originations, including loans purchased, totaled a record $4.1 billion in 1998, up from $2.4 billion in 1997 and $1.6 billion in 1996. This increase primarily reflected an increase in originations of one-to-four unit residential loans. Due to the low interest rate environment prevalent during 1998, borrower preference for these loans was primarily fixed rate. Therefore, of the $3.7 billion of one-to-four unit residential loans we originated, approximately two-thirds or $2.3 billion were fixed rate, all but $198 million of which we originated for sale in the secondary market. In addition, we originated $380 million of subprime loans in 1998, up from $221 million in 1997.

  The table below presents information regarding interest rates and fees collected on loans originated during the periods indicated.

                                      1998      1997     1996    1995   1994
                                    --------  --------  -------  ----  -------
                                            (Dollars in Thousands)
Average interest rate on new
 loans............................      6.45%     6.04%    6.06% 6.99%    4.94%
Average total loan origination
 fees on new loans................      0.75      0.80     0.79  1.08     0.85
Total loan fees (net of costs) and
 discounts (net of premiums)
 deferred during the year.........  $(30,621) $(11,505) $(4,525) $880  $(7,861)

  We originate one-to-four unit residential adjustable rate mortgages both with and without loan origination fees. In adjustable rate mortgage transactions for which we charged no origination fees, we receive a larger margin over the index to which the loan pricing is tied than in those in which we charge fees. In addition, a prepayment fee on these loans is generally required if prepaid within the first three years. This trend towards loans with no origination fees has generally resulted in deferrable loan origination costs exceeding loan origination fees except in 1995, which included increases in interest buydowns, or discounts, on new real estate loans.

  Residential one-to-four unit adjustable rate mortgage originations, including loans purchased, were $1.4 billion during 1998, compared to $1.7 billion in 1997 and $1.1 billion in 1996. Refinancing activities related to residential one-to-four unit loans, including new loans to refinance loans which we and other lenders originated, increased during 1998, constituting 71% of originations during the year compared to 45% during 1997 and 43% during 1996. As market interest rates began to rise in 1994 and 1995, one-to-four unit residential borrower preference changed from being predominantly interested in adjustable rate mortgages tied to the one-year constant maturity Treasury ("CMT") index, a market rate index, to adjustable rate mortgages tied to COFI, an index which lags the movement in market interest rates. For the year, 74% of one-to-four unit originations for investment represented monthly adjusting COFI adjustable rate mortgages which provide for negative amortization and 11% represented COFI adjustable rate mortgages which reprice every six months but do not provide for negative amortization, with the balance represented by a variety of other pricing terms. At December 31, 1998, $3.0 billion of our one-to-four unit adjustable rate mortgages were subject to negative amortization of which $47 million represented the amount of negative amortization added to the unpaid loan balance. For further information, see "Business--Banking Activities--Lending Activities--Residential Real Estate Lending."

  Our origination of commercial real estate loans, including loans purchased, totaled $11 million in 1998, compared to $8 million in 1997 and $2 million in 1996. Most of our commercial real estate lending in these years was to facilitate the sale of real estate investments by the Bank and DSL Service Company. Originations of loans secured by multi-family properties, including loans purchased, totaled $15 million in 1998, compared to $6 million in 1997 and $20 million in 1996.

  During 1998, we originated $112 million of construction loans, principally for entry level and first time move-up residential tracts. This compares to $80 million in 1997 and $72 million in 1996. Our origination of land development loans totaled $48 million in 1998, compared to $20 million in 1997 and $10 million in 1996.

  Originations of non-mortgage commercial loans decreased to $6 million in 1998 from $14 million in 1997. Virtually all of these originations represented secured loans.

  In 1995, we augmented our direct automobile lending program with the commencement of an indirect lending program through preapproved automobile dealers to finance consumer purchases of new and used automobiles. These loans are fixed rate with maturities generally up to five years. Originations of automobile loans totaled $175 million in 1998, compared to $259 million in 1997 and $201 million in 1996.

  The following table sets forth the origination, purchase and sale activity relating to loans and MBSs during the periods indicated.

                             1998        1997         1996       1995        1994
                          ----------  -----------  ----------  ---------  ----------
                                              (In Thousands)
Investment Portfolio:
Loans originated:
 Loans secured by real
  estate:
  Residential:
   One-to-four units:
    Adjustable..........  $  943,736  $ 1,384,442  $1,026,812  $ 396,111  $1,673,822
    Adjustable--
     subprime...........     372,286      218,399      33,030        --          --
                          ----------  -----------  ----------  ---------  ----------
     Total adjustable...   1,316,022    1,602,841   1,059,842    396,111   1,673,822
    Fixed...............     192,436       22,265      33,073     13,888       7,411
    Fixed--subprime.....       6,020        2,786         545        --          --
   Five or more units:
    Adjustable..........         875        4,600      17,409        128      18,385
    Fixed...............      13,229          --        2,253        419         953
                          ----------  -----------  ----------  ---------  ----------
     Total residential..   1,528,582    1,632,492   1,113,122    410,546   1,700,571
  Commercial real
   estate...............      10,363        7,830       1,548     10,629      18,900
  Construction..........     111,534       80,014      71,678     28,931      14,785
  Land..................      48,357       20,295      10,468     12,906         --
 Non-mortgage:
  Commercial............       6,376       14,336      11,835      1,115       1,605
  Automobile............     175,193      259,040     200,966     62,234       1,869
  Other consumer........      28,274       25,988      14,226     17,633      39,945
                          ----------  -----------  ----------  ---------  ----------
   Total loans
    originated..........   1,908,679    2,039,995   1,423,843    543,994   1,777,675
Real estate loans
 purchased (1)..........       7,463       35,828         223     44,194     145,117
                          ----------  -----------  ----------  ---------  ----------
 Total loans originated
  and purchased.........   1,916,142    2,075,823   1,424,066    588,188   1,922,792
Loan repayments.........  (1,855,157)  (1,130,357)   (832,713)  (538,217)   (631,836)
Other net changes (2),
 (3)....................     (34,145)    (319,183)    (39,978)   (50,544)    (38,330)
                          ----------  -----------  ----------  ---------  ----------
 Net increase (decrease)
  in loans held for
  investment............      26,840      626,283     551,375       (573)  1,252,626
                          ----------  -----------  ----------  ---------  ----------
Mortgage-backed
 securities held to
 maturity, net:
 Repayments.............         --           --          --      (5,588)    (11,917)
 Transferred to
  mortgage-backed
  securities available
  for sale..............         --           --          --     (33,555)        --
                          ----------  -----------  ----------  ---------  ----------
  Net decrease in
   mortgage-backed
   securities, net......         --           --          --     (39,143)    (11,917)
                          ----------  -----------  ----------  ---------  ----------
   Net increase
    (decrease) in loans
    and mortgage-backed
    securities held for
    investment..........      26,840      626,283     551,375    (39,716)  1,240,709
                          ----------  -----------  ----------  ---------  ----------
Sale Portfolio:
Residential, one-to-four
 units:
 Originated whole
  loans.................   2,162,583      289,271     159,941     93,496      32,421
 Loans transferred from
  (to) the investment
  portfolio (3).........      (3,056)     290,558       1,791       (100)        --
 Originated whole loans
  sold (3)..............  (1,130,303)    (467,989)   (135,426)   (80,725)    (45,770)
 Loans exchanged for
  mortgage-backed
  securities............    (608,831)     (89,522)    (26,452)       --          --
 Other net changes......      (8,111)         (83)        (48)       (10)        (16)
                          ----------  -----------  ----------  ---------  ----------
  Net increase
   (decrease) in loans
   held for sale........     412,282       22,235        (194)    12,661     (13,365)
                          ----------  -----------  ----------  ---------  ----------
Mortgage-backed
 securities, net:
 Received in exchange
  for loans.............     608,831       89,522      26,452        --          --
 Purchased..............         --           --       30,073        --       51,138
 Transferred from
  mortgage-backed
  securities held to
  maturity..............         --           --          --      33,555         --
 Sold...................    (610,113)     (89,522)    (31,077)   (21,372)        --
 Repayments.............     (15,129)     (12,560)    (15,661)    (6,862)     (5,263)
 Other net changes......        (742)         592        (596)     2,669      (1,789)
                          ----------  -----------  ----------  ---------  ----------
  Net increase
   (decrease) in
   mortgage-backed
   securities available
   for sale.............     (17,153)     (11,968)      9,191      7,990      44,086
                          ----------  -----------  ----------  ---------  ----------
  Net increase in loans
   and mortgage-backed
   securities held for
   sale and available
   for sale.............     395,129       10,267       8,997     20,651      30,721
                          ----------  -----------  ----------  ---------  ----------
  Total net increase
   (decrease) in loans
   and mortgage-backed
   securities...........  $  421,969  $   636,550  $  560,372  $ (19,065) $1,271,430
                          ==========  ===========  ==========  =========  ==========

--------
(1) Primarily one-to-four unit residential loans. We included in 1998 $0.7 million of five or more unit residential loans and $0.6 million of commercial loans. We included in 1997 $1.3 million of five or more unit residential loans.

(2) Primarily includes borrowings against and repayments of lines of credit and construction loans, changes in loss allowances, loans transferred to real estate acquired in settlement of loans or held for sale portfolio, and interest capitalized on loans (negative amortization).

(3) Includes $290.5 million of one-to-four unit residential adjustable rate mortgages transferred from the held for investment portfolio during 1997 and sold servicing released.

  The following table sets forth the composition of our loan and mortgage-backed securities portfolio at the dates indicated. At December 31, 1998, approximately 99% of our real estate loans were secured by real estate located in California, principally in Los Angeles, Orange, Santa Clara, San Diego and San Mateo counties.

                                               December 31,
                          ----------------------------------------------------------
                             1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------
                                              (In Thousands)
Investment Portfolio:
Loans secured by real
 estate:
 Residential:
 One-to-four units:
  Adjustable............  $3,721,728  $4,190,160  $3,840,862  $3,486,774  $3,493,435
  Adjustable--
   subprime.............     580,232     245,749      32,715         --          --
  Fixed.................     325,454     168,315     172,328     169,738     194,845
  Fixed--subprime.......       8,719       3,321         543         --          --
                          ----------  ----------  ----------  ----------  ----------
   Total one-to-four
    units...............   4,636,133   4,607,545   4,046,448   3,656,512   3,688,280
 Five or more units:
  Adjustable............      18,617      29,246      43,050      44,438      48,782
  Fixed.................      21,412       9,032      13,857      12,883      15,000
 Commercial real estate:
 Adjustable.............      39,360      87,604     158,656     170,498     178,377
 Fixed..................     101,430     114,821     101,953     100,085     116,041
 Construction...........     127,761      70,865      66,651      28,593      11,367
 Land...................      44,859      25,687      21,177      21,867       9,822
Non-mortgage:
 Commercial.............      28,293      26,024      22,136      12,864      12,975
 Automobile.............     357,988     342,326     202,186      56,127       3,028
 Other consumer.........      41,894      47,735      47,281      50,945      53,241
                          ----------  ----------  ----------  ----------  ----------
  Total loans held for
   investment...........   5,417,747   5,360,885   4,723,395   4,154,812   4,136,913
Increase (decrease) for:
 Undisbursed loan
  funds.................    (108,414)    (64,884)    (49,250)    (29,942)    (13,872)
 Net deferred costs and
  premiums..............      31,021      18,088      11,663       7,412       7,468
 Allowance for estimated
  loss..................     (31,517)    (32,092)    (30,094)    (27,943)    (25,597)
                          ----------  ----------  ----------  ----------  ----------
  Total loans held for
   investment, net......   5,308,837   5,281,997   4,655,714   4,104,339   4,104,912
                          ----------  ----------  ----------  ----------  ----------
Mortgage-backed
 securities held to
 maturity, net:
 Adjustable.............         --          --          --          --       19,897
 Fixed..................         --          --          --          --       19,246
                          ----------  ----------  ----------  ----------  ----------
  Total mortgage-backed
   securities held to
   maturity, net........         --          --          --          --       39,143
                          ----------  ----------  ----------  ----------  ----------
  Total loans and
   mortgage-backed
   securities held for
   investment...........   5,308,837   5,281,997   4,655,714   4,104,339   4,144,055
                          ----------  ----------  ----------  ----------  ----------
Sale Portfolio, Net:
Loans held for sale (all
 one-to-four units):
 Adjustable.............       7,975       1,617       1,145         238         --
 Fixed..................     439,407      33,483      11,720      12,821         398
                          ----------  ----------  ----------  ----------  ----------
  Total loans held for
   sale.................     447,382      35,100      12,865      13,059         398
Mortgage-backed
 securities available
 for sale:
 Adjustable.............      10,996      17,751      23,620      34,355      44,086
 Fixed..................      21,150      31,548      37,647      17,721         --
                          ----------  ----------  ----------  ----------  ----------
  Total mortgage-backed
   securities available
   for sale.............      32,146      49,299      61,267      52,076      44,086
                          ----------  ----------  ----------  ----------  ----------
  Total loans and
   mortgage-backed
   securities held for
   sale and available
   for sale.............     479,528      84,399      74,132      65,135      44,484
                          ----------  ----------  ----------  ----------  ----------
  Total loans and
   mortgage-backed
   securities...........  $5,788,365  $5,366,396  $4,729,846  $4,169,474  $4,188,539
                          ==========  ==========  ==========  ==========  ==========

  The table below sets forth the scheduled contractual maturities of our total loan and mortgage-backed securities portfolio as of December 31, 1998.

                           Within    1-2      2-3      3-5      5-10    10-15     Beyond
                           1 Year   Years    Years    Years    Years    Years    15 Years    Total
                          -------- -------- -------- -------- -------- -------- ---------- ----------
                                                        (In Thousands)
Loans secured by real
 estate:
 Residential:
 One-to-four units:
  Adjustable (1)........  $ 37,087 $ 39,965 $ 43,067 $ 96,418 $314,646 $457,205 $3,321,547 $4,309,935
  Fixed (1).............     9,520   10,251   11,039   24,687   80,353  116,342    521,388    773,580
 Five or more units:
  Adjustable............       310      335      361      809    2,645    3,855     10,302     18,617
  Fixed.................     2,908    3,165    3,446    7,834    4,059      --         --      21,412
 Commercial real estate:
  Adjustable............     1,294    1,395    1,505    3,371   11,025   16,067      4,703     39,360
  Fixed.................     6,051    6,596    7,191   16,386   55,780    9,426        --     101,430
 Construction--
  adjustable............   127,761      --       --       --       --       --         --     127,761
 Land:
  Adjustable............    32,213   11,399      --       --       --       --         --      43,612
  Fixed.................        60       66       73      170      602      276        --       1,247
Non-mortgage:
 Commercial.............    23,272    1,573    1,727    1,721      --       --         --      28,293
 Automobile.............    85,246   94,025  103,709   75,008      --       --         --     357,988
 Other consumer (2).....     1,904    2,032    2,168      755   35,035      --         --      41,894
                          -------- -------- -------- -------- -------- -------- ---------- ----------
  Total loans...........   327,626  170,802  174,286  227,159  504,145  603,171  3,857,940  5,865,129
Mortgage-backed
 securities, net........       693   14,237      594    1,333    4,382    4,553      6,354     32,146
                          -------- -------- -------- -------- -------- -------- ---------- ----------
 Total loans and
  mortgage-backed
  securities............  $328,319 $185,039 $174,880 $228,492 $508,527 $607,724 $3,864,294 $5,897,275
                          ======== ======== ======== ======== ======== ======== ========== ==========

--------
(1) Includes loans held for sale.
(2) Includes home equity line of credit loans which are interest only, with balances due at the end of the term. All or part of the outstanding balances may be paid off at any time during the term without penalty.

  At December 31, 1998, the maximum amount the Bank could have loaned to any one borrower, and related entities, under regulatory limits was $75 million, or $124 million for loans secured by readily marketable collateral, compared to $67 million or $112 million for loans secured by readily marketable collateral at December 31, 1997. The Bank does not expect that these regulatory limitations will adversely impact its proposed lending activities during 1999.

Investment Securities

  The following table sets forth the composition of our investment securities portfolio at the dates indicated. In the 1995 fourth quarter, we transferred the held to maturity U.S. Treasury and agency portfolio to available for sale consistent with the "Guide to Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board.

                                                  December 31,
                                  --------------------------------------------
                                    1998     1997     1996     1995     1994
                                  -------- -------- -------- -------- --------
                                                 (In Thousands)
Federal funds.................... $ 33,751 $  6,095 $  6,038 $  7,249 $  6,112
U.S. Treasury and agency
 securities:
 Held to maturity................      --       --       --       --   155,109
 Available for sale..............  116,061  159,398  141,999  164,880      --
Municipal bonds--held to
 maturity........................    6,764    6,885    6,997    7,194      --
                                  -------- -------- -------- -------- --------
 Total........................... $156,576 $172,378 $155,034 $179,323 $161,221
                                  ======== ======== ======== ======== ========

  As of December 31, 1998, the maturities of our investment securities and the weighted average yield of those securities were as follows.

                                             After 1 Year
                          1 Year or Less   Through 5 Years    After 5 Years        Total
                         ---------------- ------------------ --------------- -----------------
                                 Weighted           Weighted        Weighted          Weighted
                                 Average            Average         Average           Average
                         Amount   Yield    Amount    Yield   Amount  Yield    Amount   Yield
                         ------- -------- --------- -------- ------ -------- -------- --------
                                                (Dollars in Thousands)
Federal funds........... $33,751   4.13%  $     --     -- %  $  --     -- %  $ 33,751   4.13%
U.S. Treasury and
 agency securities......     --     --      116,061   5.77      --     --     116,061   5.77
Municipal bonds (1).....     --     --          --     --     6,764   5.28      6,764   5.28
                         -------   ----   ---------   ----   ------   ----   --------   ----
  Total................. $33,751   4.13%  $ 116,061   5.77%  $6,764   5.28%  $156,576   5.40%
                         =======   ====   =========   ====   ======   ====   ========   ====

--------
(1)  Yield on a fully tax-equivalent basis is 9.26%.

Investments in Real Estate and Joint Ventures

  DSL Service Company participates as an owner of, or a partner in, a variety of real estate development projects, principally retail neighborhood shopping center developments, most of which are located in California. In addition, Downey owns one investment in land which it purchased from DSL Service Company at fair value in 1995. We have completed and substantially leased most of the real estate development projects--with a weighted average occupancy of 83% for retail neighborhood shopping centers at December 31, 1998. At December 31, 1998, the Bank had outstanding loans of $47 million to these joint ventures.

  In its joint ventures, DSL Service Company is entitled to interest on its equity invested in the project on a priority basis after third-party debt, and shares profits and losses with the developer partner, generally on an equal basis. DSL Service Company has obtained personal guarantees from the principals of the developer partners in a number of the joint ventures and generally requires the developer partner to secure any outstanding obligations to the joint venture, like its portion of operating losses, when the partner is unable to satisfy its obligations on a current basis. Partnership equity or deficit accounts are affected by current period results of operations, additional partner advances, partnership distributions and partnership liquidations.

  As of December 31, 1998, DSL Service Company was involved with five joint venture partners. Three of these partners were operators of four retail neighborhood shopping centers, a commercial building, two residential housing developments and vacant land held for sale. The other two joint venture partners are separately involved in the development of a new industrial building and in the rehabilitation of a large apartment complex. DSL Service Company has ten wholly owned retail neighborhood shopping centers located in California and Arizona.

  The following table sets forth the condensed balance sheets of DSL Service Company's joint ventures by property type at December 31, 1998, on a historical cost basis. We included allowances for losses recorded by DSL Service Company in the following condensed balance sheet. Our internal asset review process determines these allowances quarterly, see "--Problem Loans and Real Estate --Allowance for Losses on Loans and Real Estate." To the extent the fair market value of the real estate assets is less than the carrying value, then we make a provision to create a valuation allowance for the difference. If we need a valuation allowance, we reflect it in the investment accounts for the joint ventures on DSL Service Company's books. Not all of the joint venture investments have valuation allowances as the fair market value of the associated property exceeds its carrying value.

                                   Retail
                                Neighborhood
                              Shopping Centers Commercial Residential  Total
                              ---------------- ---------- ----------- --------
                                           (Dollars in Thousands)

Cash.........................     $   445       $   351     $ 1,980   $  2,776
Projects under development...         --            707      17,819     18,526
Completed projects...........      20,913         4,796       5,663     31,372
Other assets.................       2,674           316         519      3,509
                                  -------       -------     -------   --------
    Total assets.............     $24,032       $ 6,170     $25,981   $ 56,183
                                  =======       =======     =======   ========
Secured notes payable to the
 Bank........................     $25,195       $   903     $20,446   $ 46,544
Secured notes payable to
 others......................         --          3,633         --       3,633
Other liabilities............       4,418         1,936         642      6,996
Equity (deficit):
  DSL Service Company (1)....       2,057           464       5,362      7,883
  Allowance for losses
   recorded by DSL Service
   Company...................          19         1,393         --       1,412
  Other partners' (2)........      (7,657)       (2,159)       (469)   (10,285)
                                  -------       -------     -------   --------
    Total liabilities and
     equity..................     $24,032       $ 6,170     $25,981   $ 56,183
                                  =======       =======     =======   ========
Number of joint venture
 projects....................           4             3           3         10

--------
(1) We include in these amounts interest-bearing joint venture advances with priority interest payments from joint ventures to DSL Service Company.
(2) The aggregate other partners' deficit of $10 million represents their equity interest in the accumulated retained earnings (deficit) of the respective joint ventures. Those results include not only the net profit on sales and the operating results of the real estate assets, but depreciation expense and funding costs as well. Except for any secured financing which has been obtained, DSL Service Company has provided all other financing. As part of our internal asset review process, the fair value of the joint venture real estate assets is compared to the secured notes payable to the Bank and others and DSL Service Company's equity investment. To the extent the fair value of the real estate assets is less than the aggregate of those amounts, we make a provision to create a valuation allowance. Those allowances totaled $1 million at December 31, 1998. At December 31, 1998, the fair value of the real estate assets of some of the joint venture partnerships in which the other partners' equity was a deficit exceeded the amount of third party notes and DSL Service Company's investment thereby eliminating the need for a valuation allowance since the sale of the real estate would allow DSL Service Company to realize its investment. Thus, the other partners' deficit of $10 million exceeds the amount of valuation allowances established of $1 million.

  The following table sets forth by property type our wholly owned investments in real estate and related allowances for losses at December 31, 1998.

                                              Retail
                           Single Family   Neighborhood
                           Developments  Shopping Centers  Land        Total
                           ------------- ---------------- -------     -------
                                       (Dollars in Thousands)
Wholly owned properties:
  Investment in wholly
   owned projects.........     $ --          $27,434 (1)  $20,435 (2) $47,869
  Allowance for losses....       --           (1,594)      (4,711)     (6,305)
                               -----         -------      -------     -------
Net investment in wholly
 owned projects...........     $ --          $25,840      $15,724     $41,564
                               =====         =======      =======     =======
Number of projects........       --               10           11          21

--------
(1) Includes eight free-standing stores that are part of neighborhood shopping centers totaling $1 million and which we counted as one project.
(2) Includes five properties totaling $20 million.

  Real estate investments entail risks similar to those our construction and commercial lending activities present. In addition, California courts have imposed warranty-like responsibility upon developers of new housing for defects in structure and the housing site, including soil conditions. This responsibility is not necessarily dependent upon a finding that the developer was negligent. Owners of real property also may incur liabilities with respect to environmental matters, including financial responsibility for clean-up of hazardous waste or other conditions, under various federal and state laws.

Deposits

  Our deposits increased $170 million or 3.5% in 1998, and totaled $5.0 billion at December 31, 1998. Transaction accounts--checking, regular passbook and money market--increased $302 million or 32.3%, while higher-rate certificates of deposits decreased $132 million or 3.4%. Of the total increase in our deposits, $49 million was associated with 5 new branches we opened during 1998. The following table sets forth the amount of deposits by classification.

                                                 December 31,
                          -----------------------------------------------------------
                                 1998                1997                1996
                          ------------------- ------------------- -------------------
                          Weighted            Weighted            Weighted
                          Average             Average             Average
                            Rate     Amount     Rate     Amount     Rate     Amount
                          -------- ---------- -------- ---------- -------- ----------
                                            (Dollars in Thousands)
Transaction accounts....    2.30%  $1,238,062   2.15%  $  935,869   2.04%  $  831,598
Certificates of deposit:
 Less than 3.00%........    2.62       25,126   2.64       30,623   2.65       39,061
 3.00-3.49..............    3.01          593   3.02          766   3.03          723
 3.50-3.99..............    3.88       51,474    --           --    3.99           79
 4.00-4.49..............    4.39      428,316   4.31       60,095   4.39       63,577
 4.50-4.99..............    4.80      668,204   4.87       40,356   4.87      186,576
 5.00-5.99..............    5.53    2,421,333   5.63    2,896,291   5.54    2,489,852
 6.00-6.99..............    6.06      204,065   6.06      901,920   6.17      536,307
 7.00 and greater.......    7.24        2,560   7.22        4,058   7.15       25,329
                            ----   ----------   ----   ----------   ----   ----------
   Total certificates of
    deposit.............    5.26    3,801,671   5.68    3,934,109   5.56    3,341,504
                            ----   ----------   ----   ----------   ----   ----------
   Total deposits.......    4.53%  $5,039,733   5.00%  $4,869,978   4.86%  $4,173,102
                            ====   ==========   ====   ==========   ====   ==========

  The following table shows as of December 31, 1998, certificates of deposit maturities by interest rate category.

                           Less
                           Than   4.00% -  4.50% -    5.00% -    6.00% -     7.00%                Percent
                          4.00%    4.49%    4.99%      5.99%      6.99%   And Greater  Total (1)  of Total
                         -------- -------- -------- ----------- --------- ----------- ----------- --------
                                                      (Dollars in Thousands)
Within 3 months......... $ 72,983 $ 12,948 $131,873 $   986,573 $  21,349   $   215   $ 1,225,941   32.25%
3 to 6 months...........    3,025  138,912  169,456     528,986   117,951       206       958,536   25.21
6 to 12 months..........      769  245,387  279,597     673,641    35,247       601     1,235,242   32.50
12 to 24 months.........      403   30,618   80,316     184,869    12,165     1,538       309,909    8.15
24 to 36 months.........        3      240    1,388      22,163     5,206       --         29,000    0.76
36 to 60 months.........       10       31    4,394      24,966    12,002       --         41,403    1.09
Over 60 months..........      --       180    1,180         135       145       --          1,640    0.04
                         -------- -------- -------- ----------- ---------   -------   -----------  ------
                         $ 77,193 $428,316 $668,204 $ 2,421,333 $ 204,065   $ 2,560   $ 3,801,671  100.00%
                         ======== ======== ======== =========== =========   =======   ===========  ======

--------
(1) Includes jumbo (over $100,000) certificates of deposit of $443 million with maturities of 3 months or less, $316 million with maturities of 3 to 6 months and $413 million with maturities of 6 to 12 months, and $105 million with a remaining term of over 12 months.

Borrowings

  At December 31, 1998, borrowings totaled $704 million, compared to $484 million at December 31, 1997 and $595 million at December 31, 1996. The increase in 1998 occurred as we took advantage of obtaining long-term advances from the FHLB at attractive borrowing rates. The following table sets forth information concerning our FHLB advances and other borrowings at the dates indicated.

                                             December 31,
                             ------------------------------------------------
                               1998      1997      1996      1995      1994
                             --------  --------  --------  --------  --------
                                        (Dollars in Thousands)
FHLB advances............... $695,012  $352,458  $386,883  $220,715  $411,800
Other borrowings:
  Reverse repurchase
   agreements...............      --     34,803       --     16,099    53,946
  Commercial paper..........      --     83,811   198,113   196,602   197,839
  Industrial revenue bonds..      --        --        --        --      6,421
  Real estate notes.........    8,708    12,663    10,349     2,802     4,770
                             --------  --------  --------  --------  --------
    Total borrowings........ $703,720  $483,735  $595,345  $436,218  $674,776
                             ========  ========  ========  ========  ========
Weighted average rate on
 borrowings during the
 period.....................     6.07%     6.07%     5.98%     6.39%     5.57%
Total borrowings as a
 percentage of total
 assets.....................    11.22      8.29     11.45      9.37     14.51

  The following table sets forth some information with respect to our short-term borrowings.

                                                    1998      1997      1996
                                                  --------  --------  --------
                                                    (Dollars in Thousands)
FHLB advances with original maturities less than
 one year:
  Balance at end of year......................... $120,000  $214,300  $279,000
  Average balance outstanding during the year....   38,393   328,886   174,380
  Maximum amount outstanding at any month-end
   during the year...............................  120,000   427,100   279,000
  Weighted average interest rate during the
   year..........................................     5.96%     5.83%     5.78%
  Weighted average interest rate at the end of
   year..........................................     5.36      5.81      5.70
Securities sold under agreement to repurchase:
  Balance at end of year......................... $    --   $ 34,803  $    --
  Average balance outstanding during the year....    1,877     4,029    11,761
  Maximum amount outstanding at any month-end
   during the year...............................   50,088    34,803    70,015
  Weighted average interest rate during the
   year..........................................     5.90%     5.61%     5.19%
  Weighted average interest rate at the end of
   year..........................................      --       6.65       --
Commercial paper sold:
  Balance at end of year......................... $    --   $ 83,811  $198,113
  Average balance outstanding during the year....   30,589   182,296   174,739
  Maximum amount outstanding at any month-end
   during the year...............................  103,749   272,818   198,113
  Weighted average interest rate during the
   year..........................................     6.32%     5.75%     5.74%
  Weighted average interest rate at the end of
   year..........................................      --       5.61      5.45
Total short-term borrowings:
  Total average short-term borrowings outstanding
   during the year............................... $ 70,859  $515,211  $360,880
  Total weighted average rate on borrowings
   during the year...............................     6.11%     5.80%     5.74%

  As previously mentioned, we increased our intermediate and long-term advances from the FHLB during 1998. At year-end, total intermediate and long-term advances were $575 million, up from $138 million at December 31, 1997. The weighted average rate on FHLB advances at year-end 1998 was 5.49%. The following table sets forth the associated maturities at December 31, 1998.

                                                                   (In Thousands)
1999..............................................................    $ 43,105
2000..............................................................      28,796
2001..............................................................      16,056
2002..............................................................      55,921
2003..............................................................         134
Thereafter........................................................     431,000
                                                                      --------
  Total intermediate and long-term FHLB advances..................    $575,012
                                                                      ========

Asset/Liability Management and Market Risk

  Market risk is the risk of loss from adverse changes in market prices and interest rates. Our market risk arises primarily from interest rate risk in our lending and deposit taking activities. This interest rate risk occurs to the degree that interest-bearing liabilities reprice or mature more rapidly or on a different basis than interest-earning assets. Since our earnings depend primarily on our net interest income, which is the difference between the interest and dividends earned on interest-earning assets and the interest paid on interest-bearing liabilities, one of our principal objectives is to actively monitor and manage the effects of adverse changes in interest rates on net interest income while maintaining asset quality.

  Our Asset/Liability Management Committee is responsible for implementing the interest rate risk management policy which sets forth limits established by the board of directors on acceptable changes in net interest income and net portfolio value from specified changes in interest rates. The OTS defines net portfolio value as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present value of expected cash flows from existing off-balance sheet contracts. Our Asset/Liability Management Committee reviews, among other items, economic conditions, the interest rate outlook, the demand for loans, the availability of deposits and borrowings, and our current operating results, liquidity, capital and interest rate exposure. In addition, our Asset/Liability Management Committee monitors asset and liability maturities and repricing characteristics on a regular basis and performs various simulations and other analyses to determine the potential impact of various business strategies in controlling interest rate risk and the potential impact of those strategies upon future earnings under various interest rate scenarios. Based on these reviews, our Asset/Liability Management Committee formulates a strategy that is intended to implement the objectives set forth in our business plan without exceeding the net interest income and net portfolio value limits set forth in the interest rate risk policy.

  One measure of our exposure to differential changes in interest rates between assets and liabilities is shown in the following table which sets forth the repricing frequency of our major asset and liability categories as of December 31, 1998, as well as some information regarding our gap position. The repricing frequencies have been determined by reference to projected maturities, based upon contractual maturities as adjusted for scheduled repayments and "repricing mechanisms"--provisions for changes in the interest and dividend rates of assets and liabilities. We assume prepayment rates on substantially all of our loan portfolio based upon our historical loan prepayment experience and anticipated future prepayments. Repricing mechanisms on a number of our assets are subject to limitations, like caps on the amount that interest rates and payments on our loans may adjust, and accordingly, these assets do not normally respond as completely or rapidly as our liabilities to changes in market interest rates. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if we used different assumptions or if actual experience differed from the assumptions set forth.

                                                    December 31, 1998
                              ------------------------------------------------------------------
                                Within       7-12        2-5       6-10       Over      Total
                               6 Months     Months      Years      Years    10 Years   Balance
                              ----------  -----------  --------  ---------  --------  ----------
                                                 (Dollars in Thousands)
Interest-earning assets:
 Investment securities
  and FHLB stock........  (1) $   89,945  $       --   $116,061  $     --   $    --   $  206,006
 Loans and mortgage-
  backed securities:
 Mortgage-backed
  securities............  (2)     16,261        4,725    10,361        745        54      32,146
 Loans secured by real
  estate:
  Residential:
   Adjustable...........  (2)  4,227,780      106,498     6,720        --        --    4,340,998
   Fixed................  (2)    483,212       36,636   171,606     68,474    35,688     795,616
  Commercial real
   estate...............  (2)     36,528        9,454    80,983      9,087     1,919     137,971
  Construction..........  (2)     46,122          --        --         --        --       46,122
  Land..................  (2)     22,430           42       370        568       225      23,635
 Non-mortgage:
  Commercial............  (2)     19,154          --        --         --        --       19,154
  Consumer..............  (2)    119,718       74,288   198,717        --        --      392,723
                              ----------  -----------  --------  ---------  --------  ----------
 Total loans and
  mortgage-backed
  securities............       4,971,205      231,643   468,757     78,874    37,886   5,788,365
                              ----------  -----------  --------  ---------  --------  ----------
   Total interest-
    earning assets......      $5,061,150  $   231,643  $584,818  $  78,874  $ 37,886  $5,994,371
                              ==========  ===========  ========  =========  ========  ==========
Deposits and borrowings:
 Interest-bearing
  deposits:
 Fixed maturity
  deposits..............  (1) $2,184,477  $ 1,235,242  $380,312  $   1,640  $    --   $3,801,671
 Transaction accounts...  (3)  1,082,795          --        --         --        --    1,082,795
 Non-interest-bearing
  transaction accounts..         155,267          --        --         --        --      155,267
                              ----------  -----------  --------  ---------  --------  ----------
 Total deposits.........       3,422,539    1,235,242   380,312      1,640       --    5,039,733
                              ----------  -----------  --------  ---------  --------  ----------
 Borrowings.............         143,575       22,305   105,142    432,698       --      703,720
                              ----------  -----------  --------  ---------  --------  ----------
   Total deposits and
    borrowings..........      $3,566,114  $ 1,257,547  $485,454  $ 434,338  $    --   $5,743,453
                              ==========  ===========  ========  =========  ========  ==========
Excess (shortfall) of
 interest-earning assets
 Over interest-bearing
  liabilities...........      $1,495,036  $(1,025,904) $ 99,364  $(355,464) $ 37,886  $  250,918
Cumulative gap..........       1,495,036      469,132   568,496    213,032   250,918
Cumulative gap--as a %
 of total assets:
 December 31, 1998......           23.84%        7.48%     9.07%      3.40%     4.00%
 December 31, 1997......           24.82         1.35      2.71       3.54      3.93
 December 31, 1996......           16.71         2.68      0.50       1.47      3.04

--------
(1) Based upon contractual maturity and repricing date.
(2) Based upon contractual maturity, repricing date and projected repayment and prepayments of principal.
(3) Subject to immediate repricing.

  Our six-month gap at December 31, 1998, was a positive 23.84%. This means that more interest-earning assets reprice within six months than interest-bearing liabilities. This compares to a positive six-month gap of 24.82% at December 31, 1997 and 16.71% at December 31, 1996. Our primary strategy to manage interest rate risk is to emphasize the origination of adjustable rate mortgages or loans with relatively short maturities. Interest rates on adjustable rate mortgages are primarily tied to the CMT or COFI. We originated and purchased approximately $1.5 billion during 1998, $2.0 billion during 1997 and $1.4 billion during 1996, of loans and mortgage-backed securities with adjustable interest rates or maturities of five years or less. These loans represented approximately 80% during 1998, 96% during 1997 and 95% during 1996, of all loans and mortgage-backed securities we originated and purchased for investment during these periods. Adjustable rate mortgage originations during those three years were primarily tied to COFI rather than the CMT index.

  At December 31, 1998, 98% of our interest-earning assets mature, reprice or are estimated to prepay within five years, compared to 99% at December 31, 1997 and 97% at December 31, 1996. At December 31, 1998, loans held for investment with adjustable interest rates represented 85% of our loan and mortgage-backed securities portfolio. During 1999, we will continue to offer residential fixed rate loan products to our customers to meet customer demand. We primarily originate fixed rate loans for sale in the secondary market and price them accordingly to create loan servicing income and to increase opportunities for originating adjustable rate mortgages. However, we may originate fixed rate loans for investment when funded with long-term funds to mitigate interest rate risk, and small volumes to facilitate the sale of real estate acquired through foreclosure or that meet specific yield and other approved guidelines. See "Business--Banking Activities--Lending Activities--Secondary Marketing and Loan Servicing Activities."

  We are better protected against rising interest rates with a positive six-month gap. However, we remain subject to possible interest rate spread compression, which would adversely impact our net interest income if interest rates rise. This is primarily due to the lag in the repricing of the indices to which our adjustable-rate loans and mortgage-backed securities are tied, as well as the repricing frequencies and periodic interest rate caps on these adjustable-rate loans and mortgage-backed securities. The amount of interest rate spread compression would depend upon the frequency and severity of the interest rate fluctuations. The positive six-month gap could decrease in future periods due to, among other things, the continued expansion of the auto and consumer loan portfolios.

  In addition to measuring interest rate risk via a gap analysis, we establish limits on, and measure the sensitivity of, our net interest income and net portfolio value to changes in interest rates. Changes in interest rates are defined as instantaneous and sustained movements in interest rates in 100 basis point increments. We utilize an internally maintained asset/liability management simulation model to make the calculations which, for net portfolio value, is calculated on a discounted cash flow basis. First, we estimate our net interest income for the next twelve months and the current net portfolio value assuming no change in interest rates from those at period end. Once the base case has been estimated, we make calculations for each of the defined changes in interest rates, to include any associated differences in the anticipated prepayment speed of loans. We then compare those results against the base case to determine the estimated change to net interest income and net portfolio value due to the changes in interest rates. The following are the estimated impacts to net interest income and net portfolio value from various instantaneous, parallel shifts in interest rates based upon our asset and liability structure as of year-ends 1998 and 1997. Since we base these estimates upon numerous assumptions, like the expected maturities of our interest-bearing assets and liabilities and the shape of the period-end interest rate yield curve, our actual sensitivity to interest rate changes could vary significantly if actual experience differs from those assumptions used in making the calculations.

                                     1998                       1997
                             Percentage Change In       Percentage Change In
                          -------------------------- --------------------------
Change in Interest Rates  Net Interest Net Portfolio Net Interest Net Portfolio
   (In Basis Points)       Income(1)     Value(2)     Income(1)     Value(2)
------------------------  ------------ ------------- ------------ -------------
   +200                      (10.0)%        1.2%        (13.6)%       (9.3)%
   +100                       (4.4)         2.0          (5.7)        (3.4)
   (100)                       2.9         (1.0)          5.5          3.2
   (200)                       3.9         (0.6)         12.0          9.1

--------
(1) The percentage change in this column represents net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.
(2) The percentage change in this column represents the net portfolio value of the Bank in a stable interest rate environment versus the net portfolio value in the various rate scenarios.

  The following table shows our financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1998. This data differs from that in the gap table as it does not incorporate the repricing characteristics of assets and liabilities. Rather, it only reflects contractual maturities adjusted for anticipated prepayments. Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments.

                                           Expected Maturity Date at December 31, 1998(1)
                          ----------------------------------------------------------------------------------------
                                                                                              Total        Fair
                             1999        2000       2001      2002      2003    Thereafter   Balance      Value
                          ----------  ----------  --------  --------  --------  ----------  ----------  ----------
                                                       (Dollars in Thousands)
Interest-sensitive
 assets:
Investment securities...  $   83,181  $   40,375  $ 50,448  $ 25,238  $    --   $    6,764  $  206,006  $  205,987
 Average interest
  rate..................        5.48%       5.74%     5.37%     6.45%      -- %       5.25%       5.62%
Loans held for sale.....     447,382         --        --        --        --          --      447,382     447,468
 Average interest
  rate..................        6.91%        -- %      -- %      -- %      -- %        -- %       6.91%
Mortgage-backed
 securities available
 for sale...............      12,772       9,980     2,452     1,716     1,227       3,999      32,146      32,146
 Average interest
  rate..................        6.71%       6.59%     7.58%     7.51%     7.44%       7.16%       6.86%
Loans held for
 investment:
 Loans secured by real
  estate:
 Residential:
  Adjustable............   1,062,467     844,589   625,298   461,153   339,734     999,782   4,333,023   4,474,114
   Average interest
    rate................        7.42%       7.43%     7.41%     7.41%     7.51%       7.38%       7.42%
  Fixed.................      79,388      59,790    46,148    36,398    29,270     105,215     356,209     368,737
   Average interest
    rate................        8.37%       8.35%     8.27%     8.20%     8.14%       7.68%       8.11%
 Other..................      73,969      20,833    15,368    15,974    16,631      64,953     207,728     210,172
   Average interest
    rate................        8.87%       8.81%     8.71%     8.72%     8.72%       7.96%       8.54%
 Non-mortgage:
 Commercial.............      16,299       1,188     1,322       345       --          --       19,154      19,154
   Average interest
    rate................        8.59%       8.59%     8.59%     8.59%      -- %        -- %       8.59%
 Consumer...............     149,029     121,324   122,370       --        --          --      392,723     396,421
   Average interest
    rate................        9.93%       9.92%     9.29%      -- %      -- %        -- %       9.73%
Interest-bearing
 advances to joint
 ventures...............      25,540         --        --        --        --          --       25,540      25,540
 Average interest
  rate..................        3.61%        -- %      -- %      -- %      -- %        -- %       3.61%
Mortgage servicing
 assets.................       1,630       1,471     1,282     1,095       927       1,388       7,793      11,976
                          ----------  ----------  --------  --------  --------  ----------  ----------  ----------
Total interest-sensitive
 assets.................  $1,951,657  $1,099,550  $864,688  $541,919  $387,789  $1,182,101  $6,027,704  $6,191,715
                          ==========  ==========  ========  ========  ========  ==========  ==========  ==========
Interest-sensitive
 liabilities:
Deposits:
 Transaction accounts...  $  226,130  $  184,827  $151,069  $123,477  $100,924  $  451,635  $1,238,062  $1,238,062
 Average interest
  rate..................        2.30%       2.30%     2.30%     2.30%     2.30%       2.30%       2.30%
 Certificates of
  deposit...............   3,419,719     309,909    29,000    19,863    21,540       1,640   3,801,671   3,804,269
 Average interest
  rate..................        5.26%       5.23%     5.69%     5.88%     5.37%       4.96%       5.26%
Borrowings..............     165,880      31,199    16,743    56,467       733     432,698     703,720     709,223
 Average interest
  rate..................        5.62%       6.34%     6.28%     4.97%     8.58%       5.44%       5.51%
                          ----------  ----------  --------  --------  --------  ----------  ----------  ----------
Total interest-sensitive
 liabilities............  $3,811,729  $  525,935  $196,812  $199,807  $123,197  $  885,973  $5,743,453  $5,751,554
                          ==========  ==========  ========  ========  ========  ==========  ==========  ==========

--------
(1) Expected maturities are contractual maturities adjusted for prepayments of principal. We use a number of assumptions to estimate fair values and expected maturities. For assets, we base expected maturities upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on our historical experience. Our average constant prepayment rate ("CPR") is 21.1% on our fixed-rate portfolio and 27.6% on our adjustable rate mortgage portfolio for interest-earning assets, excluding investment securities, which do not have prepayment features. For deposit liabilities, in accordance with standard industry practice and our own historical experience, we have applied "decay factors," used to estimate deposit runoff, of 20% per year. The actual maturities of these instruments could vary substantially if future prepayments differ from our historical experience.

  The following table sets forth the interest rate spread between our interest-earning assets and interest-bearing liabilities as of the dates indicated.

                                                         December 31,
                                                   ----------------------------
                                                   1998  1997  1996  1995  1994
                                                   ----  ----  ----  ----  ----
Weighted average yield:
  Loan and mortgage-backed securities............. 7.72% 7.95% 7.77% 7.67% 6.24%
  FHLB stock...................................... 5.44  5.88  6.45  5.16  5.69
  Investment securities........................... 5.40  5.63  6.02  6.46  6.17
                                                   ----  ----  ----  ----  ----
    Earning assets yield.......................... 7.65  7.87  7.71  7.60  6.24
                                                   ----  ----  ----  ----  ----
Weighted average cost:
  Deposits........................................ 4.53  5.00  4.86  4.81  4.23
  Borrowings:
    FHLB advances................................. 5.47  6.11  5.80  6.07  6.41
    Other borrowings.............................. 8.69  6.15  5.60  5.62  5.88
                                                   ----  ----  ----  ----  ----
  Combined borrowings............................. 5.51  6.12  5.73  5.84  6.20
                                                   ----  ----  ----  ----  ----
  Combined funds.................................. 4.66  5.11  4.97  4.92  4.55
                                                   ----  ----  ----  ----  ----
Interest rate spread.............................. 2.99% 2.76% 2.74% 2.68% 1.69%
                                                   ====  ====  ====  ====  ====

  The year-end weighted average yield on our loan portfolio decreased to 7.72% at December 31, 1998, from 7.95% as of December 31, 1997. The weighted average rate on new loans we originated during 1998 was 6.45%, during 1997 was 6.04% and during 1996 was 6.06%. At December 31, 1998, our adjustable rate mortgage portfolio of single family residential loans, including mortgage-backed securities, totaled $4.3 billion with a weighted average rate of 7.53%, compared to $4.5 billion with a weighted average rates of 7.58% at December 31, 1997 and $3.9 billion with a weighted average rate of 7.38% at December 31, 1996.

Problem Loans and Real Estate

 Non-Performing Assets

  Non-performing assets consist of loans on which we have ceased the accrual of interest, which we refer to as non-accrual loans, and real estate acquired in settlement of loans. Non-performing assets totaled $27 million at December 31, 1998, compared to $52 million at December 31, 1997, and $62 million at December 31, 1996. The decrease in our non-performing assets was primarily attributable to several loans in the commercial real estate loan category that we returned to accrual status following an extended period of satisfactory payment performance. The effective yield on these loans reflects a market rate of interest and we, therefore, do not consider them troubled debt restructurings. Of the total, real estate acquired in settlement of loans, net of allowances, represented $4 million at December 31, 1998, down from $10 million at December 31, 1997, and $16 million at December 31, 1996.

  The following table summarizes our non-performing assets at the dates indicated.

                                               December 31,
                                  -------------------------------------------
                                   1998     1997     1996     1995     1994
                                  -------  -------  -------  -------  -------
                                          (Dollars in Thousands)
Non-accrual loans:
  Residential, one-to-four
   units......................... $15,571  $20,816  $22,885  $25,587  $24,012
  Residential, one-to-four
   units--subprime...............   1,975      --       --       --       --
  Other..........................   4,829   20,883   22,136   52,754   28,025
                                  -------  -------  -------  -------  -------
    Total non-accrual loans......  22,375   41,699   45,021   78,341   52,037
Real estate acquired in
 settlement of loans (1).........   4,475    9,626   16,078   18,854   13,558
Repossessed automobiles..........     569      795      928      --       --
                                  -------  -------  -------  -------  -------
  Gross non-performing assets.... $27,419  $52,120  $62,027  $97,195  $65,595
                                  =======  =======  =======  =======  =======
Allowance for loan losses (2):
  Amount......................... $31,517  $32,092  $30,094  $27,943  $25,650
  As a percentage of non-
   performing loans..............  140.86%   76.96%   66.84%   35.67%   49.29%
Non-performing assets as a per-
 centage of total assets.........    0.44     0.89     1.19     2.09     1.41

--------
(1) Excludes real estate acquired in settlement of loans covered under the assistance agreement we entered into in connection with our 1988 acquisition of Butterfield Savings. We sold these assets to the Federal Deposit Insurance Corporation's ("FDIC") Division of Resolution in December 1995.
(2) Allowance for loan losses does not include the allowance for real estate and real estate acquired in settlement of loans.

  It is our policy to take appropriate, timely and aggressive action when necessary to resolve non-performing assets. When resolving problem loans, it is our policy to determine collectibility under various circumstances which are intended to result in our maximum financial benefit. We accomplish this by either working with the borrower to bring the loan current or by foreclosing and selling the asset. We perform ongoing reviews of loans that display weaknesses and maintain adequate loss allowances on the loans. For a discussion on our internal asset review policy, refer to "--Allowance for Losses on Loans and Real Estate."

  All of our non-performing assets at December 31, 1998 were located in California.

  We evaluate the need for appraisals for non-performing assets on a periodic basis. We will generally obtain a new appraisal when we believe that there may have been an adverse change in the property operations or in the economic conditions of the geographic market of the property securing our loans. Our policy is to obtain new appraisals at least annually for major real estate acquired in settlement of loans. Throughout 1998, we obtained new appraisals for non-performing loans and real estate acquired in settlement of loans.

  Non-Accrual Loans. It is our general policy to account for a loan as non-accrual when the loan becomes 90 days delinquent or when collection of interest appears doubtful. In a number of cases, loans may remain on accrual status past 90 days when we determine that continued accrual is warranted because the loan is well-secured and in process of collection. As of December 31, 1998, we had no loans 90 days or more delinquent which remained on accrual status. We reverse and charge against interest income any interest previously accrued with respect to non-accrual loans. We recognize interest income on non-accrual loans to the extent that we receive payments and to the extent that we believe we will recover the remaining principal balance of the loan. We restore these loans to an accrual status only if the borrower makes all past due payments and the borrower has demonstrated the ability to make future payments of principal and interest. At December 31, 1998, non-accrual loans aggregating $4 million were less than 90 days delinquent relative to their contractual terms. Additional loans aggregating $1 million were not contractually past due, but were deemed non-accrual due to management's assessment of the borrower's ability to pay.

  Impaired Loans. We consider a loan to be impaired when, based upon current information and events, we believe it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. We carry impaired loans at either the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the net fair value of the collateral securing the loan. Impaired loans exclude large groups of smaller balance homogeneous loans that we collectively evaluate for impairment. For us, loans we collectively review for impairment include all single family loans and performing multi-family and non-residential loans having principal balances of less than $1 million.

  In determining impairment, we consider large non-homogeneous loans with the following characteristics: non-accrual loans, debt restructurings, and performing loans which exhibit, among other characteristics, high loan-to-value ratios or delinquent taxes. We base the measurement of collateral dependent impaired loans on the fair value of the loan's collateral. We value non-collateral dependent loans based on a present value calculation of expected future cash flows, discounted at the loan's effective rate. We generally use cash receipts on impaired loans not performing according to contractual terms to reduce the carrying value of the loan, unless we believe we will recover the remaining principal balance of the loan. We include impairment losses in the allowance for loan losses through a charge to provision for loan losses. We include adjustments to impairment losses due to changes in the fair value of the collateral of impaired loans in provision for loan losses. Upon disposition of an impaired loan, we record loss of principal through a charge-off to the allowance for loan losses. At December 31, 1998, the recorded investment in loans for which we have recognized impairment totaled $13 million, compared to $14 million at December 31, 1997. The total allowance for losses related to these loans was $1 million at December 31, 1998, and 1997.

  Troubled Debt Restructurings. We consider a restructuring of a debt a troubled debt restructuring when we, for economic or legal reasons related to the borrower's financial difficulties, grant a concession to the borrower that we would not otherwise grant. Troubled debt restructurings may include changing repayment terms, reducing the stated interest rate and reducing the amounts of principal and/or interest due or extending the maturity date. The restructuring of a loan is intended to recover as much of our investment as possible and to achieve the highest yield possible. There were no troubled debt restructurings on accrual status at December 31, 1998 and 1997.

  Real Estate Acquired in Settlement of Loans. Real estate acquired in settlement of loans consists of real estate acquired through foreclosure or deeds in lieu of foreclosure.

 Delinquent Loans

  When a borrower fails to make required payments on a loan and does not cure the delinquency within 60 days, we normally record a notice of default to commence foreclosure proceedings, so long as we have given any required prior notice to the borrower. If the loan is not reinstated within the time permitted by law for reinstatement, which is normally five business days before the date set for the non-judicial trustee's sale, we may then sell the property at a foreclosure sale. If we have elected to pursue a non-judicial foreclosure, we are not permitted under applicable California law to obtain a deficiency judgment against the borrower, even if the security property is insufficient to cover the balance owed. At these foreclosure sales, we generally acquire title to the property. At December 31, 1998, loans delinquent 30 days or more as a percentage of total loans was 0.65%, down from 0.79% at December 31, 1997 and 0.89% at December 31, 1996.

  The following table indicates the amounts of our past due loans at the dates indicated.

                                                  December 31,
                         ----------------------------------------------------------------------
                                      1998                                1997
                         ----------------------------------  ----------------------------------
                          30-59   60-89     90+               30-59   60-89     90+
                          Days     Days   Days (1)   Total    Days     Days   Days (1)   Total
                         -------  ------  --------  -------  -------  ------  --------  -------
                                             (Dollars in Thousands)
Loans secured by real
 estate:
 Residential:
   One-to-four units.... $ 9,841  $6,014  $12,832   $28,687  $12,099  $4,101  $18,579   $34,779
   One-to-four units--
    subprime (2)........     244     784      947     1,975      185     --       --        185
   Five or more units...     --      --       155       155      --      222      --        222
 Commercial real
  estate................     --      --       --        --       --      --       279       279
 Construction...........     --      --       --        --       --      --       --        --
 Land...................     --      --       --        --       --      --       --        --
                         -------  ------  -------   -------  -------  ------  -------   -------
     Total real estate
      loans.............  10,085   6,798   13,934    30,817   12,284   4,323   18,858    35,465
Non-mortgage:
 Commercial.............     --      --       --        --       --      --       --        --
 Automobile.............   4,650     888    1,048     6,586    4,167     981      961     6,109
 Other consumer.........     334      45      344       723      218      54      533       805
                         -------  ------  -------   -------  -------  ------  -------   -------
     Total loans........ $15,069  $7,731  $15,326   $38,126  $16,669  $5,358  $20,352   $42,379
                         =======  ======  =======   =======  =======  ======  =======   =======
Delinquencies as a
 percentage of total
 loans..................    0.26%   0.13%    0.26%     0.65%    0.31%   0.10%    0.38%     0.79%

                                      1996                                1995
                         ----------------------------------  ----------------------------------
Loans secured by real
 estate:
 Residential:
   One-to-four units.... $14,519  $5,502  $18,549   $38,570  $14,047  $6,645  $22,303   $42,995
   One-to-four units--
    subprime (2)........     198     --       --        198      --      --       --        --
   Five or more units...     --      --       --        --        89     --       447       536
 Commercial real
  estate................     --      --       --        --       --      --    30,675    30,675
 Construction...........     --      --       --        --       --      --       --        --
 Land...................     --      --       566       566      --      --     6,516     6,516
                         -------  ------  -------   -------  -------  ------  -------   -------
     Total real estate
      loans.............  14,717   5,502   19,115    39,334   14,136   6,645   59,941    80,722
                         -------  ------  -------   -------  -------  ------  -------   -------
Non-mortgage:
 Commercial.............     --      --       --        --       --      --       115       115
 Automobile.............   2,080     328      274     2,682      667     249      540     1,456
 Other consumer.........     158      15      181       354      257     410      170       837
                         -------  ------  -------   -------  -------  ------  -------   -------
     Total loans........ $16,955  $5,845  $19,570   $42,370  $15,060  $7,304  $60,766   $83,130
                         =======  ======  =======   =======  =======  ======  =======   =======
Delinquencies as a
 percentage of total
 loans..................    0.36%   0.12%    0.41%     0.89%    0.36%   0.17%    1.46%     1.99%

                                      1994
                         ----------------------------------
Loans secured by real
 estate:
 Residential:
   One-to-four units.... $15,306  $9,273  $20,584   $45,163
   Five or more units...     --      --       149       149
 Commercial real
  estate................     --      --     1,139     1,139
 Construction...........     --      --       --        --
 Land...................     --      --       836       836
                         -------  ------  -------   -------
     Total real estate
      loans.............  15,306   9,273   22,708    47,287
Non-mortgage:
 Commercial.............     --      --       --        --
 Automobile.............      22      12       24        58
 Other consumer.........     291     171      334       796
                         -------  ------  -------   -------
     Total loans........ $15,619  $9,456  $23,066   $48,141
                         =======  ======  =======   =======
Delinquencies as a
 percentage of total
 loans..................    0.38%   0.23%    0.55%     1.16%

--------
(1) All 90 day or greater delinquencies are on non-accrual status and we report them as part of non-performing assets.
(2) We commenced one-to-four units subprime lending in the first quarter of 1996.

 Allowance for Losses on Loans and Real Estate

  We establish valuation allowances for losses on loans and real estate on a specific and general basis. We determine specific allowances based on the difference between the carrying value of the asset and our net fair value. We determine general valuation allowances based on historical loss experience, current and anticipated levels and trends of delinquent and non-performing loans and the economic environment in our market areas.

  Our Internal Asset Review Department conducts independent reviews to evaluate the risk and quality of all our assets. Our Internal Asset Review Committee is responsible for the review and classification of assets. The Internal Asset Review Committee members include the Chief Internal Asset Review Officer, Chief Executive Officer, Chief Financial Officer, Chief Lending Officer, General Counsel, Director of Compliance/Risk Management, Credit Administrator and Chief Appraiser. The Internal Asset Review Committee meets quarterly to review and to determine asset classifications and to recommend any changes to asset valuation allowances. With the exception of payoffs or asset sales, the classification of an asset, once established, can be removed or upgraded only upon approval of the Internal Asset Review Committee. The Chief Internal Asset Review Officer reports quarterly to the audit committee of the board of directors regarding overall asset quality, the adequacy of valuation allowances on classified assets and our adherence to policies and procedures regarding asset classification and valuation.

  We adhere to an internal asset review system and loss allowance methodology designed to provide for timely recognition of problem assets and adequate general valuation allowances to cover asset losses. Our current asset monitoring process includes the use of asset classifications to segregate the assets, largely loans and real estate, into various risk categories. We use the various asset classifications as a means of measuring risk for determining the general valuation allowances at a point in time. We currently use a six grade system to classify our assets. The current grades are:

  .  pass;

  .  watch;

  .  special mention;

  .  substandard;

  .  doubtful; and

  .  loss.

  Substandard, doubtful and loss assets are considered "classified assets" for regulatory purposes. A brief description of these classifications follows:

  . The pass classification represents a level of credit quality which contains no well-defined deficiency or weakness.

  . The watch classification is used to identify an asset that currently contains no well-defined deficiency or weakness, but we determine it to be desirable to closely monitor the asset--e.g., loans to facilitate the sale of real estate acquired in settlement of loans. This category may also be used for assets upgraded from lower classifications where continuing monitoring is deemed appropriate.

  . A special mention asset does not currently expose us to a sufficient degree of risk to warrant an adverse classification, but does possess a correctable deficiency or potential weakness deserving management's close attention.

  . Substandard assets have a well-defined weakness or weaknesses. They are characterized by the distinct possibility that we will sustain some loss if we do not correct the deficiencies.

  . An asset classified doubtful has all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. We consider doubtful to be a temporary classification until resolution of pending weakness issues enables us to more clearly define the potential for loss.

  . That portion of an asset classified loss is considered uncollectible and of so little value that its continuance as an asset, without establishment of a specific valuation allowance, is not warranted. A loss classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not reasonable to defer writing off or providing for all or a portion of an impaired asset even though partial recovery may be effected in the future. We will generally classify as loss the balance of the asset that is greater than the net fair value of the asset unless we can expect payment from another source. Therefore, the amount of an asset classified as loss reflects the total of specific valuation allowances established for the particular asset. Specific valuation allowances are not includable in determining the Bank's total regulatory capital.

  The OTS has the authority to require us to change our asset classifications. If the change results in an asset being classified in whole or in part as loss, a specific allowance must be established against the amount so classified or that amount must be charged off. OTS guidelines set forth quantitative benchmarks as a starting point for the determination of appropriate levels of general valuation allowances. The OTS directs its examiners to rely on management's estimates of adequate general valuation allowances if the Bank's process for determining adequate allowances is deemed to be sound.

  Our policy is to provide an allowance for losses on loans and real estate when it is probable that the value of the asset has been impaired and the loss can be reasonably estimated. To comply with this policy, we have established a monitoring system that requires at least an annual review of all assets in excess of $1 million and a semiannual review of all assets considered adversely classified or criticized. The monitoring system requires a review of current operating statements, an evaluation of the property's current and past performance, an evaluation of the borrower's ability to repay and the preparation of a discounted cash flow analysis. Based on the results of the review, we may require a new appraisal.

  Our provision for loan losses totaled $3.9 million in 1998, down $4.7 million from 1997. Net loan charge-offs exceeded the provision for loan losses by $0.6 million resulting in a decrease in the allowance for loan losses to $31.5 million at December 31, 1998. This decrease reflects an improvement in overall loan quality. Included in the current year-end allowance was $31.3 million of general valuation allowances of which $2.8 million was not allocated to any specific loan category.

  A summary of activity in the allowances for loan losses is shown below for the years indicated.

                                    1998     1997     1996     1995     1994
                                   -------  -------  -------  -------  -------
                                               (In Thousands)
Balance at beginning of period.... $32,092  $30,094  $27,943  $25,650  $26,835
Provision.........................   3,899    8,640    9,137    9,293    4,211
Charge-offs.......................  (7,372)  (7,773)  (7,660)  (8,017)  (5,511)
Recoveries........................   2,898    1,131      674    1,017      115
                                   -------  -------  -------  -------  -------
Balance at end of period.......... $31,517  $32,092  $30,094  $27,943  $25,650
                                   =======  =======  =======  =======  =======

  Net loan charge-offs were $4.5 million in 1998, down from $6.6 million in 1997 and $7.0 million in 1996. The decline primarily reflected a $1.3 million decline in net charge-offs of one-to-four unit residential loans and a $1.4 million recovery of a prior commercial real estate loan charge-off due to proceeds from the previously mentioned settlement. The growth in automobile loan net charge-offs reflects the growth in that portfolio as the ratio of automobile net charge-offs to the average of these loans was 1.40% in 1998 compared to 1.58% in 1997 and 1.37% in 1996. Charge-offs, net of recoveries, by category of loan are as follows for the years indicated.

                                        1998     1997    1996    1995    1994
                                       -------  ------  ------  ------  ------
                                             (Dollars in Thousands)
Loans secured by real estate:
  Residential:
    One-to-four units (1)............. $   910  $2,165  $4,982  $5,165  $4,051
    Five or more units................      68     --      102     469     264
  Commercial real estate..............  (1,610)   (261)   (250)    807     959
  Land................................     --      --      --        4     --
Non-mortgage:
  Commercial..........................     --      --      115    (152)    (52)
  Automobile..........................   4,959   4,468   1,791     398       9
  Other consumer......................     147     270     246     309     165
                                       -------  ------  ------  ------  ------
    Total net loan charge-offs........ $ 4,474  $6,642  $6,986  $7,000  $5,396
                                       =======  ======  ======  ======  ======
Net loan charge-offs as a percentage
 of average loans and mortgage-backed
 securities held to maturity..........    0.09%   0.13%   0.16%   0.17%   0.16%

--------
(1) Includes net charge-offs associated with the January 1994 Northridge earthquake of $1.0 million in 1996, $1.1 million in 1995 and $0.8 million in 1994.

  The allocation of the allowance for loan losses at the dates indicated is as shown in the following table.

                                                                  December 31,
                         -----------------------------------------------------------------------------------------------
                                      1998                            1997                            1996
                         ------------------------------- ------------------------------- -------------------------------
                                     Gross    Allowance              Gross    Allowance              Gross    Allowance
                                      Loan    Percentage              Loan    Percentage              Loan    Percentage
                                   Portfolio   to Loan             Portfolio   to Loan             Portfolio   to Loan
                         Allowance  Balance    Balance   Allowance  Balance    Balance   Allowance  Balance    Balance
                         --------- ---------- ---------- --------- ---------- ---------- --------- ---------- ----------
                                                             (Dollars in Thousands)
Loans secured by real
 estate:
 Residential:
   One-to-four units....  $14,299  $4,636,133    0.31%    $14,652  $4,607,545    0.32%    $13,241  $4,046,448    0.33%
   Five or more units...      401      40,029    1.00         314      38,278    0.82         517      56,907    0.91
 Commercial real
  estate................    2,632     140,790    1.87       4,112     202,425    2.03       6,956     260,609    2.67
 Construction...........    1,508     127,761    1.18         847      70,865    1.20         773      66,651    1.16
 Land...................      568      44,859    1.27         331      25,687    1.29         466      21,177    2.20
Non-mortgage:
 Commercial.............      218      28,293    0.77         196      26,024    0.75         236      22,136    1.07
 Automobile.............    8,344     357,988    2.33       8,016     342,326    2.34       4,303     202,186    2.13
 Other consumer.........      747      41,894    1.78         824      47,735    1.73         802      47,281    1.70
Other...................      --          --      --          --          --      --          --          --      --
Not specifically
 allocated..............    2,800         --      --        2,800         --      --        2,800         --      --
                          -------  ----------    ----     -------  ----------    ----     -------  ----------    ----
   Total loans held for
    investment..........  $31,517  $5,417,747    0.58%    $32,092  $5,360,885    0.60%    $30,094  $4,723,395    0.64%
                          =======  ==========    ====     =======  ==========    ====     =======  ==========    ====

                                      1995                            1994
                         ------------------------------- -------------------------------
Loans secured by real
 estate:
 Residential:
   One-to-four units....  $12,254  $3,656,512    0.34%    $12,404  $3,688,280    0.34%
   Five or more units...      895      57,321    1.56         978      63,782    1.53
 Commercial real
  estate................    8,456     270,583    3.13       6,814     294,418    2.31
 Construction...........      335      28,593    1.17         131      11,367    1.15
 Land...................      973      21,867    4.45         862       9,822    8.78
Non-mortgage:
 Commercial.............      259      12,864    2.01         472      12,975    3.64
 Automobile.............      849      56,127    1.51          42       3,028    1.39
 Other consumer.........    1,122      50,945    2.20       1,094      53,241    2.05
Other...................      --          --      --           53      39,143    0.14
Not specifically
 allocated..............    2,800         --      --        2,800         --      --
                          -------  ----------    ----     -------  ----------    ----
   Total loans held for
    investment..........  $27,943  $4,154,812    0.67%    $25,650  $4,176,056    0.61%
                          =======  ==========    ====     =======  ==========    ====

  The following table is a summary of the activity in our allowance for real estate held for investment and non-conforming loans to joint ventures for the years indicated. In 1998, $4.3 million of the provision reduction and $7.1 million of charge-offs relate to the previously mentioned settlement. We also included $1.1 million of charge-offs due to sales of undeveloped land in 1998. The provision reductions in all years presented were due to a continuing improvement in the real estate market which favorably impacted the valuation of some neighborhood retail shopping center investments and to a reduction in the investment in some joint venture investments.

                                    1998     1997     1996     1995     1994
                                   -------  -------  -------  -------  -------
                                               (In Thousands)
Balance at beginning of period.... $21,244  $30,071  $34,338  $37,198  $38,674
Provision (reduction).............  (5,296)  (3,190)  (3,306)  (2,916)  (1,400)
Charge-offs.......................  (8,231)  (5,637)  (1,035)     --       (76)
Recoveries........................     --       --        74       56      --
                                   -------  -------  -------  -------  -------
Balance at end of period.......... $ 7,717  $21,244  $30,071  $34,338  $37,198
                                   =======  =======  =======  =======  =======

  In addition to losses charged against the allowance for loan losses, we have recorded losses on real estate acquired in settlement of loans by direct write-off to net operations of real estate acquired in settlement of loans and against an allowance for losses specifically established for these assets. The following table is a summary of the activity of our allowance for real estate acquired in settlement of loans for the years indicated.

                                      1998    1997     1996     1995     1994
                                      -----  -------  -------  -------  -------
                                                 (In Thousands)
Balance at beginning of period....... $ 839  $ 1,078  $ 1,217  $   743  $   747
Provision............................   455    1,107    1,658    2,498    2,035
Charge-offs..........................  (761)  (1,346)  (1,797)  (2,024)  (2,039)
Recoveries...........................   --       --       --       --       --
                                      -----  -------  -------  -------  -------
Balance at end of period............. $ 533  $   839  $ 1,078  $ 1,217  $   743
                                      =====  =======  =======  =======  =======

Capital Resources and Liquidity

  Our sources of funds include deposits, advances from the FHLB and other borrowings, proceeds from the sale of real estate, sales of loans and mortgaged-backed securities, payments of loans and mortgaged-backed securities, payments for and sales of loan servicing and income from other investments. Interest rates, real estate sales activity and general economic conditions affect significantly repayments on loans and mortgage-backed securities and deposit inflows and outflows. Loan repayments increased $0.7 billion in 1998 to $1.9 billion and were virtually equal to new loan originations and purchases for portfolio. In 1997, new loan originations and purchases for portfolio exceeded repayments by $0.9 billion.

  During 1998, aggregate borrowings increased $220 million as we took advantage of obtaining long-term advances from the FHLB at attractive borrowing rates to fund fixed-rate loans for investment. We also experienced a net deposit inflow of $170 million, of which $302 million represented transaction accounts partially offset by a $132 million decrease in certificates of deposit.

  To the extent 1999 deposit growth falls short of satisfying ongoing commitments to fund maturing and withdrawable deposits, repay borrowings, fund existing and future loan and other investment commitments, continue branch improvement programs and maintenance of regulatory liquidity requirements, we will utilize borrowing arrangements with the FHLB and other sources. At December 31, 1998, we had commitments to fund loans amounting to $941 million, loans in process of $100 million, undrawn lines of credit of $70 million and letters of credit and other contingent liabilities of $4 million. We believe our current sources of funds will enable us to meet these obligations while maintaining our liquidity at appropriate levels.

  The principal measure of liquidity in the savings and loan industry is the regulatory ratio of cash and eligible investments to the sum of withdrawable savings and borrowings due within one year. Federal regulators reduced the minimum liquidity ratio in 1997 from 5% to 4%. At December 31, 1998, the Bank's ratio was 4.04% compared to 4.80% at December 31, 1997 and 5.26% at December 31, 1996.

Regulatory Capital Compliance

  The following table is a reconciliation of the Bank's stockholder's equity to federal regulatory capital as of December 31, 1998. The core and tangible capital ratios were 6.83% and the risk-based capital ratio was 12.88%. These levels are up slightly from comparable ratios of 6.61% for core and tangible capital and 12.64% for risk-based capital at December 31, 1997, and continue to exceed the "well capitalized" standards of 5% for core and 10% for risk-based, as defined by regulation. During 1998, the amount of the Bank's non-includable investment in real estate required to be deducted from regulatory capital increased by $7 million due to DSL Service Company's growth in retained earnings.

                                                                      Risk-
                         Tangible Capital         Core Capital    Based Capital
                         -------------------     ---------------  ---------------
                          Amount     Ratio        Amount   Ratio   Amount   Ratio
                         ----------  -------     --------  -----  --------  -----
                                     (Dollars in Thousands)
Stockholder's equity.... $  470,504              $470,504         $470,504
Adjustments:
 Deductions:
  Investment in
   subsidiary, primarily
   real estate..........    (42,119)              (42,119)         (42,119)
  Goodwill..............     (4,543)               (4,543)          (4,543)
  Non-permitted mortgage
   servicing rights.....       (779)                 (779)            (779)
 Additions:
  Unrealized gain on
   securities available
   for sale.............       (753)                 (753)            (753)
  General loss
   allowance--investment
   in DSL Service
   Company..............      1,383                 1,383            1,383
  Loan general valuation
   allowances (1).......        --                    --            31,267
                         ----------              --------         --------
Regulatory capital......    423,693    6.83%      423,693  6.83%   454,960  12.88%
Well capitalized
 requirement............     93,053    1.50 (2)   310,178  5.00    353,195  10.00 (3)
                         ----------  ------      --------  ----   --------  -----
Excess.................. $  330,640    5.33%     $113,515  1.83%  $101,765   2.88%
                         ==========  ======      ========  ====   ========  =====

--------

(1) Limited to 1.25% of risk-weighted assets.
(2) Represents the minimum requirement for tangible capital, as no "well capitalized" requirement has been established for this category.
(3) A third requirement is Tier 1 capital to risk-weighted assets of 6%, which the Bank met and exceeded with a ratio of 12.00% at December 31, 1998.

Current Accounting Issue

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").

  SFAS 133 establishes accounting and reporting standards for derivative instruments, including a number of derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as:

  . a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

  . a hedge of the exposure to variable cash flows of a forecasted transaction; or

  . a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign-currency-denominated forecasted transaction.

  Under SFAS 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

  As part of our secondary marketing activities, we utilize forward sale and purchase contracts to hedge the value of loans originated for sale against adverse changes in interest rates. At December 31, 1998, these sales contracts amounted to approximately $622 million and purchase contracts amounted to approximately $34 million. These contracts have a high correlation to the price movement of the loans being hedged. There is no recognition of unrealized gains and losses on these contracts in the balance sheet or statement of income. When the related loans are sold, we recognize the deferred gains or losses from these contracts in our statement of income as a component of net gains or losses on sales of loans and mortgage-backed securities.

  This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not anticipate that the financial impact of this statement will have a material impact on us.

                                   BUSINESS

GENERAL

  We were incorporated in Delaware on October 21, 1994. On January 23, 1995, after we obtained necessary stockholder and regulatory approvals, we acquired 100% of the issued and outstanding capital stock of the Bank and the Bank's stockholders became holders of our stock. Downey was thereafter funded by the Bank and presently operates as the Bank's holding company. Our stock is traded on the New York Stock Exchange and Pacific Exchange under the trading symbol "DSL."

  The Bank was formed in 1957 as a California-licensed savings and loan association and converted to a federal charter in 1995. As of March 31, 1999, it conducts its business through 95 retail deposit branches, including 33 full-service in-store branches. Residential loans are originated by retail loan officers who work out of 43 of the Bank's California retail deposit branches and two loan origination centers outside of California, one each in Arizona and Washington. Retail loan officers also originate residential loans through the Internet from four California call centers. Wholesale loans submitted by mortgage brokers are originated from the Arizona and Washington loan origination centers and ten California loan origination centers, eight of which are located in or by a Bank office.

  The Bank is regulated or affected by the following governmental entities and laws as follows:

  . As a federally chartered savings association, the Bank's activities and investments are generally governed by the Home Owners' Loan Act, as amended, and implementing regulations and policies of the OTS.

  . The Bank and Downey are subject to the primary regulatory and supervisory jurisdiction of the OTS.

  . As a federally insured depository institution, the Bank is regulated and supervised by the FDIC with respect to some of its activities and investments.

  . The Bank is a member of the FHLB of San Francisco, which is one of the 12 regional banks for federally insured depository institutions comprising the Federal Home Loan Bank System.

  . The Bank's savings deposits are insured through the SAIF of the FDIC, an instrumentality of the United States government.

  . The Bank is regulated by the Federal Reserve with respect to reserves the Bank is required to maintain against deposits and other matters.

  Downey Affiliated Insurance Agency was incorporated on January 25, 1995, as Downey's wholly owned subsidiary. We capitalized Downey Affiliated Insurance Agency on February 24, 1995 with $400,000. In the 1995 second quarter, Downey Affiliated Insurance Agency commenced operations at which time representatives of Downey Affiliated Insurance Agency were available in our branches to offer annuity products. During 1996, Downey Affiliated Insurance Agency began offering forced-placed casualty insurance policies on mortgage loans and stopped offering annuity products. The offering of forced-placed casualty insurance policies ceased in April 1999.

  General economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities significantly influence our operations. Additionally, interest rates on competing investments and general market interest rates influence our deposit flows and the costs we incur for interest-bearing liabilities, which represents our cost of funds. Similarly, market interest rates and other factors that affect the supply of and demand for housing and the availability of funds affect our loan volume and our yields on loans and mortgage-backed securities.

  Our primary business is banking and we are also involved in real estate investment, each of which we discuss further below.

BANKING ACTIVITIES

  Our primary business is banking. Our banking activities focus on:

  .  attracting funds from the general public and institutions; and

  . originating and investing in loans, primarily residential real estate mortgage loans, investment securities and mortgage-backed securities.

These mortgage-backed securities include mortgage pass-through securities issued by other entities and securities issued or guaranteed by government-sponsored enterprises like the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association.

  Our primary sources of revenue from our banking business are:

  .  interest we earn on loans and mortgage-backed securities;

  .  income from investment securities;

  .  gains on sales of our loans and mortgage-backed securities;

  .  fees we earn in connection with loans and deposits; and

  . income we earn on our portfolio of loans and mortgage-backed securities we service for investors.

  Our principal expenses in connection with our banking business are:

  . interest we incur on our interest-bearing liabilities, including deposits and borrowings; and

  .  general and administrative costs.

  Our primary sources of funds from our banking business are:

  .  deposits;

  . principal and interest payments on our loans and mortgage-backed securities;

  .  proceeds from sales of our loans and mortgage-backed securities; and

  .  borrowings.

Scheduled payments we receive on loans and mortgage-backed securities are a relatively stable source of our funds. However, the funds we receive from deposits and prepayment of loans and mortgage-backed securities vary widely. Below is a detailed discussion of our banking activities.

Lending Activities

  Historically, our lending activities have primarily emphasized our origination of first mortgage loans secured by residential properties and retail neighborhood shopping centers. To a lesser extent, our lending activities have emphasized our origination of real estate loans secured by multi-family and commercial and industrial properties, including office buildings, land and other properties with income producing capabilities. In addition, we have provided construction loan financing for single-family and multi-family residential properties and commercial retail neighborhood shopping center projects. These construction loan financings have included loans to joint ventures, which were being engaged in by DSL Service Company or the Bank with other participants. We also originate loans to businesses through our commercial banking operations.

  We originate our automobile loans directly through our branch network. We also conduct an indirect auto-lending program through our purchase of new or used automobile sales contracts from auto dealers in California and other western states. Downey Auto Finance Corp., a wholly owned subsidiary of the Bank, operates this indirect auto-lending program.

  Our primary focus will continue to be our origination of:

  . adjustable rate single family mortgage loans, particularly subprime loans which carry higher interest rates; and

  .  consumer loans.

We will also continue our secondary marketing activities of selling:

  .  our production of some fixed rate single family loans; and

  .  some adjustable rate mortgage loan products.

Given the current low interest rate environment and customer preference for fixed rate loans, it is likely we may originate more single family loans for sale in the secondary market than for our portfolio during 1999, as was the case in 1998. For more information, see below under the caption entitled "Business--Secondary Marketing and Loan Servicing Activities." For additional information on the composition of our loan and mortgage-backed securities portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition for the Year Ended December 31, 1998--Loans and Mortgage-Backed Securities" and "--Financial Condition for the Quarter Ended March 31, 1999--Loans and Mortgage-Backed Securities."

 Loan and Mortgage-Backed Securities Portfolio

  We carry loans receivable at cost. Our net loans receivable are adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method. Our investments in mortgage-backed securities represent participating interests in pools of first mortgage loans originated and serviced by the issuers of the securities. We carry mortgage-backed securities held to maturity at unpaid principal balances, which are adjusted for unamortized premiums and unearned discounts. We amortize premiums and discounts on mortgage-backed securities by using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

  We identify loans that may be sold before their maturity. In our balance sheets, we classify these loans as held for sale and record them at the lower of amortized cost or market value. We recognize net unrealized losses on these loans, if any, in a valuation allowance by making charges to our income.

  We carry mortgage-backed securities available for sale at fair value. We report net unrealized gains or losses on these securities net of income taxes and as a separate component of our other comprehensive income until realized.

  The residential mortgage loans we originate typically have contractual maturities at origination of 15 to 40 years. To limit the interest rate risk associated with these 15- to 40-year maturities, we, among other things, principally originate adjustable rate mortgages for our own loan portfolio. We originate fixed-rate loans and sell the majority of them in the secondary market on a non-recourse basis for cash. However, we occasionally originate fixed rate loans for our own portfolio to facilitate our sale of real estate we acquire in settlement of loans and which meet specific yield and other approved guidelines. For more information, see "Business--Asset/Liability Management." In addition, the average term of these fixed rate mortgage loans we originate for our own portfolio historically has been significantly shorter than their contractual maturity due to loan payoffs as a result of home sales or refinancings and prepayments.

 Residential Real Estate Lending

  Our primary lending activity is our origination of mortgage loans secured by single family residential properties consisting of one-to-four units located primarily in California. We provide these mortgage loans for borrowers to purchase residences or to refinance their existing mortgages at lower rates or upon different terms. Our primary strategy is to originate adjustable rate mortgages for our portfolio of loans we hold for investment. For more information, see "Business--Asset/Liability Management." We also originate residential fixed interest rate mortgage loans to meet consumer demand, but we intend to sell the majority of all these loans in the secondary market, rather than hold these loans in our portfolio. We may, however, place residential fixed rate loans in our portfolio of loans held for investment if fixed rate loans are funded with long-term funds to mitigate interest rate risk. In addition, we originate a small volume of fixed rate loans for our own investment if they meet specific yield and other approved guidelines or to facilitate our sale of real estate acquired in settlement of loans. For more information, see "Business--Lending Activities--Secondary Marketing and Loan Servicing Activities."

  Our adjustable rate mortgages generally:

  . begin with an incentive interest rate, which is an interest rate below the current market rate, that adjusts to the applicable index plus a defined spread, subject to periodic and lifetime caps, after one, three, six or twelve months;

  . provide that the maximum interest rate we can charge borrowers cannot exceed the incentive rate by more than six to nine percentage points, depending on the type of loan and the initial rate offered; and

  . limit interest rate adjustments to 1% per adjustment period for those that adjust semi-annually.

  Most of our adjustable rate mortgages adjust monthly instead of semi-annually. These monthly adjustable rate mortgages:

  . have a lifetime interest rate cap, but no specified periodic interest rate adjustment cap;

  . have a periodic cap on changes in required monthly payments, which adjust annually; and

  . allow for negative amortization, which is the addition to loan principal of accrued interest that exceeds the required monthly loan payments.
Regarding negative amortization, if a loan incurs significant negative amortization, then there is an increased risk that the market value of the underlying collateral on the loan would be insufficient to satisfy fully the outstanding principal and interest. We impose a limit on the amount of negative amortization, so that the principal plus the added amount cannot exceed:

  . 125% of the original loan amount on loans having a loan-to-value ratio of 80% or less; and

  .  110% on loans having a loan-to-value ratio over 80%.

  A loan-to-value ratio is the ratio of the principal amount of the loan to the appraised value at origination of the property securing the loan. We permit adjustable rate mortgages to be assumed by qualified borrowers.

  During first quarter 1999, approximately 83% of our one-to-four unit residential real estate loans were obtained by our wholesale loan representatives but originated through outside mortgage brokers. We pay our wholesale loan representatives on a commission basis. We consider the compensation we pay these mortgage brokers when we set the overall price of our mortgage loan products. These mortgage brokers do not operate from our offices and are not our employees. Our retail loan representatives generated approximately 17% of our one-to-four unit residential loans during first quarter 1999. We compensate our retail loan representatives on a salary basis plus a fixed amount per loan they originate. Retail loan representatives typically receive loan referrals from real estate agents, builders, depositors and customers obtained from our retail advertising and other sources, including over the Internet.

  We require that our residential real estate loans be approved at various levels of management, depending upon the amount of the loan. On a single-family residential loan we originate for our portfolio, the maximum amount we generally will lend is $1 million. Our average loan size, however, is much lower. During first quarter 1999, our average loan size was $241,577. We generally make loans with loan-to-value ratios not exceeding 80%. We will make loans with loan-to-value ratios of over 80%, but not exceeding 97% of the value of the property, if borrowers obtain private mortgage insurance to reduce the effective loan-to-value ratio to between 70% to 78%, consistent with secondary marketing requirements. In addition, we require that borrowers obtain hazard insurance for all residential real estate loans covering the lower of the loan amount or the replacement value of the structure.

  In our approval process for the loans we originate or purchase, we assess both the value of the property securing the loan and the applicant's ability to repay the loan. Loan underwriters analyze the loan application and the property involved. Qualified appraisers on our staff or outside appraisers establish the value of the collateral through the use of full appraisals or alternative valuation formats that meet regulatory requirements. Our senior staff or approved fee review appraisers selectively review appraisals performed by these approved appraisers. We also obtain information about the applicant's income, financial condition, employment, and credit history. Typically, we will verify an applicant's credit information for loans originated by our retail loan representatives or our other employees. For loans from mortgage brokers, we require the mortgage broker to review and verify the applicant's credit information and employment. In addition, we obtain credit information about the applicant and perform other underwriting tests of these mortgage broker originated loans.

  On our adjustable rate mortgages we offer with incentive interest rates, we qualify applicants:

  . for loan programs with no negative amortization and having a loan-to-value ratio of 80% or less, at the higher of:

    .  the initial incentive interest rate plus 2%; or

    . the fully indexed interest rate, with a minimum qualifying rate of 7%.

  . for loan programs with no negative amortization and having a loan-to-value ratio of greater than 80%, at a minimum qualifying interest rate of 7%.

  . for loan programs that include negative amortization and having a loan to value ratio of 80% or less, at the lesser of:

    .  the initial incentive interest rate plus 2%; or

    . the fully indexed interest rate, with a minimum qualifying rate of 6%.

  . for loan programs that include negative amortization and having a loan to value ratio of greater than 80%, at the minimum qualifying interest rate of 7%.

  Late in 1996, we began offering one-to-four unit residential loans to borrowers who have or, in the case of purchases, will have equity in their homes but whose credit rating contains exceptions which preclude them from qualifying for the best market terms. These lower grade credits or "A-," "B" and "C" loans are commonly referred to as subprime loans and are characterized by lower loan-to-value ratios and higher average interest rates than higher credit grade loans or "A" loans. We believe these lower credit grade borrowers represent an opportunity for us to earn a higher net return for the risks we assume. We have developed underwriting guidelines for each classification of credit.

 Secondary Marketing and Loan Servicing Activities

  As part of our secondary marketing activities, we originate some residential real estate adjustable rate mortgages and fixed rate mortgages, which we intend to sell. Accordingly, we classify these loans as held for sale and carry them at the lower of cost or market. These loans are secured by first liens on one-to-four unit residential properties and have:

  .  15- to 30-year maturities; or

  . 30-year amortization periods with balloon payments in five or seven years; or

  .  other maturities.

We use various hedging programs to manage the interest rate risk of our fixed rate mortgage origination process. For more information, see "Business-- Asset/Liability Management."

  We believe that servicing loans for others can be an important asset/liability management tool because it produces operating results which, in response to changes in market interest rates, tend to move opposite to changes in net interest income. Because adjustable rate mortgages take longer to adjust to market interest rates, net interest income associated with these loans is expected to decline in periods of rising interest rates and increase in periods of falling rates. In contrast, the value of a loan servicing portfolio normally:

  .  increases as interest rates rise, and loan prepayments decrease; and

  .  declines as interest rates fall, and loan prepayments increase.

In addition, increased levels of servicing activities can provide us with additional income with minimal additional overhead costs.

  Depending upon market pricing for servicing, we sell loans that are either servicing retained or servicing released. When we sell loans that are servicing retained, we record gains or losses from our sale of these loans at the time of sale. We calculate gains or losses from our sale as the difference between the net sales proceeds and the allocated basis of the loans sold. Effective January 1, 1997, we adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("SFAS 125") which governs the accounting treatment of mortgage servicing rights. As required by SFAS 125, we capitalize mortgage servicing rights we acquire through either our purchase or origination of mortgage loans we intend to sell with servicing rights retained. We allocate the total cost of the mortgage loans designated for sale to both the mortgage servicing rights and to the mortgages loans without mortgage servicing rights based on their relative fair values. We include our mortgage servicing rights in our financial statements in the category of "other assets." We recognize impairment losses on mortgage servicing rights through a valuation allowance, and record any associated provision as a component of loan servicing fees. At March 31, 1999, our mortgage servicing rights totaled $16 million.

  We may exchange loans we originate for sale with government agencies for mortgage-backed securities collateralized by these loans. Our cost for the exchange is our payment of a monthly guaranty fee, which is expressed as a percentage of the unpaid principal balance and which we deduct from interest income. We can use the securities we receive to collateralize various types of our borrowings at rates that frequently are more favorable than rates on other types of liabilities and also carry a lower risk-based capital requirement than whole loans. We carry these mortgage-backed securities available for sale at fair value. However, we record no gain or loss on the exchange in our statement of income until the securities are sold to a third party. Before we sell these securities to third parties, we show all changes in fair value as a separate component of our comprehensive income, net of income taxes.

 Commercial Real Estate and Multi-Family Lending

  We have provided permanent loans secured by retail neighborhood shopping centers and multi-family properties. Our major loan officers conduct our commercial real estate lending and multi-family activities. We compensate these officers on a salary basis.

  Commercial real estate and multi-family loans generally entail additional risks as compared to single-family residential mortgage lending. We subject each loan, including loans to facilitate the sale of real estate we own, to our underwriting standards, which generally include:

  .  our evaluation of the creditworthiness and reputation of the borrower;
     and

  . the amount of the borrower's equity in the project as determined on the basis of appraisal, sales and leasing information on the property and cash flow projections.

To protect the value of the security for our loan, we require borrowers to maintain casualty insurance for the loan amount or replacement cost. In addition, for non-residential loans in excess of $500,000, we require the borrower to obtain comprehensive general liability insurance. All commercial real estate loans we originate must be approved by at least two of our officers, one of whom must be the originating loan account officer and the other a designated officer with appropriate loan approval authority.

 Construction Lending

  We have provided construction loan financing for single family and multi-family residential properties and commercial real estate projects, like retail neighborhood shopping centers. Our major loan officers principally originate these loans. We generally make construction loans at floating rates based upon the prime or reference rate of a major commercial bank. Generally, we require a loan-to-value ratio of 75% or less on construction lending and we subject each loan to our underwriting standards.

  Construction loans involve risks different from completed project lending because we advance loan funds based upon the security of the project under construction. If the borrower defaults on the loan, then we may have to advance additional funds to finance the project's completion before the project can be sold. Moreover, construction projects are affected by uncertainties inherent in estimating:

  .  construction costs;

  .  potential delays in construction time;

  .  market demand; and

  .  the accuracy of the estimate of value on the completed project.

When providing construction loans, we require the general contractor to, among other things, carry contractor's liability insurance equal to specific prescribed minimum amounts, carry builder's risk insurance and have a blanket bond against employee misappropriation.

 Commercial Lending

  We originate commercial loans and revolving lines of credit, and issue standby letters of credit for our middle market commercial customers. We offer the various credit products on both a secured and unsecured basis with interest rates being either fixed or variable. Our portfolio emphasis is toward secured, floating rate credit facilities. Our commercial banking group directs these activities and focuses on our long-term-relationship-based customers. We also utilize our retail branch network as a source of commercial customers, with the lending to these customers being typically managed by the branch manager. We believe our commercial borrowers are desirable because these borrowers generally have lower cost deposit accounts.

 Consumer Lending

  We originate fixed rate automobile loans primarily through an indirect lending program of Downey Auto Finance Corp. which uses preapproved automobile dealers to finance consumer purchases of new and used automobiles. Downey Auto Finance Corp. has centralized this operation at our headquarters and uses technology to process and evaluate loan applications, including credit scoring and the automated retrieval of consumer credit bureau files. In addition to indirect automobile lending through Downey Auto Finance Corp., the Bank originates direct automobile loans, home equity loans and lines of credit, and other consumer loan products. Before we make a consumer loan, we assess the applicant's ability to repay the loan and, if applicable, the value of the collateral securing the loan. The risk involved with home equity loans and lines of credit is similar to the risk involved with residential real estate loans. We offer customers a credit card through a third party, who extends the credit and services the loans made to our customers.

Investment Activities

  Federal and state regulations require the Bank to maintain a specified minimum amount of liquid assets invested in particular short-term obligations and other securities. For additional information regarding liquidity requirements and the Bank's compliance with the liquidity requirements, see "Regulation--Regulation of the Bank--Liquidity Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Financial Condition for the Year Ended December 31, 1998--Capital Resources and Liquidity", and "--Financial Condition for the Quarter Ended March 31, 1999--Capital Resources and Liquidity." As a federally chartered savings association, the Bank's ability to make other securities investments is prescribed under the OTS regulations and the Home Owners' Loan Act. The Bank's authorized officers make investment decisions within guidelines established by the Bank's Board of Directors. The Bank manages these investments in an effort to produce the highest yield, while at the same time maintaining safety of principal, minimizing our interest rate risk and complying with applicable regulations.

  We carry securities held for investment at cost. We adjust these costs for amortization of premiums and accretion of discounts, which we recognize as interest income using the interest method. We carry securities available for sale at market value. We exclude unrealized holding gains and losses, or valuation allowances established for net unrealized losses, from our earnings and report them as a separate component of our stockholders' equity as accumulated other comprehensive income, net of income taxes, unless the security is deemed other than temporarily impaired. If the security is determined to be other than temporarily impaired, we charge the amount of the impairment to operations. For further information on the composition of our investment portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition for the Year Ended December 31, 1998--Investment Securities."

Sources of Funds

 Deposits

  We prefer to use deposits as our principal source of funds for supporting our lending activities, because the cost of these funds generally is less than that of borrowings or other funding sources with comparable maturities. We traditionally have obtained our savings deposits primarily from areas surrounding the Bank's Southern and Northern California branch offices. However, we occasionally raise some retail deposits through Wall Street activities.

  General economic conditions affect deposit flows. Funds may flow from depository institutions like savings associations into direct vehicles like government and corporate securities or other financial intermediaries. Our ability to attract and retain deposits will continue to be affected by money market conditions and prevailing interest rates. Generally, state or federal regulation does not restrict interest rates we pay on deposits.

  In 1996, we began establishing full-service branch facilities in selected supermarket locations throughout Southern California. Each in-store branch offers a full range of financial services including checking and savings accounts as well as residential and consumer loans.

  When consistent with our maintenance of appropriate capital levels, we may consider opportunities to augment our retail branch system and deposit base through our acquisition of selected branches or deposits.

  For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition for the Year Ended December 31, 1998--Deposits" and "--Financial Condition for the Quarter Ended March 31, 1999--Deposits."

 Borrowings

  Our principal source of funds has been and continues to be deposits we raise through our retail branch system. At various times, however, we have utilized other sources to fund our loan origination and other business activities. We have at times relied upon our borrowings from the FHLB of San Francisco as an additional source of funds. The FHLB makes advances to us through several different credit programs it offers.

  In 1994, we initiated a program to sell commercial paper supported by an irrevocable letter of credit issued by the FHLB of San Francisco. However, we terminated this program in 1998 because it was no longer cost effective compared to other funding sources.

  From time to time, we obtain additional sources of funds by selling some of our securities and mortgage loans under agreements to repurchase. These reverse repurchase agreements are generally short-term, and are collateralized by our mortgage-backed or investment securities and our mortgage loans. We only deal with investment banking firms that are recognized as primary dealers in U.S. government securities or major commercial banks in connection with these reverse repurchase agreements. In addition, we limit the amounts of our borrowings from any single institution.

  For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition for the Year Ended December 31, 1998--Borrowings" and "--Financial Condition for the Quarter Ended March 31, 1999--Borrowings."

Asset/Liability Management

  Savings institutions are affected by interest rate risks to the degree that their interest-bearing liabilities, consisting principally of customer deposits, FHLB advances and other borrowings, mature or reprice more rapidly, or on a different basis, than their interest-earning assets, which consist predominantly of intermediate or long-term real estate loans. While having liabilities that on average mature or reprice more frequently than assets may be beneficial in times of declining interest rates, this asset/liability structure may result in declining net earnings during periods of rising interest rates. One of our principal objectives is to manage the effects of adverse changes in interest rates on our net interest income while maintaining our asset quality and an acceptable interest rate spread. To improve the rate sensitivity and maturity balance of our interest-earning assets and liabilities, we have over the past several years emphasized the origination of loans with adjustable interest rates or relatively short maturities. Loans with adjustable interest rates have the beneficial effect of allowing the yield on our assets to increase during periods of rising interest rates, although these loans have contractual limitations on the frequency and extent of interest rate adjustments.

  For further information see "Business--Lending Activities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Financial Condition for the Year Ended December 31, 1998--Asset/Liability Management and Market Risk" and "--Financial Condition for the Quarter Ended March 31, 1999--Asset/Liability Management and Market Risk."

Earnings Spread

  We determine our net interest income by calculating the difference or the interest rate spread, between:

  . the yields we earn on our interest-earning assets like loans, mortgage-backed securities and investment securities; and

  . the interest we pay on our interest-bearing liabilities like deposits and borrowings.

Our net interest income is also determined by the relative dollar amounts of our interest-earning assets and interest-bearing liabilities.

  Our effective interest rate spread, which reflects the relative level of our interest-earning assets to our interest-bearing liabilities, equals:

  . the difference between interest income on our interest-earning assets and interest expense on our interest-bearing liabilities divided by

  .  our average interest-earning assets for the period.

For information regarding our net income and its components and for management's analysis of our financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." For returns on our assets and other selected financial data see "Selected Consolidated Financial Data."

REAL ESTATE INVESTMENT ACTIVITIES

  In addition to our primary business of banking, which has been described above, we are also involved in real estate investment activities, which is conducted primarily through DSL Service Company, a wholly owned subsidiary of the Bank. DSL Service Company is a diversified real estate development company which was established in 1966 as a neighborhood shopping center and residential tract developer, as well as the general contractor for the Bank's branch locations. Today its capabilities include development, construction and property management activities relating to its portfolio of projects primarily within California, but also in Arizona. In addition to DSL Service Company developing its own real estate projects, it associates with other qualified developers to engage in joint ventures. The primary revenue sources of our real estate investment activities include net rental income and gains from the sale of real estate investments. The primary expenses of our real estate investment activities are interest expense and general and administrative expense.

  Before Congress passed the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the Bank conducted real estate development and joint venture operations directly, in addition to operations conducted through DSL Service Company. Since FIRREA, however, the Bank's ability to engage in new real estate development and joint venture activities and to retain its existing real estate investments has been curtailed dramatically. In addition, these activities may be economically unfeasible for the Bank because of the capital requirements FIRREA imposes on these activities. FIRREA requires, with some limited exceptions, a savings institution like the Bank to exclude from the Bank's regulatory capital:

  . the Bank's investments in, and extensions of credit to, real estate subsidiaries like DSL Service Company; and

  . the Bank's direct equity investments in real estate development and joint venture operations.

FIRREA also prohibits the Bank from making new investments in real estate development and joint venture operations.

  Since July 1, 1996, the Bank has been required to deduct the full amount of its investment in DSL Service Company in calculating its applicable ratios under the core, tangible and risk-based capital standards. Savings associations generally may invest in service corporation subsidiaries, like DSL Service Company, to the extent of 2% of the association's assets, plus up to an additional 1% of assets for investments which serve primarily community, inner-city or community development purposes. In addition, "conforming loans" by an association to DSL's joint venture partnerships are limited to 50% of the association's risk-based capital. "Conforming loans" are those generally limited to 80% of appraised value, bear a market rate of interest and require payments sufficient to amortize the principal balance of the loan. We are in compliance with each of these investment limitations.

  To the extent Downey or a subsidiary of Downey, other than the Bank or its subsidiaries, makes real estate investments, the above-mentioned capital deductions and limitations do not apply as they only pertain to the specific investments by savings associations or their subsidiaries.

  For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition for the Year Ended December 31, 1998--Investments in Real Estate and Joint Ventures."

COMPETITION

  We face competition both in attracting deposits and in making loans. Our most direct competition for deposits has historically come from other savings institutions and from commercial banks located in our principal market areas, including many large financial institutions based in other parts of the country or their subsidiaries. In addition, we face additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Our ability to attract and retain savings deposits depends, generally, on our ability to provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities and the appropriate level of customer service.

  We experience competition for real estate loans principally from other savings institutions, commercial banks, mortgage banking companies and insurance companies. We compete for loans principally through our interest rates and loan fees we charge and our efficiency and quality of services we provide borrowers and real estate brokers.

EMPLOYEES

  At March 31, 1999, we had approximately 1,369 full-time employees and 425 part-time employees. We provide our employees with health and welfare benefits and a retirement and savings plan. Additionally, we offer qualifying employees participation in our stock purchase plan. Our employees are not represented by any union or collective bargaining group, and we consider our employee relations to be good.

REGULATION

General

  Federal and state law extensively regulates savings and loan holding companies and savings associations. This regulation is intended primarily for the protection of our depositors and the SAIF and not for the benefit of our stockholders. In the following information, we describe some of the regulations applicable to Downey and the Bank. We do not claim this discussion is complete and qualify our discussion in its entirety by reference to applicable statutory or regulatory provisions.

Regulation of Downey

 General

  Downey is a savings and loan holding company that holds only one savings and loan association. Downey is subject to regulatory oversight by the OTS. Thus, Downey is required to register and file reports with the OTS and is regulated and examined by the OTS. In addition, the OTS has enforcement authority over us, which also permits the OTS to restrict or prohibit our activities that it determines to be a serious risk to the Bank.

 Activities Restrictions

  As a savings and loan holding company that holds only one savings and loan association, Downey generally is not limited by OTS activity restrictions, provided the Bank:

  .  satisfies the OTS's qualified thrift lender test; or

  .  meets the definition of a domestic building and loan association in section 7701 of the Internal Revenue Code of 1986, as amended.

  If Downey acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company. As a multiple savings and loan holding company, our activities, other than the activities of the Bank or any other SAIF-insured savings association, would become subject to restrictions applicable to bank holding companies unless these other savings associations were acquired in a supervisory acquisition and each also:

  .  satisfies the qualified thrift lender test; or

  .  meets the definition of a domestic building and loan association.

  For more information, see "Regulation of the Bank--Qualified Thrift Lender Test."

 Restrictions on Acquisitions

  Downey must obtain approval from the OTS before acquiring control of any other SAIF-insured association. The OTS generally prohibits these types of acquisitions if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, the OTS permits interstate acquisitions if the acquisition is:

  .  authorized by specific state authorization; or

  .  a supervisory acquisition of a failing savings association.

  Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings association without:

  .  giving at least 60 days written notice to the OTS; and

  .  providing the OTS an opportunity to disapprove the proposed acquisition.

In addition, no company may acquire control of this type of an institution without prior OTS approval. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of a savings and loan holding company, from acquiring control of any savings association not a subsidiary of the savings and loan holding company, unless the acquisition is approved by the OTS.

Regulation of the Bank

  As a federally chartered, SAIF-insured savings association, the Bank is extensively regulated by the OTS and the FDIC. The Bank must ensure that its lending activities and its other investments comply with various statutory and regulatory requirements. The Bank is also regulated by the Federal Reserve.

  The OTS, in conjunction with the FDIC, regularly examines the Bank and prepares reports for the Bank's Board of Directors to consider with respect to any deficiencies the OTS or the FDIC finds in the Bank's operations. Federal and state laws also regulate the relationship between the Bank and its depositors and borrowers, especially in matters regarding the ownership of savings accounts and the form and content of mortgage documents the Bank uses.

  The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition. In addition the Bank must obtain regulatory approvals before it enters into some transactions like mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the SAIF and our depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on us, the Bank and our operations.

 Insurance of Deposit Accounts

  The SAIF, as administered by the FDIC, insures the Bank's deposit accounts up to the maximum amount permitted by law. The FDIC may terminate insurance of deposits upon a finding that the institution:

  .  has engaged in unsafe or unsound practices;

  .  is in an unsafe or unsound condition to continue operations; or

  . has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

  The FDIC charges an annual assessment for the insurance of deposits based on the risk that a particular institution poses to its deposit insurance fund. Under this system as of December 31, 1995, SAIF members paid within a range of 23 cents to 31 cents per $100 of domestic deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. Under the Paperwork Reduction Act, the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on the Bank's deposits as of March 31, 1995, the date for measuring the amount of the special assessment as stated in the Act, the Bank paid a special assessment of $24.6 million in November 1996 to recapitalize the SAIF. This expense was recognized during the last quarter of 1996.

  Under the Paperwork Reduction Act, the Bank pays, in addition to its normal deposit insurance premium as a member of the SAIF, which ranges currently from 0 to 27 cents per $100 of domestic deposits, an amount equal to 6.10 cents per $100 of domestic deposits on an annual basis as of the first quarter of 1999 toward the retirement of financing corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the BIF, by contrast, pay, in addition to their normal deposit insurance premium, approximately 1.22 cents per $100 of domestic deposits on an annual basis as of the first quarter of 1999.

  The Paperwork Reduction Act also provides:

  . that the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates;

  . that beginning no later than January 1, 2000, the rate paid to retire the financing corporation bonds will be equal for members of the BIF and the SAIF; and

  . for the merging of the BIF and the SAIF by January 1, 1999, provided that there are no financial institutions still chartered as savings and loans by January 1, 1999.

Although legislation to eliminate the savings association charter had been proposed in prior sessions of Congress, that legislation was not enacted. Therefore, at January 1, 1999, financial institutions like the Bank are still chartered as savings associations, and the current "financial modernization" proposals do not contain provisions that would eliminate the federal association charter. Should the insurance funds be merged before January 1, 2000, however, the rate paid by all members of this new fund to retire the financing corporation bonds would be equal.

 Regulatory Capital Requirements

  OTS capital regulations require savings associations to meet three capital standards:

  .  tangible capital equal to 1.5% of total adjusted assets;

  . leverage capital, or "core capital," equal to 3% of total adjusted assets for institutions such as the Bank; and

  .  risk-based capital equal to 8.0% of total risk-based assets.

The Bank must meet each of these standards to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.

  Under OTS regulations, a savings association with a greater than "normal" level of interest rate exposure must deduct an interest rate risk component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as equal to:

  . the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates, whichever would result in a lower net portfolio value, divided by

  .  the estimated economic value of the savings association's assets.

  The interest rate risk component a savings association must deduct from its total capital is equal to:

  . one-half of the difference between an institution's measured exposure and "normal" interest rate risk exposure, which the OTS defines as 2%, multiplied by

  .  the estimated economic value of the institution's assets.

  In August 1995, the OTS indefinitely delayed implementation of its interest rate risk regulation. However, based on the asset/liability structure of the Bank, at March 31, 1999, the Bank would not have been required to deduct an interest rate risk component in calculating its total risk-based capital had OTS's interest rate risk regulation been in effect.

  The OTS views its capital regulation requirements as minimum standards, and it expects most institutions to maintain capital levels well above the minimum. In addition, the OTS regulations provide that the OTS may establish minimum capital levels higher than those provided in the regulations for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others:

  . a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, other risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk;

  . a savings association is growing, either internally or through acquisitions, at a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and

  . a savings association may be adversely affected by activities or condition of its holding company, affiliates, subsidiaries, or other persons, or savings associations with which it has significant business relationships.

  The Bank is not required to meet any individual minimum regulatory capital requirement and the Bank's regulatory capital exceeded all minimum regulatory capital requirements as of March 31, 1999.

  The Home Owners' Loan Act permits savings associations not in compliance with the OTS capital standards to seek an exemption from penalties or sanctions for noncompliance. The OTS will grant an exemption only if the savings association meets strict requirements. In addition, the OTS must deny the exemption in some circumstances. If the OTS does grant an exemption, the savings association still may be exposed to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

 Prompt Corrective Action

  The OTS's prompt corrective action regulation requires the OTS to take mandatory actions and authorizes the OTS to take discretionary actions against a savings association that falls within undercapitalized capital categories specified in the regulation.

  The regulation establishes five categories of capital classification:

  .  "well capitalized;"

  .  "adequately capitalized;"

  .  "undercapitalized;"

  .  "significantly undercapitalized;" and

  .  "critically undercapitalized."

The regulation uses an institution's risk-based capital, leverage capital and tangible capital ratios to determine the institution's capital classification. At March 31, 1999, the Bank exceeded the capital requirements of a well capitalized institution under applicable OTS regulations.

  In general, the prompt corrective action regulation prohibits an insured depository institution from:

  .  declaring any dividends;

  .  making any other capital distribution; or

  . paying a management fee to a controlling person, if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are restricted with respect to the interest rates that can be paid on these deposits. Undercapitalized institutions may not accept, renew, or roll-over brokered deposits.

  If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may:

  . if the institution is well capitalized, reclassify it as adequately capitalized;

  . if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and

  . if the institution is undercapitalized, require it to comply with specific restrictions applicable to significantly undercapitalized institutions.

 Loans-to-One-Borrower

  Savings associations generally are subject to the lending limits applicable to national banks. With limited exceptions, the maximum amount that a savings association or a national bank may lend to any borrower, including some related entities of the borrower, at one time may not exceed:

  .  15% of the unimpaired capital and surplus of the institution, plus

  . for loans fully secured by readily marketable collateral, an additional 10% of unimpaired capital and surplus.

  Savings associations are additionally authorized to make loans to one borrower, for any purpose:

  .  in an amount not to exceed $500,000; or

  . by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided:

    . the purchase price of each single-family dwelling in the development does not exceed $500,000;

    . the savings association is in compliance with its capital requirements;

    .  the loans comply with applicable loan-to-value requirements; and

    . the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus.

At March 31, 1999, the Bank's loans-to-one-borrower limit was $76 million based upon the 15% of unimpaired capital and surplus measurement.

 Qualified Thrift Lender Test

  The OTS requires savings associations to meet a qualified thrift lender test, which may be met as follows:

  . either by maintaining a specified level of assets in qualified thrift investments as specified in the Home Owners' Loan Act; or

  . by meeting the definition of a "domestic building and loan association" in section 7701 of the Internal Revenue Code.

The required percentage of investments under the Home Owners' Loan Act is 65% of assets while the Internal Revenue Code requires investments of 60% of assets. An association must be in compliance with the qualified thrift lender test or the definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations failing to meet the qualified thrift lender test are generally allowed only to engage in activities permitted for both national banks and savings associations.

  In connection with the qualified thrift lender test, the Bank will continue to enjoy full borrowing privileges from the FHLB if the Bank:

  . maintains an appropriate level of these specified investments, which are primarily residential mortgages and related investments, including some mortgage-related securities, and otherwise qualifies as a qualified thrift lender; or

  .  meets the definition of a domestic building and loan association.

  As of March 31, 1999, the Bank was in compliance with its qualified thrift lender test requirement and met the definition of a domestic building and loan association.

 Affiliate Transactions

  Transactions between a savings association and its "affiliates" are quantitatively and qualitatively restricted under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

  In general, Sections 23A and 23B and OTS regulations issued in connection with these sections limit the extent to which a savings association or its subsidiaries may engage in "covered transactions" with affiliates:

  . to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate; and

  . to an amount equal to 20% of the association's capital and surplus, in the case of covered transactions with all affiliates.

  In addition, a savings association and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" includes:

  .  a loan or extension of credit to an affiliate;

  .  a purchase of investment securities issued by an affiliate;

  .  a purchase of assets from an affiliate, with some exceptions;

  . the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or

  . the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate.

  In addition, under the OTS regulations:

  . a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

  . a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary;

  . a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate;

  . covered transactions and other specified transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

  . with some exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

  The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve decides to treat these subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that specified classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

 Capital Distribution Limitations

  OTS regulations impose limitations upon all capital distributions by savings associations, like cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The OTS recently adopted an amendment to these capital distribution limitations. Under the new rule, a savings association in some circumstances may:

  . be required to file an application and await approval from the OTS before it makes a capital distribution;

  .  be required to file a notice 30 days before the capital distribution; or

  . be permitted to make the capital distribution without notice or application to the OTS.

  The OTS regulations require the savings association to file an application if:

  . it is not eligible for expedited treatment of its other applications under OTS regulations;

  . the total amount of all of capital distributions, including the proposed capital distribution, for the applicable calendar year exceeds its net income for that year to date plus retained net income for the preceding two years;

  . it would not be at least adequately capitalized, under the prompt corrective action regulations of the OTS following the distribution; or

  . the association's proposed capital distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the savings association and the OTS, or the FDIC, or violate a condition imposed on the savings association in an OTS-approved application or notice.

  In addition, a savings association must give the OTS notice of a capital distribution if the savings association is not required to file an application, but:

  . would not be well capitalized under the prompt corrective action regulations of the OTS following the distribution;

  . the proposed capital distribution would reduce the amount of or retire any part of the savings association's common or preferred stock or retire any part of debt instruments like notes or debentures included in capital, other than regular payments required under a debt instrument approved by the OTS; or

  . the savings association is a subsidiary of a savings and loan holding company.

  If neither the savings association nor the proposed capital distribution meet any of the above listed criteria, the OTS does not require the savings association to submit an application or give notice when making the proposed capital distribution. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice.

 Activities of Subsidiaries

  A savings association seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through a subsidiary must provide 30 days prior notice to the FDIC and the OTS and conduct any activities of the subsidiary in compliance with regulations and orders of the OTS. The OTS has the power to require a savings association to divest any subsidiary or terminate any activity conducted by a subsidiary that the OTS determines to pose a serious threat to the financial safety, soundness or stability of the savings association or to be otherwise inconsistent with sound banking practices.

 Year 2000 Compliance

  The Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding year 2000 project management awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operations of financial institutions. The statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the year 2000 problem. The federal banking agencies intend to conduct year 2000 compliance examinations, and our failure to implement a year 2000 program may be seen by the federal banking agencies as an unsafe and unsound banking practice. If a federal banking agency determines that the Bank is operating in an unsafe and unsound manner, the Bank may be required to submit a compliance plan. The Bank's failure to submit a compliance plan or to implement an accepted plan may result in enforcement action being taken, which may include a cease and desist order and fines.

 Community Reinvestment Act and the Fair Lending Laws

  Savings associations have a responsibility under the Community Reinvestment Act and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities and the denial of applications. In addition, an institution's failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in the OTS, other federal regulatory agencies as well as the Department of Justice taking enforcement actions.

 Federal Home Loan Bank System

  The Bank is a member of the FHLB system. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the Board of Directors of the individual FHLB.

  As an FHLB member, the Bank is required to own capital stock in an FHLB in an amount equal to the greater of:

  . 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year;

  .  0.3% of total assets; or

  .  5% of its FHLB advances or borrowings.

  At March 31, 1999, the Bank had $50 million of FHLB stock. The Bank's required investment in FHLB stock, based on December 31, 1998 financial data, was $52 million. The Bank has subsequently purchased additional stock, thereby increasing the Bank's investment to the required amount.

 Liquidity Requirements

  Under OTS regulations, a savings association is required to maintain an average daily balance of liquid assets. These liquid assets include cash, some time deposits and savings accounts, bankers' acceptances, some government obligations, and other investments. The OTS requires a savings association to maintain an average daily balance of liquid assets in each calendar quarter of not less than 4% of either:

  . its liquidity base, which consists of some net withdrawable accounts plus short-term borrowings, as of the end of the preceding calendar quarter; or

  . the average daily balance of its liquidity base during the preceding quarter.

  The OTS may change this liquidity requirement from time to time to any amount between 4% and 10%, depending upon factors, including economic conditions and savings flows of all savings associations. The Bank maintains liquid assets in compliance with these regulations. The OTS may impose monetary penalties upon an institution for violations of liquidity requirements.

 Federal Reserve System

  The Federal Reserve requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their transaction accounts and non-personal time deposits. These transaction accounts include checking, NOW, and Super NOW checking accounts. The balances a savings association maintains to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity requirements that are imposed by the OTS. At March 31, 1999, the Bank was in compliance with these requirements.

 Recent Proposed Legislation

  During the past several years, Congress has considered legislation in various forms that would require federal thrifts, like the Bank, to convert their charters to national or state bank charters. The Paperwork Reduction Act requires a merger of the BIF and the SAIF into a single deposit insurance fund if Congress enacts legislation to eliminate the federal thrift charter. While none of the "financial modernization" proposals currently being debated in Congress would, in fact, eliminate the federal thrift charter, it is possible that legislation will be introduced that would do so. In that event, and in the absence of appropriate "grandfather" provisions, legislation eliminating the thrift charter could have a material adverse effect on us and the Bank because, among other things, the regulatory, capital and accounting treatment for national and state banks and savings associations differ significantly in some areas. We cannot determine whether, or in what form, this legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would contain adequate grandfather provisions for us and the Bank.

Regulation of DSL Service Company

  DSL Service Company is licensed as a real estate broker under the California Real Estate Law and as a contractor with the Contractors State License Board. Thus, the real estate investment activities of DSL Service Company, including development, construction and property management activities relating to its portfolio of projects, are governed by a variety of laws and regulations. Changes in the laws and regulations or their interpretation by agencies and the courts occur frequently. DSL Service Company must comply with various federal, state and local laws, ordinances, rules and regulations concerning zoning, building design, construction, hazardous waste, and similar matters. Environmental laws and regulations also affect the operations of DSL Service Company, including regulations pertaining to availability of water, municipal sewage treatment capacity, land use, protection of endangered species, population density and preservation of the natural terrain and coastlines. These and other requirements could become more restrictive in the future, resulting in additional time and expense in connection with DSL Service Company's real estate activities.

  With regard to environmental matters, the construction products industry is regulated by federal, state and local laws and regulations pertaining to several areas including human health and safety and environmental compliance. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as well as analogous laws in some states, create joint and several liability for the cost of cleaning up or correcting releases to the environment of designated hazardous substances. Among those who may be held jointly and severally liable are:

  .  those who generated the waste;

  .  those who arranged for disposal;

  . those who owned or operate the disposal site or facility at the time of disposal; and

  .  current owners.

  In general, this liability is imposed in a series of governmental proceedings initiated by the government's identification of a site for initial listing as a "Superfund site" on the National Priorities List or a similar state list and the government's identification of potentially responsible parties who may be liable for cleanup costs. None of the DSL Service Company's project sites are listed as a "Superfund site."

  In addition, California courts have imposed warranty-like responsibility upon developers of new housing for defects in structure and the housing site, including soil conditions. This responsibility is not necessarily dependent upon a finding that the developer was negligent.

  As a licensed entity, DSL Service Company is also examined and supervised by the California Department of Real Estate and the Contractors State License Board.

Taxation

 Federal

  A savings institution generally is taxed in the same manner as other corporations for federal income tax purposes, though savings institutions have historically enjoyed favorable treatment under the Internal Revenue Code in determining their deductions for bad debts. During 1996, however, Congress enacted legislation that repealed the reserve method of determining bad debt deductions for large thrift institutions or thrifts with assets greater than $500 million. As a result, savings associations are required to comply with rules similar to those currently applicable to large commercial banks. Congress made the repeal effective for tax years beginning after 1995. Accordingly, bad debt reserves accumulated by savings institutions since 1987 were subject to recapture as taxable income over a six-year period beginning in 1996. However, Congress allowed thrifts to defer recapture for up to two years if the amount of mortgage loans the thrift originated in 1996 and 1997 equaled or exceeded the average amount of mortgages the thrift originated in the six years before 1996. Based upon the Bank's mortgage originations in 1996 and 1997, the Bank qualifies for the two-year deferral under this test, and began to recapture its post-1987 bad debt reserve over a six-year period beginning in 1998. The Bank's bad debt deductions for 1997 and 1998 were determined under the specific charge-off method, which allows the Bank to take a tax deduction for loans determined to be wholly or partially worthless.

  In addition to the regular corporate income tax, corporations, including qualifying savings institutions, might be required to pay an alternative minimum tax. This 20% tax is computed with respect to the corporation's regular taxable income, with some adjustments, as increased by tax preference items and called "alternative minimum taxable income." This alternative minimum income tax applies to corporations to the extent that the corporation's alternative minimum taxable income exceeds the corporation's regular tax liability. In computing a corporation's alternative minimum taxable income, the corporation's regular taxable income is required to be increased by 75% of:

  . the excess of the corporation's current earnings and profits, as adjusted, over

  . the corporation's alternative minimum taxable income determined before this adjustment and without regard to the alternative tax net operating loss deduction.

  A corporation that incurs alternative minimum tax generally is entitled to take this tax as a credit against its regular tax in later years to the extent that the corporation's regular tax liability in these later years, as reduced by some other tax credits, exceeds the corporation's so-called "tentative minimum tax." This tentative minimum tax is an amount computed by multiplying the corporation's alternative minimum taxable income for the year by the then-applicable rate for the alternative minimum tax.

 State

  The Bank uses a formula to compute its applicable California franchise tax. This formula results in a rate higher than the rate applicable to non-financial corporations because the rate reflects an amount "in lieu" of local personal property and business license taxes paid by non-financial corporations, but not generally paid by banks or financial corporations like the Bank. The Bank's variable tax rate has been 10.84% since 1997. We file a California franchise tax return on a combined reporting basis. We file additional state income tax returns on a separate-entity basis in Arizona, Colorado, and Oregon. As the Bank expands its lending business nationwide, the Bank may be required to file additional state tax returns.

  The Internal Revenue Service and state taxing authorities have examined our tax returns for all tax years through 1995. We have protested proposed adjustments for the years examined by the Internal Revenue Service, and are currently moving through the appeals process. We believe that substantial legal authority exists for the positions we have taken on the tax returns and we intend to vigorously defend those positions. In addition we have made adequate provisions for the potential exposure. Our tax years subsequent to 1995 remain open to review by federal and state tax authorities.

                     DESCRIPTION OF THE CAPITAL SECURITIES

  In this prospectus, unless the context requires otherwise, we use the terms set forth below as follows:

  . the "Indenture" means the Junior Subordinated Indenture between Downey and Wilmington Trust Company, as trustee (the "Indenture Trustee"), under which the junior subordinated debentures will be issued;

  . the "Trust Agreement" means the Amended and Restated Trust Agreement relating to the trust among Downey, as Depositor, Wilmington Trust Company, as property trustee (the "Property Trustee"), Wilmington Trust Company, as Delaware trustee (the "Delaware Trustee"), and the administrative trustees (the "Administrative Trustees") named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees"); and

  . the "Guarantee Agreement" means the capital securities guarantee agreement relating to the capital securities between Downey and Wilmington Trust Company, as guarantee trustee (the "Guarantee Trustee").

  The capital securities and the common securities will be issued under the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Administrative Trustees will be officers of Downey.

  The Property Trustee is the independent trustee whose sole responsibility is to fulfill the obligations specified in the Trust Indenture Act and the Trust Agreement. The terms of the capital securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. We do not purport to represent that this summary of terms and provisions of the capital securities and the Trust Agreement is complete. It is qualified in its entirety by reference to all the provisions of the Trust Agreement, including the definitions of terms in the Trust Agreement, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to in this prospectus, the defined terms are incorporated in this prospectus. As used under this caption "Description of the Capital Securities," all references to "Downey" mean Downey Financial Corp. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. The form of the Trust Agreement has been filed as an exhibit to the registration statement, together with all amendments and exhibits thereto (the "Registration Statement"), of which this prospectus forms a part, and copies of the Trust Agreement may be obtained as described under "Where You Can Find More Information."

General

  Under the terms of the Trust Agreement, the Administrative Trustees on behalf of the trust will issue the capital securities and the common securities, which we refer to collectively as the "Trust Securities." The capital securities will be limited to $75,000,000 aggregate Liquidation Amount, as defined below. The capital securities will represent undivided beneficial interests in the assets of the trust. The holders of the capital securities will be entitled to a preference in some circumstances with respect to Distributions, as defined below, and amounts payable on redemption or liquidation over the common securities of the trust, which will be held by Downey, as well as other benefits as described in the Trust Agreement.

  The capital securities will rank equally in right of payment with, and payments will be made thereon pro rata with, the common securities of the trust, except as described below under "--Subordination of Common Securities." Legal title to the junior subordinated debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee Agreement executed by Downey for the benefit of the holders of the capital securities will be a guarantee on a subordinated basis and will not guarantee payment of Distributions or amounts payable on redemption of the capital securities or on liquidation of the capital securities if the trust does not have funds on hand available to make these payments. See "Description of Guarantee."

Distributions

  Payment of Distributions. Holders of the capital securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the 15th day of March, June, September and December of each year, unless there is a deferral as described below. These payments, which we refer to as "Distributions," will commence on September 15, 1999, at the annual rate of % of the Liquidation Amount of $25 per capital security. Each date on which Distributions are payable is referred to as a "Distribution Date." The amount of each Distribution due with respect to the capital securities will include amounts accrued to but excluding the Distribution Date. The distribution payable on any Distribution Date will be payable to registered holders of the capital securities at the close of business on the immediately preceding regular record date, which will be the 15th day, whether or not a Business Day, immediately preceding the Distribution Date.

  The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. For any period less than a full quarterly period, Distributions will be computed on the basis of the actual number of days elapsed in a 30-day month. If any date on which Distributions are payable on the capital securities is not a Business Day, then payment of the Distributions payable on that date will be made on the next Business Day, and without any interest or other payment in respect of that delay, with the same force and effect as if made on the date the payment was originally payable. As used in this prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

  The funds of the trust available for distribution to holders of its capital securities will be limited to payments by Downey under the junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of its capital securities. For further information, see "Description of Junior Subordinated Debentures." If Downey does not make interest payments on the junior subordinated debentures, the Property Trustee will not have funds available to pay Distributions on the capital securities. The payment of Distributions, if and to the extent the trust has funds available for the payment of Distributions, will be guaranteed on a subordinated basis by Downey. For a more complete discussion of Downey's guarantee, see "Description of Guarantee."

  Extension Period. So long as no Debenture Event of Default, as defined below, has occurred and is continuing, Downey will have the right under the Indenture to defer the payment of interest on the junior subordinated debentures at any time and from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each period (each, an "Extension Period"). However, no Extension Period may extend beyond the Stated Maturity, as defined below, of the junior subordinated debentures or end on any date other than an interest payment date for the junior subordinated debentures. As a consequence of that election, the trust will defer quarterly Distributions on the capital securities during any Extension Period. During an Extension Period, interest on the junior subordinated debentures will continue to accrue and Distributions on the capital securities will continue to accumulate in each case with interest thereon to the extent permitted by law, compounded quarterly, at the rate per annum of %. Because interest will continue to accrue during an Extension Period, holders of capital securities will be required to accrue interest income for United States federal income tax purposes. For a more complete discussion of the tax consequences pertaining to holders of capital securities, see "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount." The term "Distributions" as used in this prospectus shall include this interest on the deferred Distributions and any other Additional Amounts, as defined below. During any Extension Period, Downey may not itself and shall not allow any of its subsidiaries to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Downey's capital stock, which includes common and preferred stock;

  . make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Downey that rank on a parity with or junior to the junior subordinated debentures in right of payment;

  . redeem, purchase or acquire less than all of the junior subordinated debentures or the capital securities; or

  . make any guarantee payments with respect to any guarantee by Downey of the debt securities of any subsidiary of Downey if the guarantee ranks on parity with or junior to the junior subordinated debentures in right of payment.

  Notwithstanding the foregoing, during an Extension Period Downey and its subsidiaries will be allowed to make:

  . any dividend in a form of stock, warrants, options or other rights where the dividend or the stock issuable upon the exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to that stock in right of payment;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the issuance of stock under any stockholders' rights plan in the future, or the redemption or repurchase of any rights pursuant thereto;

  .  payments under the Guarantee Agreement; and

  . purchases of common stock related to the issuance of common stock or rights under any of Downey's benefit plans for its directors, officers or employees.

  Before the termination of any Extension Period, Downey may further extend the Extension Period, provided that the Extension Period does not exceed 20 consecutive quarters or extend beyond the Stated Maturity.

  If Downey shortens the Stated Maturity of the junior subordinated debentures as described below under "Description of Junior Subordinated Debentures-- General" at any time while an Extension Period is in effect, and if the Stated Maturity, as so shortened, would end before the last day of the Extension Period, the Extension Period will be deemed to end on the Stated Maturity. If the junior subordinated debentures are called for redemption on any date before the end of an Extension Period, the Extension Period will be deemed to end on that Redemption Date, as defined below, as to all of the capital securities.

  Upon the termination of any Extension Period and the payment of all amounts then due, and so long as no Debenture Event of Default has occurred and is continuing, Downey may elect to begin a new Extension Period. Each Extension Period must end on a Distribution Date, and all deferred Distributions will be payable on that Distribution Date to the persons in whose names the capital securities are registered at the close of business on the immediately preceding record date.

  The Administrative Trustees will give notice of Downey's election to begin or extend an Extension Period to the holders of the capital securities as described below under "Description of Junior Subordinated Debentures--Option to Defer Interest Payments."

  Except as described above, there is no limitation on the number of times that Downey may elect to begin an Extension Period. Downey has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures. Downey must give the Issuer Trustees notice of its election of any Extension Period at least one Business Day before the earlier of:

  . the date the Distributions on the capital securities would have been payable but for the election to begin or extend the Extension Period,

  . the date the Administrative Trustees are required to give notice to the New York Stock Exchange or any applicable stock exchange or automated quotation system on which the capital securities are then listed or quoted or to holders of the capital securities of the record date, or

  .  the date the Distributions are payable,

but, in any event not less than one Business Day before the applicable record date.

Redemption

  Upon the repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the proceeds from the repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities. The Property Trustee will redeem the Trust Securities upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price, as defined below. For a more complete discussion of the redemption procedures for the junior subordinated debentures, see "Description of Junior Subordinated Debentures-- Redemption." If less than all of the junior subordinated debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from the repayment or redemption shall be allocated to the redemption of the capital securities and common securities pro rata, except as described below under "--Events of Default; Notice."

  Downey will have the right to redeem the junior subordinated debentures at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures to be redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures as follows:

  .  on or after      , 2004, in whole at any time, or in part from time to
     time; or

  .  before      , 2004, in whole but not in part, within 90 days following the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Treatment Event, each as defined below. However, Downey's right to redeem the junior subordinated debentures upon the occurrence of a Tax Event, Investment Company Event or Capital Treatment Event will not go into effect if there is available to Downey or the trust the opportunity to eliminate, within the 90-day period, the relevant event by taking some ministerial action, such as filing a form or making an election or pursuing some reasonable measure that will have no adverse effect on Downey, the trust or the holders of the capital securities and will involve no material cost, and in that case Downey will pursue this measure instead of redemption. See "Description of Junior Subordinated Debentures--Redemption" for a further discussion of the redemption procedures of the junior subordinated debentures.

  If a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing and Downey does not elect to redeem the junior subordinated debentures and thereby cause a mandatory redemption of the Trust Securities, the Trust Securities will remain outstanding and, in the case of a Tax Event, Downey will be obligated to pay Additional Sums, as defined below, if any, on the junior subordinated debentures.

  Additionally, if a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing and Downey does not elect to liquidate the trust and cause the junior subordinated debentures to be distributed to holders of the Trust Securities in liquidation of the trust as described below, then the Trust Securities will remain outstanding and, in the case of a Tax Event, Downey will be obligated to pay Additional Sums, if any, on the junior subordinated debentures.

  A "Tax Event" means the receipt by Downey and the trust of an opinion of nationally recognized independent tax counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that as a result of:

  . any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

  . any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which prospective change, action, pronouncement or decision is announced on or after the original issuance date of the capital securities, there is more than an insubstantial risk that:

  . the trust is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

  . interest payable by Downey on the junior subordinated debentures is not, or within 90 days of the date of the opinion will not be, deductible by Downey, in whole or in part, for United States federal income tax purposes; or

  . the trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  See "Certain Federal Income Tax Consequences--Possible Tax Law Changes Affecting the Capital Securities" below for a discussion of some legislative proposals that, if adopted, could give rise to a Tax Event, which may permit Downey to cause a redemption of the junior subordinated debentures, and
therefore the capital securities, before      , 2004. In addition, for a
further discussion see "Risk Factors--Risk Factors Relating to the Capital
Securities--Downey may redeem the capital securities before      , 2004 if
special events occur."

  An "Investment Company Event" means the receipt by Downey and the trust of an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that, as the result of any change in law or regulation or any written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which change is effective or which written change is announced on or after the original issuance date of the capital securities, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

  A "Capital Treatment Event" means the receipt by Downey and the trust of an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that, as a result of any amendment to, or change, including any announced prospective change, in the laws or any regulations thereunder of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which prospective change, pronouncement, action or decision is announced on or after the original issuance date of the capital securities, there is more than an insubstantial risk that:

  . Downey will not be entitled to treat the capital securities, or any substantial portion thereof, as "tier 1 capital," or the then equivalent thereof, for purposes of the holding company capital adequacy guidelines of the primary federal regulator of Downey, as then in effect and applicable to Downey, in which case the legal opinion shall also state that Downey is subject to those holding company capital adequacy guidelines; or

  . The Bank will not be entitled to treat the net proceeds from the sale of the junior subordinated debentures that are invested in the Bank, or any substantial portion thereof, as "tier 1 capital," or the then equivalent thereof, for purposes of the capital adequacy guidelines of the primary federal regulator of the Bank, as then in effect and applicable to the Bank, assuming for this purpose that at least 50% of the net proceeds are invested in the Bank by Downey in the form of a capital contribution or through the purchase of the common stock of the Bank.

  "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions including any Additional Amounts, as defined below, due and paid or payable by the trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a Tax Event.

  "Additional Amounts" means, with respect to the Trust Securities of a given liquidation amount and for a given period, the amount of Additional Interest, as defined below, paid or payable by Downey on a Like Amount of junior subordinated debentures for such period.

  "Additional Interest" means the interest, if any, that shall accrue on any interest on the junior subordinated debentures the payment of which has not been made on the applicable Interest Payment Date, as defined below under "Description of Junior Subordinated Debentures," or other date when due, including without limitation any interest which is deferred as the result of an Extension Period, and which shall accrue at the rate per annum specified or determined as specified in the junior subordinated debentures.

  "Like Amount" means:

  . With respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of the junior subordinated debentures to be contemporaneously redeemed, allocated pro rata to the common securities and the capital securities based upon the relative Liquidation Amounts of the outstanding capital securities and common securities, subject to the preferential rights of the capital securities if a Debenture Event of Default has occurred and is continuing; and

  . With respect to a distribution of junior subordinated debentures to holders of Trust Securities in connection with a dissolution or liquidation of the trust, junior subordinated debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such junior subordinated debentures are distributed.

  "Liquidation Amount" means the stated amount of $25 per Trust Security.

  "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date.

Redemption Procedures

  The trust shall redeem capital securities on each Redemption Date at the Redemption Price. The trust shall pay the Redemption Price with the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures. The trust shall redeem the capital securities and pay the Redemption Price on each Redemption Date only to the extent that the trust has funds on hand for the payment of the Redemption Price. For a description of factors affecting the redemption of the Trust Securities, see "--Subordination of Common Securities" and "Description of Guarantee." The trust may not redeem fewer than all of the outstanding Trust Securities unless it has paid all accumulated and unpaid Distributions on all Trust Securities for all quarterly distribution periods terminating on or before the relevant Redemption Date.

  If the trust gives a notice of redemption in respect of the capital securities, then, by 12:00 noon, Eastern time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the Depository funds sufficient to pay the aggregate Redemption Price and will give the Depository irrevocable instructions and authority to pay the Redemption Price to the holders of the capital securities. For a description of the Depository procedures, see "Book-Entry Issuance." With respect to Trust Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for those Trust Securities, by 12:00 noon, Eastern time, on the Redemption Date, funds sufficient to pay the aggregate Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Trust Securities upon their surrender of the certificates evidencing the Trust Securities.

  Notwithstanding the foregoing, Distributions payable on any Distribution Date falling on or before the Redemption Date shall be payable to the registered holders of the capital securities at the close of business on the relevant record dates for the related Distribution Dates. Thus, if a Redemption Date falls on a Distribution Date, the Distribution payable on that date will be paid to the person who was the holder of record on the relevant record date. If the trust has given notice of redemption and the Property Trustee has deposited funds as required, then upon the date that the Property Trustee makes the deposit, all of the rights of the holders of the capital securities to be redeemed will cease except as follows and those capital securities will cease to be outstanding.

The only right a holder of capital securities to be redeemed will still have is the right to receive the applicable Redemption Price, and any Distributions payable on or before the Redemption Date, but without interest for any period from and after the Redemption Date. If any date fixed for redemption of the capital securities is not a Business Day, then the trust will pay the Redemption Price payable on that date on the next succeeding Business Day, and without any interest or other payment in respect of any delay. If the trust or Downey, under the terms of the Guarantee Agreement, improperly withholds or refuses payment of the Redemption Price in respect of capital securities called for redemption, Distributions on the capital securities will continue to accrue, at the then applicable rate, from the Redemption Date originally established by the trust for the capital securities to the date the Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. For a discussion of Downey's obligations under the Guarantee Agreement, see "Description of Guarantee."

  If allowed under applicable law, including, without limitation, United States federal securities law, and further provided that Downey is not then exercising its rights to defer interest payments on the junior subordinated debentures, Downey or its subsidiaries, other than the trust, may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

  If less than all of the outstanding Trust Securities issued by the trust are to be redeemed on a Redemption Date, then the aggregate Redemption Price for the Trust Securities to be redeemed shall be allocated pro rata to the capital securities and common securities based upon the relative Liquidation Amounts of the capital securities and common securities then outstanding. The particular capital securities to be redeemed shall be selected not more than 60 days before the Redemption Date by the Property Trustee from the outstanding capital securities not previously called for redemption, by a method that the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions, equal to $25 or an integral multiple of $25, of the Liquidation Amount of capital securities of a denomination larger than $25. The Property Trustee shall promptly notify the Securities Registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the Liquidation Amount to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of capital securities shall relate to the portion of the aggregate Liquidation Amount of capital securities which has been or is to be redeemed.

  In the event of any redemption, neither the trust nor the Property Trustee shall be required to:

  . issue, register the transfer of or exchange capital securities during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any capital securities called for redemption and ending at the close of business on the day of the mailing; or

  . register the transfer or exchange any capital securities so selected for redemption, except, in the case of any capital securities being redeemed in part, any portion of the capital securities not to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at the holder's registered address. Unless Downey defaults in payment of the Redemption Price on the junior subordinated debentures, on and after the Redemption Date interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption and, unless payment of the Redemption Price in respect of the capital securities is withheld or refused and not paid either by the trust or Downey as required by the Guarantee Agreement, Distributions will cease to accumulate on the capital securities or portions of the capital securities called for redemption.

Subordination of Common Securities

  Payment of Distributions on, and the Redemption Price of, the capital securities and common securities shall be made pro rata based on the Liquidation Amounts of the outstanding capital securities and common securities.

However, no payment of any Distribution, including Additional Amounts, if applicable, on, or applicable Redemption Price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, shall be made if:

  . a Debenture Event of Default shall have occurred and be continuing as a result of any failure by Downey to pay any amounts in respect of the junior subordinated debentures when due; or

  . the trust is dissolved or liquidated and funds held by the trust are insufficient to pay in full the aggregate Liquidation Amount, plus accrued and unpaid Distributions, payable on the Trust Securities or, in the event of the distribution of junior subordinated debentures to holders of capital securities upon such dissolution or liquidation, the holders of capital securities do not receive the full amount of junior subordinated debentures to which they are entitled.

  The payments with respect to the common securities will be allowed, however, if:

  . payment in full in cash of all accumulated and unpaid Distributions, including Additional Amounts, if applicable, on all of the outstanding capital securities for all Distribution periods terminating on or prior thereto, and in the case of payment of the applicable Redemption Price, the full payment in cash of the Redemption Price on all of the outstanding capital securities then called for redemption, shall have been made or provided for; or

  . the trust is dissolved or liquidated and the full Liquidation Amount on all outstanding capital securities plus accumulated and unpaid Distributions thereon shall have been made or duly provided for in cash or, in the event of the distribution of junior subordinated debentures to holders of capital securities upon the dissolution or liquidation, the distribution to each holder of capital securities of the junior subordinated debentures to which such holder is entitled shall have been made or duly provided for.

  All funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or the Redemption Price or Liquidation Amount, plus accrued and unpaid Distributions, of the capital securities then due and payable, including Additional Amounts, if applicable, or, in the event of the distribution of junior subordinated debentures upon dissolution or liquidation of the trust, the junior subordinated debentures available to the Property Trustee shall first be distributed to holders of capital securities.

  In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, Downey as holder of the common securities will be deemed to have waived any right to act with respect to the Event of Default until all Events of Default with respect to the capital securities have been cured, waived or otherwise eliminated. Until all Events of Default with respect to the capital securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the capital securities and not on behalf of Downey as holder of the common securities and only the holders of the capital securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

  The amount payable on the Trust Securities if the trust is liquidated or dissolved is $25 per Trust Security plus accumulated and unpaid Distributions thereon to the date of payment. Downey has the right to make the payment to holders of the Trust Securities by distributing a Like Amount of the junior subordinated debentures to them as described below.

  Downey will have the right, at any time before the 30th day before the Stated Maturity, to dissolve the trust and cause a Like Amount of the junior subordinated debentures to be distributed to holders of the Trust Securities. Before exercising this right, Downey must receive all required regulatory approvals and an opinion of nationally recognized independent tax counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that the holders of the Trust Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the dissolution of the trust and distribution of the junior subordinated debentures and will be subject to federal income tax with respect to the junior subordinated debentures on the same amounts, in the same manner and at the same times as would have been the case if the holders had remained holders of Trust Securities. For a more complete discussion of the distribution of the junior subordinated debentures, see "--Distribution of Junior Subordinated Debentures." Downey might exercise its right to dissolve the trust under circumstances where a Tax Event, a Capital Treatment Event, an Investment Company Event or other undesirable event could be avoided simply by dissolving the trust and causing the junior subordinated debentures to be distributed to the holders of the Trust Securities.

  In addition, under the terms of the Trust Agreement, the trust shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of:

  1. specific events of bankruptcy, dissolution or liquidation of Downey or any other holder of the common securities;

  2. redemption of all of the capital securities as described under "-- Redemption;" or

  3. the entry of an order for the dissolution of the trust, Downey or any other holder of the common securities by a court of competent jurisdiction.

  If an early dissolution occurs as described in the second preceding paragraph or in clause 1 or 3 above, the Issuer Trustees shall liquidate the trust as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the junior subordinated debentures. However, if this distribution is determined by the Property Trustee not to be practical, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment. The amount due and payable upon liquidation of the trust, whether payable in cash or out of the assets of the trust, is called the "Liquidation Distribution." If the Liquidation Distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the trust on the capital securities shall be paid on a pro rata basis, based upon Liquidation Amounts. Downey, as the holder of the common securities, will be entitled to receive distributions upon the trust's liquidation pro rata with the holders of the capital securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by Downey to pay any amounts due in respect of the junior subordinated debentures when due or if funds available to the trust are insufficient to pay in full the Liquidation Distribution on all of the outstanding capital securities, the capital securities shall have a priority over the common securities to the extent described above under "--Subordination of Common Securities."

  After the liquidation date fixed for any distribution of junior subordinated debentures for Trust Securities, the following will happen:

  .  the Trust Securities will no longer be deemed to be outstanding;

  . certificates representing a Like Amount of junior subordinated debentures will be issued to holders of Trust Securities certificates, upon surrender of such certificates to the Administrative Trustees or their agent for exchange;

  . Downey shall use its best efforts to have the junior subordinated debentures listed on the New York Stock Exchange or on another exchange, interdealer quotation system or self-regulatory organization on which the capital securities are then listed;

  . any Trust Securities certificates not so surrendered for exchange will be deemed to represent a Like Amount of junior subordinated debentures, accruing interest from the last Distribution Date on which a Distribution was made on the Trust Securities certificates until the certificates are surrendered for exchange as described above; and

  . all rights of securityholders holding Trust Securities will cease, except the right of the securityholders to receive a Like Amount of junior subordinated debentures upon surrender of Trust Securities certificates and to receive accrued and unpaid interest on the junior subordinated debentures.

  We can give no assurance as to the market prices for the junior subordinated debentures that may be distributed in exchange for the capital securities if a dissolution and liquidation of the trust were to occur. Accordingly, the junior subordinated debentures that holders of capital securities may receive on dissolution and liquidation of the trust may trade at a discount to the price paid to purchase the capital securities offered by this prospectus. For more information about these risks, see "Risk Factors--Risk Factors Relating to the Capital Securities--Holders of capital securities may receive junior subordinated debentures upon liquidation of the trust so investing in capital securities requires an investment decision regarding the junior subordinated debentures; distribution of junior subordinated debentures may have an adverse effect on trading price" and "--There is no existing market for the capital securities."

  Under current United States federal income tax law and interpretations and assuming, as shown in an opinion of counsel to Downey, the trust is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to holders of the capital securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to the trust and to holders of capital securities. For a discussion of possible tax consequences, see "Certain Federal Income Tax Consequences."

  If Downey elects to dissolve the trust and thereby causes the junior subordinated debentures to be distributed to holders of the capital securities in liquidation of the trust, Downey shall continue to have the right to shorten the maturity of the junior subordinated debentures, subject to a number of conditions which are discussed under "Description of Junior Subordinated Debentures--General."

Events of Default; Notice

  Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement with respect to the capital securities, regardless of the reason for the Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or by any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

  1. the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures-- Debenture Events of Default");

  2. default by the trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

  3. default by the trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable;

  4. default in the performance, or breach, in any material respect, of any covenant or warranty of any of the Issuer Trustees in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause 2 or 3 above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee and the trust by the holders of at least 25% in aggregate Liquidation Amount of the outstanding capital securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

  5. the occurrence of specific events of bankruptcy or insolvency with respect to the Property Trustee and the failure by Downey to appoint a successor Property Trustee within 60 days after the occurrence.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of the Event of Default to the holders of the capital securities, the Administrative Trustees and Downey, as Depositor, unless the Event of Default shall have been cured or waived. Downey, as Depositor, and the Administrative Trustees will be required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing as a result of any failure by Downey to pay any amounts in respect of the junior subordinated debentures when due, the capital securities shall have a preference over the common securities as described under "--Subordination of Common Securities" and "--Liquidation Distribution Upon Dissolution." Upon a Debenture Event of Default, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures then outstanding may declare all of the junior subordinated debentures to be due and payable immediately by giving notice in writing to Downey. If the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the capital securities then outstanding shall have the right to declare the principal amount of the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures shall remain subordinated to the extent provided in the Indenture. In addition, holders of the capital securities have the right in specific circumstances to bring a Direct Action, as defined below and discussed under "Description of Junior Subordinated Debentures--Enforcement of Specified Rights by Holders of Capital Securities."

  The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may rescind and annul the declaration and its consequences if all defaults, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by the acceleration, have been cured or waived as provided in the Indenture and a sum sufficient to pay all overdue installments of interest, including any Additional Interest, and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. The holders of a majority in aggregate Liquidation Amount of the capital securities may similarly waive any past default under the Indenture, except a default in the payment of principal or interest, unless the default has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee, or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

Removal of Trustees

  Unless an Event of Default shall have occurred and be continuing, any of the Property Trustee, the Delaware Trustee or the Administrative Trustees may be removed at any time by Downey as the holder of the common securities. If an Event of Default has occurred and is continuing, the holders of a majority in Liquidation Amount of the outstanding capital securities may remove the Property Trustee or the Delaware Trustee or both of them. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in Downey as the holder of the common securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee has been made in compliance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

  Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, Downey, as the holder of the common securities, and the Administrative Trustees by agreed action of the majority of the Administrative Trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the Trust Property, or to act as separate trustee of any Trust Property, in either case with the powers as may be provided in the instrument of appointment, and to vest in the person or persons in that capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If Downey does not join in the appointment within 15 days of the receipt by it of a request to do so, or in case an Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make the appointment.

Merger or Consolidation of Issuer Trustees

  Any Person, as defined in the Trust Agreement, into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Property Trustee or Delaware Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Property Trustee or Delaware Trustee, shall be the successor of the Property Trustee or Delaware Trustee, as the case may be, under the Trust Agreement, provided the Person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

  The trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, except as described below. The trust may, at the request of Downey, with the consent of the Administrative Trustees and without the consent of the holders of the capital securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized under the laws of any state. Downey will only be allowed to make this request if:

  . the successor trust either (a) expressly assumes all of the obligations of the trust with respect to the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the common securities (the "Successor Common Securities") and the capital securities (the "Successor Capital Securities") so long as the Successor Common Securities are subordinated in right of payment to the Successor Capital Securities to the same extent and in the same manner as the common securities are subordinated in right of payment to the capital securities;

  . Downey expressly appoints a trustee of the successor trust possessing the same powers and duties as the Property Trustee as the holder of the junior subordinated debentures;

  . the Successor Capital Securities are listed or traded, or any Successor Capital Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed or traded, if any;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities or the Successor Capital Securities, as the case may be, to be downgraded by any nationally recognized statistical rating organization which gives ratings to the capital securities or the Successor Capital Securities, as the case may be;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities or the Successor Capital Securities, as the case may be, in any material respect;

  .  the successor trust has a purpose identical to that of the trust;

  . before the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Downey has received an opinion from nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in the following matters to the effect that:

    . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of holders of the capital securities or the Successor Capital Securities, as the case may be, in any material respect; and

    . following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor any successor trust will be required to register as an investment company under the Investment Company Act or will be classified as other than a grantor trust for United States federal income tax purposes; and

  . Downey owns all of the Successor Common Securities of the successor trust and guarantees the obligations of the successor trust under the Successor Capital Securities at least to the extent provided by the Guarantee Agreement and under the Successor Common Securities at least to the extent provided by Downey's guarantee of the common securities.

  Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in Liquidation Amount of the outstanding capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

  Except as provided below and under "--Removal of Trustees" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the capital securities will have no voting rights.

  The Trust Agreement may be amended from time to time by Downey, the Property Trustee and the Administrative Trustees, without the consent of holders of the Trust Securities, if the Trust Agreement is being amended to:

  1. cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement; or

  2. modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

  In the case of clause 1 above, the amendment will only be allowed if the action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Trust Agreement shall become effective when notice of the amendments are given to the holders of the Trust Securities.

  In other cases, the Trust Agreement may be amended by the Administrative Trustees and the Property Trustee with:

  . the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities; and

  . the receipt by the Issuer Trustees of an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that the amendment or the exercise of any power granted to the Issuer Trustees in accordance with the terms of the amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from registration as an investment company under the Investment Company Act.

  However, the Trust Agreement may only be amended with the unanimous consent of each holder of Trust Securities, if it is being amended to:

  . change the amount or timing of any Distribution on the Trust Securities, or the amount or timing of any payment of the Redemption Price of, or the amount or timing of any payment or distribution of funds or property, including junior subordinated debentures, payable or distributable upon liquidation or dissolution of the trust or otherwise adversely affect the amount or change the time of any Distribution required to be made in respect of the Trust Securities or the amount of funds or property, including junior subordinated debentures, required to be paid or distributed in respect of the Trust Securities; or

  . restrict the right of a holder of Trust Securities to institute suit for the enforcement of any of the foregoing payments on or after the date it is due.

  So long as any junior subordinated debentures are held by the Property Trustee, the Issuer Trustees shall not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or execute any trust or power conferred on the Indenture Trustee or the Property Trustee with respect to the junior subordinated debentures;

  .  waive any past default that is waivable under the Indenture;

  . exercise any right to rescind or annul a declaration that the principal of and interest on all the junior subordinated debentures shall be due and payable; or

  . consent to any amendment, modification or termination of the Indenture or the junior subordinated debentures, where their consent shall be required;

without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding capital securities; provided, however, that where a consent under the Indenture would require the consent of each holder of junior subordinated debentures affected thereby, no consent shall be given by the Property Trustee without the prior consent of each holder of the outstanding capital securities.

  The Issuer Trustees shall not revoke any action previously authorized or approved by vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities. The Property Trustee shall notify each holder of capital securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the capital securities, before taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that the trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of that action.

  Any required approval from holders of the capital securities may be given at a meeting of the holders convened for that purpose or may be given by written consent. The Property Trustee will cause a notice of any meeting at which holders of the capital securities are entitled to vote to be given to each holder of record of the capital securities in the manner described in the Trust Agreement.

  No vote or consent of holders of the capital securities will be required for the trust to redeem and cancel the capital securities in compliance with the Trust Agreement.

  Notwithstanding that holders of the capital securities will be entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by Downey, the Issuer Trustees or any affiliate of Downey or any Issuer Trustee, shall, for purposes of any vote or consent, be treated as if they were not outstanding.

Expenses

  In the Indenture, Downey will agree to pay all costs, expenses, obligations and liabilities, other than with respect to the Trust Securities, of the trust, including those relating to the organization of the trust, the fees and expenses of the Issuer Trustees, costs and expenses relating to the operation of the trust, those relating to the offering of the capital securities and the fees and expenses of the Property Trustee in connection with any enforcement of the rights of the holders of the capital securities or the junior subordinated debentures. The foregoing obligations of Downey under the Indenture are for the benefit of, and will be enforceable by, any person to whom any of those costs, expenses, obligations, taxes or liabilities are owed, which person is referred to as a "Creditor," whether or not the Creditor has received notice. Any Creditor may enforce the obligations of Downey described in this paragraph and Downey will irrevocably waive any right or remedy to require that the Creditor take action against the trust or any other person before proceeding against Downey.

Global Capital Securities

  The capital securities will be represented by one or more global certificates registered in the name of the Depository or its nominee (a "Global Capital Security"). Beneficial interests in the Global Capital Securities will be shown on, and transfers of the Global Capital Securities will be effected only through, records maintained by participants in the Depository, which are referred to as the "Participants." Except as described below, capital securities in certificated form will not be issued in exchange for interests in the Global Capital Security. For more information, see "Book-Entry Issuance."

  Unless and until a Global Capital Security is exchanged in whole or in part for the individual capital securities represented thereby, it may not be transferred except as a whole by:

  .  the Depository to a nominee of the Depository;

  . a nominee of the Depository to the Depository or another nominee of the Depository; or

  . the Depository or any nominee to a successor depository or any nominee of that successor.

  The Depository may discontinue providing its services as securities depository with respect to the Global Capital Security at any time.

  A Global Capital Security shall be exchangeable for capital securities registered in the names of persons other than the Depository or its nominee only if:

  . the Depository notifies Downey that it is unwilling or unable to continue as depository for the Global Capital Security or at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act if so required by applicable law or regulation, and no successor Depository shall have been appointed within 90 days of such notification or of Downey becoming aware of the Depository ceasing to be so registered, as the case may be; or

  . Downey in its sole discretion determines that such Global Capital Security shall be so exchangeable.

  Any Global Capital Security that is exchangeable as described in the preceding sentence shall be exchangeable for definitive certificates registered in those names as the Depository shall direct. It is expected that the Depository's instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in the Global Capital Security. If the capital securities are issued in definitive form, the capital securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices of the Property Trustee described below.

  Upon the issuance of a Global Capital Security, and the deposit of the Global Capital Security with or on behalf of the Depository, the Depository for the Global Capital Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual capital securities represented by the Global Capital Security to the accounts of Participants. These accounts shall be designated by the dealers, underwriters or agents with respect to the capital securities. Ownership of beneficial interests in a Global Capital Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Capital Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee, with respect to interests of Participants, and the records of Participants, with respect to interests of persons who hold through Participants. The laws of some states may require that some purchasers of securities take physical delivery of securities in definitive form. The foregoing limits and these laws may impair the ability to transfer beneficial interests in a Global Capital Security.

  So long as the Depository for a Global Capital Security, or its nominee, is the registered owner of the Global Capital Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented by the Global Capital Security for all purposes under the Trust Agreement. Except as provided above, owners of beneficial interests in a Global Capital Security will not be entitled to have any of the individual capital securities represented by the Global Capital Security registered in their names, will not receive or be entitled to receive physical delivery of any capital securities in definitive form and will not be considered the owners or holders of the capital securities under the Trust Agreement. Accordingly, each person owning a beneficial interest in the Global Capital Security must rely on the procedures of the Depository and, if the person is not a Participant, on the procedures of the Participant through which the person owns its interest, to exercise any rights of a holder under the Trust Agreement.

  Distributions on the capital securities registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Capital Security representing the capital securities. None of Downey, the Property Trustee, any paying agent or the securities registrar for the capital securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Capital Security representing the capital securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

  Disbursements of Distributions to Participants shall be the responsibility of the Depository. Downey expects that the Depository or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a Global Capital Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate Liquidation Amount of the Global Capital Security as shown on the records of the Depository or its nominee. Downey also expects that payments by Participants to owners of beneficial interests in the Global Capital Security held through Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in "street name." Payments to owners of beneficial interests will be the responsibility of the relevant Participants.

Payment and Paying Agent

  Payments in respect of the capital securities shall be made to the Depository, which shall credit the relevant accounts at the Depository on the applicable Distribution Dates and Redemption Dates, or, if any of the capital securities are not held by the Depository, payments of Distributions shall be made at the Property Trustee's option either by check mailed to the address of the holder entitled thereto as the address shall appear on the register or by wire transfer. The paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Downey. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to Downey, the Property Trustee and the Administrative Trustees. If the Property Trustee shall no longer be the paying agent, then the Administrative Trustees shall appoint a successor, which shall be a bank or trust company acceptable to the Property Trustee and Downey, to act as paying agent.

Registrar

  The Property Trustee will act as registrar for the capital securities. Registration of transfers of the capital securities will be effected without charge by or on behalf of the trust, but the registrar may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

  Downey will agree in the Trust Agreement that, if capital securities are issued in certificated form, it will at all times maintain a paying agent and transfer agent for the capital securities in the Borough of Manhattan, the City of New York.

Information Concerning the Property Trustee

  The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only the duties that are specifically provided in the Trust Agreement and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. In all other instances, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the capital securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take the action that is directed by Downey and if not so directed, shall take the action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability therefor except for liability resulting from its own bad faith, negligence or willful misconduct.

Miscellaneous

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes, and so that the junior subordinated debentures will be treated as indebtedness of Downey for United States federal income tax purposes. In this connection, Downey and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that Downey and the Administrative Trustees determine in their discretion to be necessary or desirable for the foregoing purposes, as long as the action does not materially adversely affect the interests of the holders of the capital securities.

  The holders of the capital securities have no preemptive or similar rights.

  The trust may not borrow money or incur debt or mortgage or pledge any of its assets.

Governing Law

  The Trust Agreement will be governed by and construed under the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

  Concurrently with the issuance of the capital securities, the trust will invest the proceeds therefrom, together with the consideration paid by Downey for the common securities, in junior subordinated debentures to be issued by Downey. The junior subordinated debentures will be issued under the Indenture. The following summary of the terms and provisions of the junior subordinated debentures and the Indenture does not purport to be complete, and is qualified in its entirety by reference to the Indenture, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, and to the Trust Indenture Act. Copies of the junior subordinated debentures and the Indenture may be obtained as described under "Where You Can Find More Information." The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to in this prospectus, the defined terms are incorporated herein by reference. As used under this caption "Description of Junior Subordinated Debentures," all references to "Downey" mean Downey Financial Corp. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

  The Indenture provides that Downey may issue junior subordinated debt securities (the "Debt Securities") thereunder from time to time in one or more series and permits Downey to establish the terms of each series of Debt Securities at the time of issuance. The junior subordinated debentures to be issued to the trust will constitute a separate series of Debt Securities under the Indenture, limited to $77,319,600 million aggregate principal amount. The Indenture will not limit the aggregate amount of Debt Securities that may be issued by Downey under the Indenture nor will it limit the incurrence or issuance of other debt by Downey or any of its subsidiaries. The junior subordinated debentures will be unsecured and will be subordinated to the extent described below.

  The junior subordinated debentures will bear interest at the rate of % per annum, payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, an "Interest Payment Date"), commencing September 15, 1999, to the registered holders of the junior subordinated debentures as of the close of business on the relevant record date, which will be the 15th day, whether or not a Business Day, immediately preceding the Distribution Date. The amount of each interest payment due with respect to the junior subordinated debentures will include amounts accrued to but excluding the relevant Interest Payment Date. It is anticipated that, until the liquidation, if any, of the trust, each junior subordinated debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the capital securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Interest for any period of less than a full quarterly period will be computed upon the basis of the actual number of days elapsed in a 30-day month. If any date on which interest is payable on the junior subordinated debentures is not a Business Day, then payment of the interest payable on that date will be made on the next Business Day, and without any interest or other payment in respect of any delay. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount of the accrued interest, to the extent permitted by law, at the rate of % per annum, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments and Additional Interest, Additional Sums and Additional Expenses, if any.

  The junior subordinated debentures will mature on     , 2029 (this date, as
it may be shortened as hereinafter described, the "Stated Maturity"). This
date may be shortened at any time by Downey to any date not earlier than     ,
2004, provided that the shortened date must fall on an Interest Payment Date. Downey may exercise its right to shorten the maturity of the junior subordinated debentures under circumstances where, for example, a Tax Event, Capital Treatment Event, Investment Company Event or other undesirable event could be avoided simply by shortening the maturity of the junior subordinated debentures. If Downey elects to shorten the Stated Maturity of the junior subordinated debentures, then it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of the shortening to the holders of the junior subordinated debentures no less than 60 days before the effectiveness of the shortening. If Downey elects to shorten the Stated Maturity of the junior subordinated debentures, Downey will also cause the capital securities to be redeemed on the earlier maturity date.

  The Stated Maturity may be shortened only if Downey shall have received an opinion of nationally recognized independent counsel, which may include outside counsel to Downey for this offering, experienced in these matters to the effect that:

  . The holders of the capital securities and the junior subordinated debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of the shortening of the Stated Maturity and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the shortening of the Stated Maturity had not occurred; and

  . The shortening of the Stated Maturity will not cause the trust to be classified as other than a grantor trust for the United States federal income tax purposes.

  The junior subordinated debentures will be unsecured and will be subordinate in right of payment to all Senior and Subordinated Debt of Downey. Because Downey is a holding company, the right of Downey to participate in any distribution of assets of any subsidiaries upon the subsidiaries' liquidation or reorganization or otherwise, and thus the ability of holders of the capital securities and junior subordinated debentures to benefit indirectly from the distribution, is subordinated to the prior claims of creditors of that subsidiary, except to the extent that Downey may itself be a creditor with recognized claims against the subsidiary, in which case the claims of Downey would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by Downey. In that regard, if a receiver or conservator is appointed for the Bank, then the Federal Deposit Insurance Act recognizes a priority in favor of depositors, including the FDIC as subrogee or transferee, over general creditors. Thus, in the event of a conservatorship or receivership of the Bank, claims for customer deposits would have a priority over any claims Downey may itself have as a creditor of the Bank. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries of Downey, including deposit liabilities of the Bank, and holders of junior subordinated debentures should look only to the assets of Downey for payments on the junior subordinated debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Downey, including Senior and Subordinated Debt. See "Risk Factors--Risk Factors Relating to the Capital Securities" and "-- Subordination" below for a discussion of the effects of subordination.

Option to Defer Interest Payments

  So long as no Debenture Event of Default has occurred and is continuing, Downey will have the right under the Indenture at any time during the term of the junior subordinated debentures to defer the payment of interest at any time and from time to time for a period not exceeding 20 consecutive quarters with respect to each period, provided that no Extension Period may extend beyond the Stated Maturity. During an Extension Period, interest on the junior subordinated debentures will continue to accrue, with interest thereon at the rate of % per annum, compounded quarterly, to the extent permitted by law. No Extension Period shall end other than on an Interest Payment Date. At the end of an Extension Period, Downey must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of %, compounded quarterly, to the extent permitted by applicable law. During an Extension Period, because interest will continue to accrue, holders of junior subordinated debentures will be required to accrue interest income for United States federal income tax purposes as discussed under "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount." During any Extension Period, Downey will be restricted from making specific payments as described below under "--Restrictions on Specified Payments."

  Before the termination of any Extension Period, Downey may further extend the Extension Period, provided that the Extension Period does not exceed 20 consecutive quarters or extend beyond the Stated Maturity. If Downey shortens the Stated Maturity at any time while an Extension Period is in effect, and if the Stated Maturity, as so shortened, would end before the last day of the Extension Period, the Extension Period will be deemed to end on the Stated Maturity. If the junior subordinated debentures are called for redemption on any date before the end of an Extension Period, the Extension Period will be deemed to end on that Redemption Date as to all of the junior subordinated debentures.

  Upon the termination of any Extension Period and the payment of all amounts then due, Downey may elect to begin a new Extension Period subject to the above requirements. Each Extension Period must end on an Interest Payment Date, and all deferred interest will be payable on that Interest Payment Date to the persons in whose names the junior subordinated debentures are registered at the close of business on the immediately preceding record date.

  Except as discussed above, there is no limitation on the number of times Downey may elect to begin an Extension Period. No interest shall be due and payable during an Extension Period, except at the end of the Extension Period.

  Downey must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election or extension of any Extension Period at least one Business Day before the earlier of:

  . the date the Distributions on the capital securities or the interest on the junior subordinated debentures would have been payable except for the election to begin or extend such Extension Period;

  . the date the Administrative Trustees are or the Indenture Trustee is required to give notice to the New York Stock Exchange or any applicable stock exchange or automated quotation system on which the capital securities or the junior subordinated debentures are then listed or quoted or to the holders of the capital securities or the junior subordinated debentures of the record date; or

  .  the date the interest is payable,

but in any event not less than one Business Day before the applicable record date.

  The Indenture Trustee shall give notice of Downey's election to begin or extend an Extension Period to the holders of the junior subordinated debentures.

  Distributions on the capital securities will be deferred by the trust during any Extension Period as discussed under "Description of the Capital Securities--Distributions." For a description of related United States federal income tax consequences and special considerations applicable to the junior subordinated debentures during the Extension Period, see "Certain Federal Income Tax Consequences."

Redemption

  The junior subordinated debentures will be redeemable before the Stated Maturity at the option of Downey at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures so redeemed as follows:

  1. on or after      , 2004, in whole at any time or in part from time to
     time; or

  2. before      , 2004, in whole but not in part, within 90 days following the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Treatment Event. However, Downey's right to redeem the junior subordinated debentures upon the occurrence of a Tax Event, Investment Company Event or Capital Treatment Event will not go into effect if there is available to Downey or the trust the opportunity to eliminate, within the 90-day period, the relevant event by taking some ministerial action, such as filing a form or making an election or pursuing some other reasonable measure that will have no adverse effect on Downey, the trust or the holders of the capital securities and will involve no material cost, and in that case Downey will pursue this measure instead of redemption.

  Notwithstanding the foregoing, installments of interest on the junior subordinated debentures which are due and payable on Interest Payment Dates falling on or before a redemption date shall be payable to the registered holders as of the close of business on the relevant record dates. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at the holder's registered address. Unless Downey defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption.

  If Downey redeems less than all of the outstanding junior subordinated debentures, the junior subordinated debentures, or portions of the junior subordinated debentures to be redeemed, will be selected by the Indenture Trustee. The Indenture Trustee will select the junior subordinated debentures to be redeemed from the outstanding junior subordinated debentures not previously called for redemption. The Indenture Trustee may use any method it deems fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any junior subordinated debentures, which must be in a principal amount of $25 or integral multiples of $25.

  Downey may not redeem fewer than all of the outstanding junior subordinated debentures unless it has paid or contemporaneously pays all accrued and unpaid interest on all junior subordinated debentures for all quarterly interest payment periods terminating on or before the relevant redemption date.

  The junior subordinated debentures will not be subject to any sinking fund.

Restrictions on Specified Payments

  Downey will not make the payments described below if at any time Downey does the following or the following events occur:

  . failure by Downey to pay any principal of or interest on junior subordinated debentures when due, including any Additional Interest or Additional Sums;

  . there shall have occurred any event of which Downey has actual knowledge that (a) constitutes or with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default with respect to the junior subordinated debentures, other than a Debenture Event of Default referred to in the preceding bullet point, and (b) in respect of which Downey shall not have taken reasonable steps to cure;

  . Downey shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the junior subordinated debentures and such Extension Period, or any extension of an Extension Period, shall be continuing; or

  . while the junior subordinated debentures are held by the trust, Downey shall be in default with respect to its payment of any obligation under the Guarantee Agreement.

  If any of the above events occurs and is continuing, then Downey may not and shall not allow any of its subsidiaries to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Downey's capital stock, which includes common and preferred stock;

  . make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of Downey that rank on a parity with or junior to the junior subordinated debentures in right of payment;

  . redeem, purchase or acquire less than all of the junior subordinated debentures or the capital securities; or

  . make any guarantee payments with respect to any guarantee by Downey of the debt securities of any subsidiary of Downey if such guarantee ranks on parity with or junior to the junior subordinated debentures in right of payment.

  Notwithstanding the foregoing, during an Extension Period Downey and its subsidiaries will be allowed to make:

  . any dividend in a form of stock, warrants, options or other rights where the dividend or the stock issuable upon the exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to that stock in right of payment;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the issuance of stock under any stockholders' rights plan in the future, or the redemption or repurchase of any rights pursuant thereto;

  .  payments under the Guarantee Agreement; and

  . purchases of common stock related to the issuance of common stock or rights under any of Downey's benefit plans for its directors, officers or employees.

Debenture Events of Default

  The Indenture provides that any one or more of the following described events with respect to the junior subordinated debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the junior subordinated debentures:

  . failure for 30 days to pay any interest, including any Additional Interest or Additional Sums, on the junior subordinated debentures when due, subject to the deferral of any due date as the result of an Extension Period;

  . failure to pay any principal of the junior subordinated debentures when due, whether at maturity, upon redemption, by declaration or otherwise;

  . default in the performance, or breach, in any material respect, of any covenant contained in the Indenture or the junior subordinated debentures (other than a covenant contained in the Indenture for the benefit of a series of Debt Securities other than the junior subordinated debentures) for 90 days after written notice to Downey from the Indenture Trustee or to Downey and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures;

  . the dissolution, winding up or termination of the trust, except in connection with the distribution of the junior subordinated debentures to holders of Trust Securities in liquidation or dissolution of the trust in accordance with the terms of the Trust Agreement; or

  .  specified events in bankruptcy, insolvency or reorganization of Downey.

  The holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal of and accrued and unpaid interest on the junior subordinated debentures due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or the holders of the junior subordinated debentures fail to make this declaration, the holders of at least 25% in aggregate Liquidation Amount of the capital securities shall have the right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul the declaration and waive the default if all defaults, other than the non-payment of the principal and interest of the junior subordinated debentures which have become due solely by the above-mentioned acceleration, have been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate Liquidation Amount of the capital securities shall have this right.

  The holders of a majority in aggregate outstanding principal amount of junior subordinated debentures may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee, or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

  In case a Debenture Event of Default shall occur and be continuing, the Indenture Trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

  Downey will be required to file annually with the Indenture Trustee a certificate as to whether or not Downey is in compliance with all the conditions and covenants applicable to it under the Indenture.

Subordination

  The Indenture provides that the junior subordinated debentures will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets of Downey to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of Downey, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of all Senior and Subordinated Debt before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

  The Indenture also provides that Downey may not make payments of principal of or interest on the junior subordinated debentures if:

  . any Senior and Subordinated Debt is not paid when due and any applicable grace period after the default has ended and the default has not been cured or waived or ceased to exist; or

  . the maturity of any Senior and Subordinated Debt has been accelerated because of a default, and the acceleration has not been rescinded.

  Upon the occurrence of any of the events described in the two preceding paragraphs, any payment or distribution on the junior subordinated debentures that would otherwise be payable in respect of the junior subordinated debentures but for the subordination provisions will be paid or delivered directly to the holders of Downey's Senior and Subordinated Debt until all of Downey's Senior and Subordinated Debt has been paid in full. Upon the occurrence of any of the events described in the two preceding paragraphs, if the Indenture Trustee or any holder of junior subordinated debentures receives any payment or distribution on account of the junior subordinated debentures before all of Downey's Senior and Subordinated Debt is paid in full, then that payment or distribution will be paid over or delivered and transferred to Downey, or if Downey is in bankruptcy to a bankruptcy trustee, which will then be obligated to pay the holders of its Senior and Subordinated Debt at the time outstanding.

  The rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of Downey's Senior and Subordinated Debt to the extent of any payment Downey makes to the holders of its Senior and Subordinated Debt that otherwise would have been made to the holders of the junior subordinated debentures but for the subordination provisions.

  "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

  1. every obligation of the Person for money borrowed;

  2. every obligation of the Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  3. every reimbursement obligation of the Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Person;

  4. every obligation of the Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  5. every capital lease obligation of the Person;

  6. all indebtedness of the Person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  7. every obligation of the type referred to in clauses 1 through 6 of another Person and all dividends of another Person the payment of which, in either case, the Person in question has guaranteed or for which the person in question is responsible or liable, directly or indirectly, as obligor or otherwise.

  "Senior and Subordinated Debt" means the principal of, and premium, and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Downey whether or not such claim for post-petition interest is allowed in such proceeding, on Debt of Downey, whether incurred on or before the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or under which the same is outstanding, it is expressly provided that such Debt is not superior in right of payment to, or ranks on parity in right of payment with or junior in right of payment to, the junior subordinated debentures or to other Debt which by its express terms ranks on parity with, or junior to, the junior subordinated debentures in right of payment. However, Senior and Subordinated Debt shall not be deemed to include:

  . any Debt of Downey which, when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, or any successor provision thereto, was without recourse to Downey;

  .  any Debt of Downey to any of its subsidiaries;

  .  any Debt to any employee of Downey;

  .  any other debt securities issued under the Indenture;

  . any Debt between or among Downey and any of its affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any other trust, or trustee of any other trust, partnership, limited liability company or other entity affiliated with Downey which is a financing vehicle of Downey (a "Financing Entity") in connection with the issuance by that Financing Entity of preferred securities or other securities that rank on parity in right of payment with, or junior in right of payment to, the capital securities or Downey's guarantee of which ranks on a parity in right of payment with, or junior in right of payment to, Downey's guarantee under the Guarantee Agreement;

  . trade accounts payable or accrued liabilities arising in the ordinary course of business; and

  .  any liabilities for federal, state, local or other taxes.

  By reason of the subordination provisions described above, in the event of bankruptcy, insolvency, receivership or similar proceedings involving Downey, holders of Senior and Subordinated Debt may receive more, ratably, and holders of junior subordinated debentures may receive less, ratably, than other creditors of Downey. The subordination provisions will not prevent the occurrence of any Debenture Event of Default.

  The Indenture places no limitation on the amount of additional Senior and Subordinated Debt that may be incurred by Downey. Downey may from time to time incur additional indebtedness constituting Senior and Subordinated Debt.

Additional Expenses

  If at any time while the Property Trustee is the holder of the junior subordinated debentures, the trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority, then, in any such case, we will pay as additional interest on the junior subordinated debentures any additional amounts ("Additional Expenses") that are required so that the net amounts received and retained by the trust after paying those taxes, duties, assessments or governmental charges will not be less than the amounts the trust would have received if those taxes, duties, assessments or governmental charges had not been imposed.

Denominations, Registration and Transfer

  The junior subordinated debentures will initially be registered in the name of the trust and delivered to and held by the Property Trustee. If the junior subordinated debentures are distributed to holders of the capital securities, it is anticipated that the junior subordinated debentures will be represented by a global certificate or certificates registered in the name of the Depository or its nominee (a "Global Subordinated Debenture"). It is likewise anticipated that the depository arrangements for any Global Subordinated Debenture will be substantially similar to those in effect for the capital securities as described above under "Description of the Capital Securities-- Global Capital Securities" and under "Book-Entry Issuance" below. Accordingly, beneficial interests in the Global Subordinated Debenture will be shown on, and transfers of the Global Subordinated Debenture will be effected only through, records maintained by the Depository. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the Global Subordinated Debenture.

  Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual capital securities represented thereby, it may not be transferred except as a whole by:

  .  the Depository to a nominee of the Depository;

  . a nominee of the Depository to the Depository or another nominee of the Depository; or

  . the Depository or any nominee to a successor depository or any nominee of that successor.

  The Depository may discontinue providing its services as securities depository with respect to the Global Subordinated Debenture at any time.

  A Global Subordinated Debenture shall be exchangeable for junior subordinated debentures registered in the names of persons other than the Depository or its nominee only if:

  . the Depository notifies Downey that it is unwilling or unable to continue as depository for the Global Subordinated Debenture or at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act if so required by applicable law or regulation, and no successor depository shall have been appointed within 90 days of such notification or of Downey becoming aware of the Depository's ceasing to be so registered, as the case may be;

  . Downey in its sole discretion determines that the Global Subordinated Debenture shall be so exchangeable; or

  .  a Debenture Event of Default shall have occurred and be continuing.

  Any Global Subordinated Debenture that is exchangeable as described in the preceding sentence shall be exchangeable for definitive certificates registered in the names as the Depository shall direct. It is expected that the instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in the Global Subordinated Debenture. If junior subordinated debentures are issued in definitive form, the junior subordinated debentures will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

  For so long as the Property Trustee is the holder of the junior subordinated debentures, all payments on junior subordinated debentures will be made to the Property Trustee. Payments on junior subordinated debentures represented by a Global Subordinated Debenture will be made to the Depository, as the depository for the junior subordinated debentures. For junior subordinated debentures issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the office or agency of Downey maintained for that purpose, which initially shall be the office of the Indenture Trustee which on the date of this prospectus is located at Rodney Square North, 1100 Market Street, Wilmington, Delaware or at the offices of any other paying agent or transfer agent appointed by Downey, provided that payment of interest may be made at the option of Downey by check mailed to the address of the persons entitled thereto or by wire transfer to those persons. Downey will agree that, if the junior subordinated debentures are distributed to holders of capital securities upon liquidation or dissolution of the trust and any such junior subordinated debentures are not in the form of Global Subordinated Debentures, it will at all times maintain a paying agent and transfer agent for the junior subordinated debentures in the Borough of Manhattan, the City of New York. For a description of the Depository and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

  Downey will appoint the Indenture Trustee as securities registrar under the Indenture. Junior subordinated debentures in certificated form may be presented for exchange, and may be presented for registration of transfer, and shall, if so required by Downey or the securities registrar, have the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the securities registrar. Downey will not impose a service charge for the transfer or exchange but may require payment of any transfer tax or other governmental charge which may be imposed in connection with any transfer or exchange. Downey may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. Downey may at any time designate additional transfer agents with respect to the junior subordinated debentures.

  In the event of any redemption, neither Downey nor the Indenture Trustee shall be required to:

  . issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of redemption of any junior subordinated debentures called for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

  . transfer or exchange any junior subordinated debentures so selected for redemption in whole or in part, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the junior subordinated debentures not to be redeemed.

  Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by Downey in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable shall, at the request of Downey, be repaid to Downey and the holder of those junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Downey for payment thereof.

Modification of Indenture

  From time to time Downey and the Indenture Trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the Indenture for specified purposes, including:

  . to evidence the succession of another party to Downey and the assumption by that party of the covenants of Downey under the Indenture and under the junior subordinated debentures;

  . to add to the covenants of Downey for the benefit of the holders of the junior subordinated debentures;

  . to add any additional Events of Default for the benefit of the holders of the junior subordinated debentures;

  . to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions regarding matters or questions arising under the Indenture, provided that any actions under this clause shall not adversely affect the interests of any holders of junior subordinated debentures or capital securities in any material respect for so long as they remain outstanding; or

  . to comply with the requirements of the SEC to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  The Indenture also contains provisions permitting Downey and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated debentures, to modify the Indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, Downey and the Indenture Trustee may not modify the Indenture without the consent of the holder of each outstanding junior subordinated debenture, except to the extent permitted in connection with the deferral of Interest Payment Dates during an Extension Period, or the shortening of the Stated Maturity, if the modification will:

  . change the Stated Maturity of the junior subordinated debentures, or reduce the principal amount of the junior subordinated debentures, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount payable upon redemption, or change the place of payment where, or the currency in which, any amount is payable or impair the right to institute suit for the enforcement of any payment on or after the date it is due and payable;

  . reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any modification of or for waivers under the Indenture; or

  . modify the provisions of the Indenture with respect to the subordination of the junior subordinated debentures, including the definitions relating thereto, in a manner adverse to the holders of the junior subordinated debentures.

  With respect to the above modifications, so long as any of the capital securities remain outstanding, neither Downey, the Indenture Trustee, nor the holders of the outstanding junior subordinated debentures may make modifications to the Indenture that adversely affect the holders of the capital securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the capital securities then outstanding unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest thereon have been paid in full and other conditions are satisfied. Where a consent under the Indenture would require the consent of each holder of junior subordinated debentures, no consent shall be given by the Property Trustee without the prior consent of each holder of capital securities then outstanding. In addition, Downey and the Indenture Trustee may execute, without the consent of any holder of junior subordinated debentures, any supplemental Indenture for the purpose of creating any new series of Debt Securities.

Enforcement of Specified Rights by Holders of Capital Securities

  If a Debenture Event of Default has occurred and is continuing and that event is attributable to the failure of Downey to pay principal of or interest on the junior subordinated debentures on the date that interest or principal is otherwise payable, a holder of capital securities may institute a legal proceeding directly against Downey for enforcement of payment to the holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the aggregate Liquidation Amount of the capital securities held by the holder (a "Direct Action"). Downey may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the capital securities outstanding. In connection with a Direct Action, Downey will be subrogated to the rights of any holders of the capital securities to the extent of any payment made by Downey to any holders of the junior subordinated debentures in the Direct Action.

  The holders of the capital securities will not be able to exercise directly any remedies other than those discussed in the preceding paragraph available to the holders of the junior subordinated debentures unless there shall have been an Event of Default under the Trust Agreement as discussed under "Description of the Capital Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

  The Indenture provides that Downey shall not consolidate or merge with or into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into Downey or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Downey, unless:

  . either Downey shall be the continuing Person, in the case of a merger, or the successor Person, if other than Downey, formed by the consolidation or into which Downey is merged or which acquires by conveyance, transfer or lease the properties and assets of Downey as an entirety or substantially as an entirety is organized under the laws of the United States or any state or the District of Columbia, and the successor Person expressly assumes, by execution of a supplemental indenture in form satisfactory to the Indenture Trustee, all of Downey's obligations under the junior subordinated debentures, the Guarantee Agreement, the guarantee agreement in respect of the common securities and the Indenture and the due and punctual performance and observance of every obligation in the junior subordinated debentures, Guarantee Agreement, guarantee agreement in respect of the common securities and the Indenture to be performed or observed by Downey;

  . immediately after giving effect thereto, no Debenture Event of Default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default with respect to the junior subordinated debentures, shall have occurred and be continuing; and

  .  other conditions as described in the Indenture are met.

  The provisions of the Indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Downey that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

  The Indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the Indenture Trustee for cancellation:

  .  have become due and payable,

  .  will become due and payable at their Stated Maturity within one year, or

  . are to be called for redemption within one year under arrangements satisfactory to the Indenture Trustee,

and, in each of the foregoing cases, Downey deposits or causes to be deposited with the Indenture Trustee funds, in trust, for the purpose and in an amount in the currency in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or the relevant Redemption Date, as the case may be, then the Indenture will cease to be of further effect, except as to Downey's obligations to pay all other sums due under the Indenture and to provide the officers' certificates and opinions of counsel described therein, and a limited number of other provisions which the Indenture provides will survive, and Downey will be deemed to have satisfied and discharged the Indenture.

Covenants of Downey

  Downey will covenant in the Indenture, as to the junior subordinated debentures, that Downey will pay to the trust any applicable Additional Sums if and so long as:

  .  the trust is the holder of all the junior subordinated debentures; and

  .  a Tax Event in respect of the trust has occurred and is continuing.

  Downey will also covenant, as to the junior subordinated debentures:

  . to maintain, directly or indirectly, 100% ownership of the common securities of the trust, provided that successors which are permitted under the Indenture may succeed to Downey's ownership of the common securities;

  . to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes;

  . not to voluntarily terminate, wind-up or liquidate the trust, except having received prior to the termination, winding up or liquidation all required regulatory approvals, and except

    . in connection with a distribution of junior subordinated debentures to the holders of the capital securities in liquidation of the trust; or

    . in connection with specified mergers, consolidations, or amalgamations permitted by the Trust Agreement; and

  . to pay the costs, expenses, obligations and liabilities as described under "Description of Junior Subordinated Debentures--Additional Expenses" and "Description of the Capital Securities--Expenses."

Governing Law

  The Indenture and the junior subordinated debentures will be governed by and construed under the laws of the State of New York.

Information Concerning the Indenture Trustee

  The Indenture Trustee shall have all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. The Indenture Trustee, other than during the occurrence and continuance of a Debenture Event of Default, undertakes only to perform those duties as are specifically described in the Indenture and, after a Debenture Event of Default, must exercise the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Except as discussed in the foregoing, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of junior subordinated debentures, unless the holder offers it reasonable indemnity against the costs, expenses and liabilities which it might incur. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                              BOOK-ENTRY ISSUANCE

  The capital securities will be issued in the form of one or more fully registered securities in book-entry form registered in the name of the Depository or its nominee. So long as the junior subordinated debentures are held by the Property Trustee, the junior subordinated debentures will not be issued in book-entry form, but will be evidenced by one or more certificates held by, and registered in the name of, the Property Trustee. However, if the junior subordinated debentures are distributed to holders of capital securities upon dissolution or liquidation of the trust, Downey anticipates that the junior subordinated debentures will be issued in fully registered book-entry form. The following discussion is relevant only with respect to capital securities and junior subordinated debentures in book-entry form which are evidenced by one or more global certificates registered in the name of the Depository or its nominee as described below.

  The Depository will act as securities depository for all capital securities while they are in book-entry form and, if applicable, junior subordinated debentures issued in book-entry form (collectively, the "Global Securities"). The Global Securities will be issued only as fully-registered securities registered in the name of Cede & Co., the Depository's nominee. One or more fully-registered global certificates will be issued for the capital securities and the junior subordinated debentures and will be deposited with the Depository.

  The Depository has advised Downey as follows: The Depository is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered as required by the provisions of Section 17A of the Exchange Act.

  The Depository holds securities that its Participants deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository system is also available to other parties like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the SEC.

  Parties who purchase capital securities or junior subordinated debentures within the Depository system must make the purchase by or through Direct Participants, which will receive a credit for the capital securities or junior subordinated debentures on the Depository's records. The ownership interest of each actual purchaser of each capital security and each junior subordinated debenture ("Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased capital securities or junior subordinated debentures. Transfers of ownership interests in the capital securities or junior subordinated debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in capital securities or junior subordinated debentures, except under the limited circumstances referred to below.

  The Depository will have no knowledge of the actual Beneficial Owners of the capital securities or junior subordinated debentures. The Depository's records reflect only the identity of the Direct Participants to whose accounts the capital securities or junior subordinated debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by:

  .  the Depository to Direct Participants,

  .  Direct Participants to Indirect Participants, and

  .  Direct Participants and Indirect Participants to Beneficial Owners,

and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices will be sent to Cede & Co. as the registered holder of the Global Securities. If less than all of the Global Securities are being redeemed, the Depository will determine by lot or pro rata the amount of the Global Securities of each Direct Participant to be redeemed.

  Although voting with respect to the capital securities and the junior subordinated debentures is generally limited to the holders of record of the capital securities or junior subordinated debentures, as applicable, in those instances in which a vote is required, neither the Depository nor Cede & Co. will itself consent or vote with respect to capital securities or junior subordinated debentures. Under its usual procedures, the Depository would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the capital securities or junior subordinated debentures are credited on the record date, and identified in a listing attached to the omnibus proxy.

  Payments on the capital securities or the junior subordinated debentures will be made by the relevant trustee or paying agent to the Depository. The Depository's practice is to credit Direct Participants' accounts on the relevant payment date in any amount determined by each Direct Participants' holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payments on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of the Participants and not of the Depository, the relevant trustee, the trust or Downey, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to the Depository is the responsibility of the relevant trustee, disbursement of these payments to Direct Participants is the responsibility of the Depository, and disbursement of these payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  The Depository may discontinue providing its services as securities depositary with respect to the capital securities or the junior subordinated debentures at any time by giving reasonable notice to the relevant trustee and Downey. In that event, or in the other limited circumstances described above under "Description of the Capital Securities-Global Capital Securities" and "Description of the Junior Subordinated Debentures--Denominations, Registration and Transfer" and "--Global Subordinated Debentures," definitive certificates representing the capital securities or junior subordinated debentures are required to be printed and delivered.

  The information in this section and elsewhere in this prospectus concerning the Depository and the Depository's book-entry system has been obtained from sources that the trust and Downey believe to be accurate, but the trust and Downey assume no responsibility for the accuracy of the information. Neither the trust nor Downey has any responsibility for the performance by the Depository or its Participants of their individual obligations as described in this prospectus or under the rules and procedures governing their operations.

  Management of the Depository is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "year 2000 problems." The Depository has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its applications and systems, as the same relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within the Depository, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which the Depository has indicated is complete. Additionally, the Depository's plan includes a testing phase, which the Depository expects to be completed within appropriate time frames.

  However, the Depository's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depository licenses software and hardware, and third party vendors upon whom the Depository relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository has informed its Participants and other members of the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depository acquires services to:

  . impress upon them the importance of these services being year 2000 compliant; and

  . determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services.

  In addition, the Depository is in the process of developing contingency plans as it deems appropriate.

  According to the Depository, the foregoing information with respect to the Depository has been provided for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

  If problems associated with the year 2000 problem were to occur with respect to the Depository and the services described above, payments to holders would be delayed or otherwise adversely affected.

                           DESCRIPTION OF GUARANTEE

  The Guarantee Agreement will be executed and delivered by Downey concurrently with the issuance of the capital securities for the benefit of the holders of the capital securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee Agreement will be qualified as an indenture under the Trust Indenture Act. The following summary of provisions of the Guarantee Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Guarantee Agreement, including the definitions therein of terms, and the Trust Indenture Act. The form of the Guarantee Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, and copies of the Guarantee Agreement may be obtained as described under "Where You Can Find More Information." As used under this caption "Description of Guarantee," all references to "Downey" mean Downey Financial Corp. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

  Downey will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described below, the Guarantee Payments, as defined below, to the holders of the capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the capital securities, to the extent not paid by or on behalf of the trust (the "Guarantee Payments"), will be guaranteed by Downey under the Guarantee Agreement:

  . any accrued and unpaid Distributions required to be paid on the capital securities, to the extent that the trust has funds on hand available therefor at that time;

  . the Redemption Price with respect to any capital securities called for redemption, to the extent that the trust has funds on hand available therefor at that time; and

  . upon a voluntary or involuntary termination, winding up or liquidation of the trust (unless the junior subordinated debentures are distributed to the holders of the capital securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the trust remaining available for distribution to holders of the capital securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

  Downey's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Downey to the holders of the capital securities or by causing the trust to pay those amounts to the holders of the capital securities.

  Downey's guarantee (the "Guarantee") under the Guarantee Agreement will be an irrevocable guarantee on a subordinated basis of the trust's obligations under the capital securities, but will apply only to the extent the trust has funds sufficient to make those payments, and is not a guarantee of collection.

  If Downey does not make payments on the junior subordinated debentures held by the trust, the trust will not be able to pay amounts due on the capital securities and will not have funds available to pay amounts due on the capital securities. The Guarantee Agreement does not limit the incurrence or issuance of other secured or unsecured debt of Downey, including Senior and Subordinated Debt.

Status of the Guarantee

  The Guarantee will constitute an unsecured obligation of Downey and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the junior subordinated debentures.

  The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against Downey to enforce its rights under the Guarantee

Agreement without first instituting a legal proceeding against any other person or entity. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the capital securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the trust or upon distribution to the holders of the capital securities of the junior subordinated debentures.

Amendments and Assignment

  Except with respect to any changes which do not adversely affect the rights of holders of the capital securities in any material respect, in which case no consent will be required, the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding capital securities. All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of Downey and shall inure to the benefit of the holders of the capital securities then outstanding.

Events of Default

  An event of default under the Guarantee Agreement will occur upon the failure of Downey to perform any of its payment obligations thereunder, or to perform any of its non-payment obligations thereunder if the default remains uncured for 90 days after Downey receives notice of the default. The foregoing notice and cure conditions do not apply, however, with respect to Downey's default in payment of any guarantee payment. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the capital securities may institute a legal proceeding directly against Downey to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against the trust, the Guarantee Trustee or any other person or entity.

  Downey, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not Downey is in compliance with all the conditions applicable to it under the Guarantee Agreement.

Information Concerning the Guarantee Trustee

  The Guarantee Trustee, other than during the occurrence and continuance of a default by Downey in performance of its obligations under the Guarantee Agreement, undertakes to perform only those duties as are specifically provided in the Guarantee Agreement and, after default with respect to the Guarantee Agreement, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as discussed in this paragraph, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Guarantee Agreement

  The Guarantee Agreement will terminate and be of no further force and effect upon full payment of the Redemption Price of the capital securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of junior subordinated debentures to the holders of the capital securities upon the dissolution of the trust. The Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the Guarantee Agreement.

Governing Law

  The Guarantee Agreement will be governed by and construed under the laws of the State of New York.

                RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE
               JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

  Payments of Distributions and other amounts due on the capital securities, to the extent the trust has funds available for the payment of those amounts, will be irrevocably guaranteed by Downey on a subordinated basis as and to the extent described under "Description of Guarantee." Taken together, Downey's obligations under the junior subordinated debentures, the Indenture, the Trust Agreement, and the Guarantee Agreement will provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the same guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the capital securities. If and to the extent that Downey does not make payments on the junior subordinated debentures, the trust will not pay Distributions or other amounts due holders of the capital securities. Neither the Guarantee Agreement nor any of the other documents described above covers payment of Distributions or other amounts payable on the capital securities when the trust does not have sufficient funds to pay those amounts. In that event, the remedy of a holder of the capital securities is to institute a legal proceeding directly against Downey for enforcement of payment. The obligations of Downey under the Guarantee Agreement will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the same extent as the junior subordinated debentures.

Sufficiency of Payments

  As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover Distributions and other payments due on the capital securities, primarily because:

  . the aggregate principal amount of the junior subordinated debentures will be equal to the aggregate Liquidation Amount of the capital securities and common securities;

  . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and Distribution Dates and other payment dates for the capital securities;

  . Downey shall pay for all and any costs, expenses and liabilities of the trust except the trust's payment obligations to holders of the capital securities; and

  . the Trust Agreement further provides that the trust will not engage in any activity that is not consistent with its limited purposes.

  In connection with any Direct Action, Downey will be subrogated to the rights of any holder of Trust Securities to the extent of any payment made by Downey to any holder of the Trust Securities in the Direct Action.

Enforcement Rights of Holders of the Capital Securities under the Guarantee

  Holders of capital securities may institute a legal proceeding directly against Downey to enforce their rights under the Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the trust or any other person or entity.

  Downey's default or the event of default under any Senior or Subordinated Debt would not constitute a default or Debenture Event of Default with respect to the junior subordinated debentures. However, in the event of payment defaults under, or acceleration of any Senior or Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the junior subordinated debentures until the Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived or the acceleration has been rescinded.

Limited Purpose of the Trust

  The capital securities evidence beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds in junior subordinated debentures. A principal difference between the rights of a holder of the capital securities and the rights of a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will be entitled to receive from Downey the principal of and interest accrued on junior subordinated debentures held, while a holder of the capital securities will be entitled to receive Distributions from the trust.

Rights upon Dissolution

  Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust, other than a dissolution involving the distribution of the junior subordinated debentures to the holders of the capital securities, the holders of the capital securities will be entitled to receive, out of assets held by the trust, the Liquidation Distribution in cash, as discussed under "Description of the Capital Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Downey, the Property Trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Downey, subordinated in right of payment to all Senior and Subordinated Debt as described in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Downey receive payments or distributions. Since Downey is the guarantor under the Guarantee Agreement and will pay for all costs, expenses and liabilities of the trust, other than the trust's payment obligations to the holders of its capital securities, the position of a holder of the capital securities and the position of a holder of junior subordinated debentures relative to other creditors and to shareholders of Downey in the event of liquidation or bankruptcy of Downey are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

  The following is a summary of the material United States federal income tax consequences associated with the purchase, ownership and disposition of capital securities held as capital assets by a holder who purchased original capital securities upon initial issuance. We do not purport to deal with all aspects of federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor do we discuss the federal income tax consequences to some types of holders subject to special treatment under the federal income tax laws. These holders include banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, United States Alien Holders engaged in a U.S. trade or business or persons that will hold the capital securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of capital securities. Further, we do not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the capital securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder and the administrative and judicial interpretations of the Code and the Treasury Regulations, as of the date hereof, all of which might change, possibly on a retroactive basis. This discussion is based upon opinions issued by Manatt, Phelps & Phillips, LLP ("Tax Counsel"). An opinion of Tax Counsel is not binding on the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and we cannot assure that the IRS will not take contrary positions. Moreover, we cannot assure that the IRS will not challenge the opinions expressed herein or, if challenged, that the IRS would not be successful. Tax Counsel has reviewed this summary and is of the opinion that, to the extent that it constitutes matters of law or purports to describe particular provisions of the federal income tax laws, it is a correct summary in all material respects of the matters discussed herein.

Classification of the Junior Subordinated Debentures

  Tax counsel has rendered its opinion that the junior subordinated debentures will be classified for federal income tax purposes as indebtedness of Downey. Downey, the trust and the holders of the capital securities, by acceptance of a beneficial interest in a capital security, will agree to treat the junior subordinated debentures as indebtedness of Downey and the capital securities as evidence of a beneficial ownership interest in the junior subordinated debentures for all federal income tax purposes. We cannot assure, however, that the IRS will not challenge this position or, if challenged, that the IRS will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified as indebtedness of Downey for federal income tax purposes.

  Enron Corporation filed a petition in the United States Tax Court (Docket No. 6149-98) challenging the IRS' proposed disallowance of the deduction of interest expense on securities Enron Corporation issued in 1993 and 1994 that are similar to, although different in a number of respects from, the junior subordinated debentures. It has been reported to Tax Counsel that the IRS is not currently pursuing this issue in the pending Enron case.

  More recently, the IRS issued a technical advice memorandum (PLR 199910046), that addresses whether instruments that are similar in some respects to the junior subordinated debentures constituted debt or equity for federal income tax purposes. The IRS concluded that the instruments constituted debt. A technical advice memorandum may not be used or cited as a legal precedent, but it does provide some indication of the views of the IRS National Office on the issues addressed therein. While PLR 199910046 is supportive of Tax Counsel's opinion and our intended reporting position referred to above, the characterization action of instruments like the junior subordinated debentures continues to be an area of some controversy.

Classification of the Trust

  Tax Counsel has rendered its opinion that, under current law and assuming full compliance with the terms of the Trust Agreement and the Indenture, and other documents, and based on specific facts and assumptions contained in the opinion, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the junior subordinated debentures, and each holder will be required to include in its gross income any interest, or original issue discount ("OID") accrued, with respect to its allocable share of those junior subordinated debentures.

Interest Income and Original Issue Discount

  Under recently issued Treasury Regulations (the "Treasury Regulations") applicable to debt instruments issued on or after August 13, 1996, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Downey believes that the likelihood of its exercising its option to defer payments of interest is "remote" since exercising that option would, among other things, prevent Downey from declaring dividends on any class of its equity securities. Accordingly, Tax Counsel has rendered its opinion that the junior subordinated debentures will not be considered to be issued with OID and, accordingly, stated interest on the junior subordinated debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued according to the holder's method of tax accounting. The IRS has not addressed the Treasury Regulations in any rulings or other interpretations, and it is possible that the IRS could take a position contrary to the interpretation described herein.

  Under the Treasury Regulations, if Downey were to exercise its option to defer payments of interest, the junior subordinated debentures would at that time be treated as issued with OID, and all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remain outstanding. In this event, all of a holder's taxable interest income with respect to the junior subordinated debentures would thereafter be accounted for on an economic accrual basis regardless of the holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of capital securities would be required to include in gross income OID even though Downey would not make actual cash payments during an Extension Period. Moreover, under the Treasury Regulations, if the option to defer the payment of interest was determined not to be "remote," the junior subordinated debentures would be treated as having been originally issued with OID. In this event, all of a holder's taxable interest income with respect to the junior subordinated debentures would be accounted for on an economic accrual basis regardless of the holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

  Because income on the capital securities will constitute interest or OID, corporate holders of the capital securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the capital securities.

Distribution of Junior Subordinated Debentures to Holders of Capital
Securities

  Downey will have the right at any time to liquidate the trust and cause the junior subordinated debentures to be distributed to the holders of the capital securities under specific circumstances. Under current law, this distribution, for federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the junior subordinated debentures equal to the holder's aggregate tax basis in its capital securities. A holder's holding period in the junior subordinated debentures so received in liquidation of the trust would include the period during which the holder held the capital securities. If, however, the trust were characterized for federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the junior subordinated debentures may constitute a taxable event to the trust and to holders of capital securities and a holder's holding period in junior subordinated debentures would begin on the date the holder received the junior subordinated debentures.

  Under specific circumstances discussed under "Description of the Capital Securities," the junior subordinated debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their capital securities. Under current law, a redemption would, for federal income tax purposes, constitute a taxable disposition of the redeemed capital securities, and a holder would recognize a gain or loss as if he had sold the redeemed capital securities for cash. See "--Sales or Redemptions of Capital Securities."

Sales or Redemptions of Capital Securities

  A holder that sells capital securities, including a redemption of the capital securities either on the Stated Maturity Date or upon an optional redemption of the junior subordinated debentures by Downey, will recognize gain or loss equal to the difference between its adjusted tax basis in capital securities and the amount realized on the sale of capital securities, other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income. A holder's adjusted tax basis in the capital securities generally will be its initial purchase price increased by OID, if any, previously includable in the holder's gross income to the date of disposition and decreased by payments, if any, received on the capital securities in respect of OID. This gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the capital securities have been held for more than one year. For individuals the maximum tax on long term capital gains on most assets is 20% for amounts properly taken into account after January 1, 1998.

  The capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. A holder who uses the accrual method of accounting for tax purposes--and a cash method holder, if the junior subordinated debentures are deemed to have been issued with OID--who disposes of his capital securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the junior subordinated debentures through the date of disposition in income as ordinary income--i.e., interest or, if applicable, OID--and to add this amount to his adjusted tax basis in his pro rata share of the underlying junior subordinated debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, which will include all accrued but unpaid interest, a holder will recognize a capital loss. Except for limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Possible Tax Law Changes Affecting the Capital Securities

  In the recent past, President Clinton proposed legislation that would, among other things, have denied an issuer a deduction for United States federal income tax purposes for the payment of interest on instruments with characteristics similar to the junior subordinated debentures. This legislation was not enacted. We cannot assure, however, that legislation enacted after the date hereof would not adversely affect the tax treatment of the junior subordinated debentures, resulting in a Tax Event. The occurrence of a Tax Event may result in the redemption of the junior subordinated debentures for cash, in which event the holders of the capital securities would receive cash in redemption of their capital securities.

United States Alien Holders

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for federal income tax purposes.

  A "U.S. Holder" is a holder of capital securities who or which is:

  . a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes;

  . a corporation or partnership created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; or

  . an estate the income of which is includable in its gross income for federal income tax purposes without regard to its source. A trust is a U.S. Holder if, and only if:

    . a court within the United States is able to exercise primary supervision over the administration of the trust; and

    . one or more United States trustees have the authority to control all substantial decisions of the trust.

  Under present federal income tax laws:

  . payments by the trust or any of its paying agents to any holder of a capital security who or which is a United States Alien Holder will not be subject to federal withholding tax; provided that:

    . the beneficial owner of the capital security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Downey entitled to vote;

    . the beneficial owner of the capital security is not a controlled foreign corporation that is related to Downey through stock ownership; and

    .  either:

      . the beneficial owner of the capital security certifies to the trust or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address; or

      . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the capital security in such capacity, certifies to the trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the trust or its agent with a copy of the statement; and

  . a United States Alien Holder of a capital security will not be subject to federal withholding tax on any gain realized upon the sale or other disposition of a capital security.

  The IRS recently issued regulations which will be effective for payments made after December 31, 2000, making modifications to the certification procedures applicable to United States Alien Holders. In general, these regulations unify certification procedures and forms and clarify and modify reliance standards. A United States Alien Holder should consult with its own advisor regarding the effect of the new Treasury Regulations.

  As discussed above, changes in legislation or other events affecting the federal income tax treatment of the junior subordinated debentures are possible, and could adversely affect the ability of Downey to deduct the interest payable on the junior subordinated debentures. Moreover, legislation or other events could adversely affect United States Alien Holders by characterizing income derived from the junior subordinated debentures as dividends, generally subject to a 30% income tax, on a withholding basis, when paid to a United States Alien Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a United States Alien Holder.

Information Reporting to Holders

  Generally, income on the capital securities will be reported to holders on Form 1099, which forms should be mailed to holders of capital securities by January 31 following each calendar year.

Backup Withholding

  Payments made on, and proceeds from the sale of, the capital securities may be subject to a "backup" withholding tax of 31% unless the holder complies with specific identification requirements. Any withheld amounts will be allowed as a credit against the holder's federal income tax, provided the holder provides the required information to the IRS.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                         CERTAIN ERISA CONSIDERATIONS

  Downey, which is the obligor with respect to the junior subordinated debentures held by the trust, the Property Trustee and their affiliates may be considered "parties in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or "disqualified persons," within the meaning of Section 4975 of the Code, with respect to many individual retirement accounts that are subject to Section 408 of the Code or employee benefit plans that are subject to ERISA or to Section 4975 of the Code (collectively as "Plans"). Any purchaser proposing to acquire capital securities with assets of any Plan should consult with its counsel. The purchase and/or holding of capital securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code, including individual retirement arrangements and other Plans described in Section 4975(e)(1) of the Code, and with respect to which Downey, the Property Trustee or any affiliate is a service provider or otherwise is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the acquisition of the capital securities fall within an applicable exemption, like Prohibited Transaction Class Exemption ("PTCE") 84-14, an exemption for specific transactions determined by an independent qualified professional asset manager, PTCE 91-38, an exemption for specific transactions involving bank collective investment funds, PTCE 90-1, an exemption for specific transactions involving insurance company pooled separate accounts, PTCE 95-60, an exemption for specific transactions involving specific insurance company general accounts or PTCE 96-23, an exemption for specific transactions determined by an in-house asset manager.

  In addition, a Plan fiduciary considering the purchase of capital securities should be aware that, under regulations issued by the Department of Labor concerning what constitutes the assets of a Plan (the "Plan Assets Regulation"), the assets of the trust may be considered "plan assets" for ERISA purposes if Plans acquire the capital securities, unless an exception under those regulations applies. It is anticipated that the capital securities will qualify for the exception for "publicly-offered securities" because they will be sold in an offering registered under the Securities Act and will be registered under the Securities Exchange Act within the period required under the Plan Assets Regulation; it is expected that they will be held by 100 or more investors at the conclusion of the offering; and Downey believes that the capital securities will be "freely transferable." If the capital securities qualify for this exception, ownership of the capital securities by Plans would not cause the assets of the trust to constitute plan assets.

  The discussion herein of ERISA is general in nature and is not intended to be all inclusive. Any fiduciary of a Plan, governmental plan or church plan considering an investment in the capital securities should consult with its legal advisors regarding the consequence of an investment.

                                 UNDERWRITERS

  Under the terms and conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, A.G. Edwards & Sons, Inc., Prudential Securities Incorporated and Sutro & Co. Incorporated are acting as representatives, have severally agreed to purchase, and the trust has agreed to sell to them, severally, the respective number of capital securities indicated below.

                                                                     Number of
                                                                      Capital
            Name                                                     Securities
            ----                                                     ----------
Morgan Stanley & Co. Incorporated...................................
Dain Rauscher Wessels, a division of Dain Rauscher Incorporated.....
A.G. Edwards & Sons, Inc............................................
Prudential Securities Incorporated..................................
Sutro & Co. Incorporated............................................
                                                                     ---------
  Total............................................................. 3,000,000
                                                                     =========

  The underwriters are offering the capital securities subject to their acceptance of the capital securities from the trust and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the capital securities are subject to conditions, including the delivery of legal opinions by their counsel. The underwriters are obligated to purchase all the capital securities if any capital securities are purchased.

  The underwriters initially propose to offer part of the capital securities directly to the public at the public offering price appearing on the cover page of this prospectus. The underwriters may also offer the capital securities to securities dealers at a price that represents a concession not
in excess of $.    per capital security. Any underwriter may allow, and
dealers may reallow, a concession not in excess of $.    per capital security
to other securities dealers. After the initial offering of the capital securities, the offering price and other selling terms may from time to time be changed by the representatives.

  Because the proceeds from the sale of the capital securities will be used to purchase the junior subordinated debentures issued by Downey, the underwriting agreement provides that Downey will pay to the underwriters as compensation
for their services $.    per capital security or $     in the aggregate.
Downey's offering expenses, not including underwriting discounts and
commissions, are estimated to be $    .

  Downey and the trust have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period beginning on the date of the underwriting agreement and continuing through and including the date which is 30 days after the date of the underwriting agreement:

  . offer, pledge, sell, contact to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any debt securities or preferred stock of Downey or any securities of the trust or any similar trust or other entity affiliated with Downey, or any securities convertible into or exchangeable or exercisable for any debt securities or preferred stock of Downey or any securities of the trust or any similar trust or other entity affiliated with Downey; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any preferred stock or debt securities of Downey or any securities of the trust or any similar trust or other entity affiliated with Downey, whether any transaction described above is to be settled by delivery of securities of Downey, the trust or any similar trust or other entity, any other securities, in cash or otherwise, except for the issuance of the capital securities to the underwriters, the issuance of the common securities to Downey or the issuance of the junior subordinated debentures to the trust in connection with this offering.

  Before this offering, there has been no public market for the capital securities. The trust has applied to list the capital securities on the New York Stock Exchange. To meet one of the requirements for listing the capital securities on the New York Stock Exchange, the underwriters intend to sell capital securities to a minimum of 400 beneficial holders in lots of 100 capital securities or more. If the listing is approved, trading of the capital securities on the New York Stock Exchange is expected to begin within a 30-day period after the date of this prospectus. The representatives have advised Downey that they presently intend to make a market in the capital securities before the commencement of trading on the New York Stock Exchange. The representatives are not obligated to make a market in the capital securities, however, and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the capital securities.

  Downey, the trust and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act.

  To facilitate the offering of the capital securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the capital securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the capital securities for their own account. In addition, to cover over-allotments or to stabilize the price of the capital securities, the underwriters may bid for, and purchase, capital securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the capital securities in the offering, if the syndicate repurchases previously distributed capital securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the capital securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

  Matters of Delaware law relating to the validity of the capital securities, the enforceability of the Trust Agreement and the formation of the trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to Downey and the trust. The validity of the Guarantee Agreement, the Indenture and the junior subordinated debentures will be passed upon for Downey by Manatt, Phelps & Phillips, LLP, Menlo Park, California, counsel to Downey. Brown & Wood llp, San Francisco, California will act as counsel to the underwriters. Manatt, Phelps & Phillips, LLP and Brown & Wood llp will rely on the opinions of Richards, Layton & Finger, P.A. as to matters of Delaware law. Matters relating to United States federal income tax considerations will be passed upon for Downey by Manatt, Phelps & Phillips, LLP.

                                    EXPERTS

  Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   Securities and Exchange Commission registration fee................ $ 27,800
   NASD fees and expenses.............................................   20,500
   New York Stock Exchange fees.......................................   44,300
   Trustees' fees and expenses........................................   11,000
   Legal fees and expenses............................................  225,000
   Blue Sky fees and expenses.........................................   10,000
   Accounting fees and expenses.......................................   40,000
   Rating agency fees.................................................   65,000
   Printing expenses..................................................  150,000
   Miscellaneous expenses.............................................   25,000
                                                                       --------
     Total............................................................ $618,600
                                                                       ========

  All of the above items except the registration fee are estimated.

Item 15. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "DGCL") contains detailed provisions on indemnification of directors and officers against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with legal proceedings. Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, like Downey, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

  Our bylaws provide that we shall indemnify and hold harmless to the fullest extent authorized by the DGCL each person who is or was a director or officer of Downey against all expense, liability and loss, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by the director or officer. The indemnification shall continue as to a person who has ceased to be a director or officer; provided, however, that, except as otherwise provided in our bylaws, we shall indemnify any person seeking indemnification in connection with a proceeding initiated by that person only if our board of directors authorized the proceeding. The right to indemnification conferred in our bylaws is a contract right and includes the right to have us pay the expenses incurred in defending the proceeding in advance of its final disposition. However, if the DGCL requires the payment of expenses incurred in advance of the final disposition of a proceeding, we shall make payment only upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under the bylaws or otherwise. Our bylaws create a right to indemnification whether or not the proceeding to which the indemnification relates arose in whole or in part before adoption of the indemnification provisions of our bylaws.

  The rights of indemnification provided in our bylaws are not exclusive of any other rights which may be available under Delaware law, any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, our bylaws authorize us to maintain insurance on behalf of any person who is or was a director or officer of Downey or another entity at our expense, whether or not we would have the power to provide indemnification to the person under the DGCL. We currently maintain directors' and officers' liability insurance. The indemnification provisions may, in some instances, cover acts of directors and officers that may not be covered by insurance.

  These provisions require indemnification even in cases in which the conduct giving rise to the request for indemnification may have been negligent, grossly negligent or reckless. Although equitable remedies may be available in some instances, these indemnification provisions cover any expenses or damages resulting from these suits.

  Our certificate of incorporation provides for the elimination, except in limited circumstances, of the liability of our directors for monetary damages for breach of fiduciary duty to Downey and its shareholders. Under our certificate of incorporation, a director shall not be personally liable to Downey or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Downey or its shareholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payment of dividends or unlawful stock purchase or redemption; or

  . for any transaction from which the director derived an improper personal benefit.

  The underwriting agreement with respect to the offering of securities registered hereunder will also provide for indemnification of Downey and its officers and directors who signed this registration statement by the underwriters, against certain liabilities including liabilities under the Securities Act of 1933.

  The Amended and Restated Trust Agreement also provides that we shall indemnify the Property Trustee, the Delaware Trustee, the Administrative Trustee, or any of their affiliates, or any officers, directors, shareholders, employees, representatives, or agents of the Property Trustee, the Delaware Trustee and the Administrative Trustee, each, a "Fiduciary Indemnified Person," for, and hold each Fiduciary Indemnified Person harmless, to the fullest extent permitted by applicable law, against, any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever a Fiduciary Indemnified Person incurred by reason of the creation, operation or dissolution of the trust or any act or omission the Fiduciary Indemnified Person performed or omitted in good faith on behalf of the trust and in a manner the Fiduciary Indemnified Person reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Person by the Amended and Restated Trust Agreement. However, no Fiduciary Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim the Fiduciary Indemnified Person incurred by reason of gross negligence, or ordinary negligence in the case of the Property Trustee, bad faith or willful misconduct with respect to the acts or omissions.

Item 16. Exhibits

  (a) Exhibits

  1.1 Form of Underwriting Agreement.*

  4.1 Form of Junior Subordinated Indenture between Downey Financial Corp. and
      Wilmington Trust Company, as Trustee (includes Form of Junior
      Subordinated Debenture).*

  4.2 Certificate of Trust of Downey Financial Capital I.*

  4.3 Trust Agreement of Downey Financial Capital I dated as of May 25, 1999.*

  4.4 Form of Amended and Restated Trust Agreement of Downey Financial Capital
      I.*

  4.5 Form of Capital Securities Certificate of Downey Financial Capital I.*

  4.6 Form of Capital Securities Guarantee Agreement.*

  5.1 Opinion and Consent of Manatt, Phelps & Phillips, LLP.*

  5.2 Opinion and Consent of Richards, Layton & Finger, P.A.*

  8.1 Opinion and Consent of Manatt, Phelps & Phillips, LLP, counsel to Downey
      Financial Corp., as to certain federal income tax matters.+

 12.1 Statement of Computation of Ratio of Earnings to Fixed Charges.*

 23.1 Consent of KPMG LLP.

 23.2 Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 above).*

 23.3 Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above).*

 23.4 Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 above).*

 24.1 A power of attorney is set forth on the signature page of the Registration Statement.*

 25.1 Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Subordinated Indenture.*

 25.2 Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Trust Agreement.*

 25.3 Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Capital Securities Guarantee Agreement.*

--------

* Previously filed as an exhibit to the Registration Statement on Form S-3 filed with the SEC on June 2, 1999.

+ Supersedes and replaces Exhibit 8.1 filed as an exhibit to the Registration
  Statement on Form S-3 filed with the SEC on June 2, 1999.

Item 17. Undertakings

  The undersigned Registrants hereby undertake as follows:

    (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Downey's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, trustee or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on July 6, 1999.

                                          Downey Financial Corp.


                                          By: /s/ Daniel D. Rosentha
                                             -----------------------------
                                             Daniel D. Rosenthal
                                             President and Chief Executive
                                             Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on July 6, 1999.

              Signature                                     Title
              ---------                                     -----
/s/ Daniel D. Rosenthal                President, Chief Executive Officer and Director
___________________________________     (Principal Executive Officer)
Daniel D. Rosenthal

/s/ Thomas E. Prince                   Executive Vice President and Chief Financial
___________________________________     Officer (Principal Financial and Accounting
Thomas E. Prince                        Officer)

      *                                Director
___________________________________
Michael Abrahams

      *                                Director
___________________________________
Paul Kouri

      *                                Director
___________________________________
Maurice McAlister

      *                                Director
___________________________________
Brent McQuarrie

      *                                Director
___________________________________
Cheryl E. Olson

      *                                Director
______________________________________
Lester C. Smull

      *                                Director
______________________________________
Sam Yellen

*By:  /s/ Thomas E. Prince
  -------------------------------


     Thomas E. Prince

     Attorney-in-fact

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on July 6, 1999.

                                          Downey Financial Capital Trust I

                                              /s/ Daniel D. Rosenthal
                                          By: _________________________________
                                             Daniel D. Rosenthal, Trustee

                                              /s/ Thomas E. Prince
                                          By: _________________________________
                                             Thomas E. Prince, Trustee

                                              /s/ Paul G. Woollatt
                                          By: _________________________________
                                             Paul G. Woollatt, Trustee

                               Index to Exhibits

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number  Description                                                   Page
 ------- -----------                                               ------------
  1.1    Form of Underwriting Agreement.*

  4.1    Form of Junior Subordinated Indenture between Downey
         Financial Corp. and Wilmington Trust Company, as
         Trustee (includes Form of Junior Subordinated Debenture).*

  4.2    Certificate of Trust of Downey Financial Capital I.*

  4.3 Trust Agreement of Downey Financial Capital I dated as of May 25, 1999.*

  4.4    Form of Amended and Restated Trust Agreement of Downey
         Financial Capital I.*

  4.5    Form of Capital Securities Certificate of Downey
         Financial Capital I.*

  4.6    Form of Capital Securities Guarantee Agreement.*

  5.1    Opinion and Consent of Manatt, Phelps & Phillips, LLP.*

  5.2    Opinion and Consent of Richards, Layton & Finger, P.A.*

  8.1 Opinion and Consent of Manatt, Phelps & Phillips, LLP, counsel to Downey Financial Corp., as to certain federal income tax matters.+

 12.1    Statement of Computation of Ratio of Earnings to
         Fixed Charges.*

 23.1    Consent of KPMG LLP.

 23.2    Consent of Manatt, Phelps & Phillips, LLP (included in
         Exhibit 5.1 above).*

 23.3 Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above).*

 23.4 Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1 above).*

 24.1 A power of attorney is set forth on the signature page of the Registration Statement.*

 25.1    Form T-1 Statement of Eligibility of Wilmington Trust
         Company to act as trustee under the Subordinated Indenture.*

 25.2 Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Trust
         Agreement.*

 25.3 Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Capital Securities Guarantee
         Agreement.*

--------

* Previously filed as an exhibit to the Registration Statement on Form S-3 filed with the SEC on June 2, 1999.

+ Supersedes and replaces Exhibit 8.1 filed as an exhibit to the Registration
  Statement on Form S-3 filed with the SEC on June 2, 1999.